Filed Pursuant to Rule 424(b)(3)
Registration No. 333-145756
PROSPECTUS

$350,000,000

BELDEN INC.

EXCHANGE OFFER FOR 7% SENIOR SUBORDINATED NOTES DUE 2017

We hereby offer, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal (which together constitute the “exchange offer”), to exchange up to $350,000,000 aggregate principal amount of our 7% Senior Subordinated Notes due 2017, and the guarantees thereof, which have been registered under the Securities Act of 1933, as amended, which we refer to as the exchange notes, for an equal aggregate principal amount of our currently outstanding 7% Senior Subordinated Notes due 2017, and the guarantees thereof, that were issued on March 16, 2007, which we refer to as the old notes. We refer to the old notes and the exchange notes collectively as the notes.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 9, 2007, UNLESS EXTENDED.

The material terms of the exchange offer are summarized below and are more fully described in this prospectus.

Material Terms of the Exchange Offer

•	The terms of the exchange notes are substantially identical to those of the old notes except that the exchange notes are registered under the Securities Act of 1933, as amended, and the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes.

•	We will exchange all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

•	You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	The exchange of notes should not be a taxable event for U.S. federal income tax purposes.

•	There is no public market for the exchange notes. We have not applied, and do not intend to apply, for listing of the exchange notes on any national securities exchange or automated quotation system.

See “Risk Factors” beginning on page 8 of this prospectus for a discussion of certain risks that you should consider carefully before participating in the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. This prospectus, as amended or supplemented, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We have agreed that for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resales. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 7, 2007.

We have not authorized anyone to give you any information or to make any representations about us or the exchange offer other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules of the Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. This information is available to you at no cost, upon your request. You can request this information by writing or telephoning us at the following address: Investor Relations, Belden Inc., 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105, telephone number (314) 854-8000, email info@belden.com.

In order to obtain timely delivery, you must request information no later than October 1, 2007, which is five business days before the scheduled expiration of the exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have also filed with the SEC a registration statement on Form S-4, which you can access on the SEC’s Internet site at http://www.sec.gov, to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also obtain certain of these documents on our Internet site at http://www.belden.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus incorporates by reference important business and financial information about our company that is not included in or delivered with this document. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus that is modified or superseded by subsequently filed materials shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents set forth below that we have previously filed with the SEC, including all exhibits thereto, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from now until the termination of the exchange offer:

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Report on Form 10-Q for the quarter ended March 25, 2007;

•	Quarterly Report on Form 10-Q for the quarter ended June 24, 2007;

•	Definitive Proxy Statement filed on April 11, 2007; and

•	Current Reports on Form 8-K filed on January 30, 2007, February 2, 2007, February 8, 2007 (with respect to the earliest event reported occurring on February 2, 2007), February 9, 2007, February 22, 2007, February 28, 2007, March 19, 2007, April 2, 2007, April 24, 2007, May 29, 2007, May 30, 2007, June 14, 2007 and July 26, 2007 (with respect to the earliest event reported occurring on July 23, 2007).

You can obtain any of the documents incorporated by reference into this prospectus from the SEC’s web site at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning to the address and telephone set forth below. We will provide, without charge, upon written or oral request, copies of any or all of the documents incorporated by reference into this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference therein). You should direct requests for documents to:
Belden Inc.
7701 Forsyth Boulevard
Suite 800
St. Louis, Missouri 63105
Attention: Investor Relations
Telephone: (314) 854-8000
Email: info@belden.com

In order to obtain timely delivery of any copies of filings requested, please write or call us no later than October 1, 2007, which is five business days before the expiration date of the exchange offer.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance contained in this prospectus under the headings “Summary” and “Risk Factors” and in our 2006 Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in this prospectus under the headings “Summary” and “Risk Factors” and in our 2006 Annual Report on Form 10-K under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” could cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from our expectations include:

•	changes in the level of economic activity in North America and Europe;

•	changes in the price and availability of raw materials;

•	competition;

•	ability to maintain relationships with our distributors;

•	fluctuations in effective income tax rate;

•	ability to achieve planned cost savings;

•	ability to comply with environmental and other laws and regulations;

•	asset impairments;

•	changes in accounting rules;

•	fluctuations in currency exchange rates;

•	political and economic uncertainties in the foreign countries in which we do business;

•	ability to introduce and develop new products;

•	funding of defined benefit pension plans;

•	ability to maintain good relationships with our employees;

•	ability to protect our intellectual property and defend against claims of third parties that we have violated their intellectual property rights;

•	incurrence of cash and non-cash charges in connection with plant closures;

•	ability to retain senior management and key employees;

•	ability to find suitable acquisition partners;

•	ability to effectively manage the commercial integration of connectivity;

•	downgrades in our credit ratings; and

•	other risks and uncertainties described from time to time in our periodic filings with the SEC.

Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date hereof. We do not undertake and expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. You should read the entire prospectus carefully, paying particular attention to the matters discussed under the caption “Risk Factors” and our consolidated financial statements and accompanying notes, as well as the information incorporated by reference, request from us all additional public information you wish to review relating to us and complete your own examination of us and the terms of the exchange offer and the exchange notes before making an investment decision. Unless otherwise indicated, “Belden,” “we,” “us,” and “our” refer to Belden Inc. and its consolidated subsidiaries. Prior to May 24, 2007, Belden Inc. was known as Belden CDT Inc.

Our Company

Belden designs, manufactures and markets signal transmission products for data networking and a wide range of specialty electronics markets. We focus on segments of the worldwide cable and connectivity market that require highly differentiated, high-performance products. We add value through design, engineering, excellence in manufacturing, product quality, and customer service.

We were incorporated in Delaware in 1988. Our common stock is listed on the New York Stock Exchange under the symbol “BDC”. Our principal executive offices are located at 7701 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105, and our telephone number is (314) 854-8000. Additional information about us may be found on our web site at http://www.belden.com. The contents of our web site are not part of this prospectus.

The Exchange Offer

The following is a brief summary of certain material terms of the exchange offer. For a more complete description of the terms of the exchange offer, see “The Exchange Offer” in this prospectus.

Background	On March 16, 2007, we issued $350,000,000 aggregate principal amount of our 7% Senior Subordinated Notes due 2017, or the old notes, to Wachovia Capital Markets, LLC and UBS Securities LLC, as the initial purchasers, in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers then sold the old notes to qualified institutional buyers in reliance on Rule 144A and to persons outside the United States in reliance on Regulation S under the Securities Act. Because the old notes have been sold in reliance on exemptions from registration, the old notes are subject to transfer restrictions. In connection with the issuance of the old notes, we entered into a registration rights agreement with the initial purchasers pursuant to which we agreed, among other things, to deliver to you this prospectus and to complete an exchange offer for the old notes.

The Exchange Offer	We are offering to exchange up to $350,000,000 aggregate principal amount of our 7% Senior Subordinated Notes due 2017, or the exchange notes, for an equal aggregate principal amount of old notes. The terms of the exchange notes are identical in all material respects to the terms of the old notes, except that the exchange notes have been registered under the Securities Act and do not contain transfer restrictions, registration rights or additional interest provisions. You should read the discussion set forth under ‘‘Description of the Exchange Notes” for further information regarding the exchange notes. In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. We will issue and deliver the exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes	Based on interpretations by the SEC’s Staff, as detailed in a series of no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you, or the person or entity receiving the exchange notes, acquires the exchange notes in the ordinary course of business;

• neither you nor any such person or entity receiving the exchange notes is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

• neither you nor any such person or entity receiving the exchange notes has an arrangement or understanding with any person or entity to participate in any distribution of the exchange notes; and

• neither you nor any such person or entity receiving the exchange notes is an “affiliate” of Belden Inc., as that term is defined in Rule 405 under the Securities Act.

We have not submitted a no-action letter to the SEC and there can be no assurance that the SEC would make a similar determination with respect to this exchange offer. If you do not meet the conditions described above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes. If you fail to comply with these requirements you may incur liabilities under the Securities Act, and we will not indemnify you for such liabilities.

Each broker-dealer that is issued exchange notes in the exchange offer for its own account in exchange for old notes acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes issued in the exchange offer. See “Plan of Distribution.”

Expiration Date	5:00 p.m., New York City time, on October 9, 2007, unless, in our sole discretion, we extend or terminate the exchange offer.

Withdrawal Rights	You may withdraw tendered old notes at any time prior to 5:00 p.m., New York City time, on the expiration date. See “The Exchange Offer—Terms of the Exchange Offer.”

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, including our determination that the exchange offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Old Notes	You may tender your old notes by instructing your broker or bank where you keep the old notes to tender them for you. In some cases, you may be asked to submit the blue-colored letter of transmittal that may accompany this prospectus. By tendering your old notes, you will represent to us, among other things, (1) that you are, or the person or entity receiving the exchange notes, is acquiring the exchange notes in the ordinary course of business, (2) that neither you nor any such other person or entity has any arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act and (3) that neither you nor any such other person or entity is our affiliate within the meaning of Rule 405 under the Securities Act. Your old notes will be tendered in integral multiples of $1,000. Exchange notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

A timely confirmation of book-entry transfer of your old notes into the exchange agent’s account at The Depository Trust Company, or DTC, according to the procedures described in this prospectus under “The Exchange Offer,” must be received by the exchange agent before 5:00 p.m., New York City time, on the expiration date.

Consequences of Failure to Exchange	Any old notes not accepted for exchange for any reason will be credited to an account maintained at DTC promptly after the expiration or termination of the exchange offer. Old notes that are not tendered, or that are tendered but not accepted, will be subject to their existing transfer restrictions. We will have no further obligation, except under limited circumstances, to provide for registration under the Securities Act of the old notes. The liquidity of the old notes could be adversely affected by the exchange offer. See “Risk Factors—Risks Related to Retention of the Old Notes—If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.”

Taxation	The exchange of old notes for exchange notes by tendering holders should not be a taxable event for U.S. federal income tax purposes. For more details, see “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. For more details, see “Use of Proceeds.”

Exchange Agent	U.S. Bank National Association is serving as the exchange agent in connection with the exchange offer. The address, telephone number and facsimile number of the exchange agent are listed under “The Exchange Offer—Exchange Agent.”

Terms of the Exchange Notes

The following is a brief summary of certain material terms of the exchange notes. For more complete information about the exchange notes, see “Description of the Exchange Notes” in this prospectus.

Issuer	Belden Inc. (formerly known as Belden CDT Inc.)

Securities Offered	$350,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2017.

Maturity Date	March 15, 2017.

Interest	Interest on the exchange notes will accrue at a rate of 7% per annum, payable semi-annually on March 15 and September 15 of each year, commencing March 15, 2008.

Guarantees	The exchange notes will be guaranteed on a senior subordinated basis by our current and future subsidiaries that guarantee our senior secured credit facility.

Ranking	The exchange notes and guarantees will be unsecured senior subordinated obligations of us and the guarantors and will rank senior to our convertible subordinated debentures and all future junior subordinated indebtedness of us and the guarantors. The exchange notes and guarantees will rank equal in right of payment with all future senior subordinated debt of us and the guarantors, and will be subordinated to all of our and the guarantors’ existing and future senior debt, including borrowings under our senior secured credit facility. As of June 24, 2007, we and the guarantors had no senior debt outstanding and $225.0 million of available borrowing capacity under our senior secured credit facility (subject to $7.2 million in outstanding letters of credit). In addition, our senior secured credit facility provides for an uncommitted incremental facility in the amount of $125.0 million. As of June 24, 2007, our non-guarantor subsidiaries had approximately $361.6 million of indebtedness and other liabilities that ranked structurally senior to the exchange notes. The indenture governing the exchange notes will allow us to incur additional debt, including senior secured debt.

Optional Redemption	Beginning on March 15, 2012, we may redeem some or all of the exchange notes at the redemption prices set forth under “Description of the Exchange Notes—Optional Redemption” plus accrued and unpaid interest on the exchange notes to the date of redemption. In addition, prior to March 15, 2012, we may redeem some or all of the exchange notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus the “make-whole” premium set forth in this prospectus. At any time prior to March 15, 2010, we may redeem up to 35% of the exchange notes at a redemption price of 107%, plus accrued and unpaid interest, if any, to the date of redemption, with the proceeds of certain sales of our equity securities. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the exchange notes remains outstanding and the redemption occurs within 90 days of the closing of the equity offering. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control	Upon the occurrence of certain changes of control, we must offer to repurchase the exchange notes at 101% of their aggregate principal amount, plus accrued and unpaid interest to the date of repurchase.

Restrictive Covenants	The indenture governing the exchange notes will contain certain covenants limiting our ability and the ability of our restricted subsidiaries to, under certain circumstances:

• incur additional debt;

• pay dividends or make other distributions on, redeem or repurchase, capital stock, or make investments or other restricted payments;

• enter into transactions with affiliates;

• engage in sale and leaseback transactions;

• dispose of assets or issue stock of restricted subsidiaries;

• create liens on assets; or

• effect a consolidation or merger or sell all, or substantially all, of our assets.

These covenants are subject to a number of important limitations, exceptions and qualifications as described in this prospectus under “Description of the Exchange Notes—Certain Covenants.” At any time that the exchange notes are rated investment grade, and subject to certain conditions, certain covenants will be suspended with respect to the exchange notes. See “Description of the Exchange Notes—Certain Covenants.”

DTC Eligibility	The exchange notes will be issued in book-entry form and will be represented by a permanent global security deposited with a custodian for and registered in the name of the nominee of DTC in New York, New York. Beneficial interests in the global security will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interests may not be exchanged for certificated securities, except in limited circumstances. See “Description of the Exchange Notes—Book-Entry Delivery and Form.”

Absence of a Public Market	The exchange notes are new securities for which there currently is no market. An active trading market for the exchange notes may not develop or be sustained.

Governing Law	The exchange notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors	See “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in the exchange notes.

Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges for Belden and its subsidiaries on a consolidated basis for each of the periods indicated. We calculated the ratio of earnings to fixed charges by dividing earnings by total fixed charges. Earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges include (i) interest expense, whether expensed or capitalized, (ii) amortization of debt issuance cost and (iii) the portion of rental expense representative of the interest factor.

Six Months Ended
June 24,	Twelve Months Ended December 31,
2007	2006	2005	2004	2003	2002

6.2x	7.3x	4.0x	2.4x	1.7x	1.0x

Recent Developments

On August 16, 2007, we announced a $100 million share repurchase program. Under the program, repurchases may occur in the open market or in privately negotiated transactions, at times and prices considered appropriate. We retain the right to terminate this program at any time.

RISK FACTORS

Investing in the exchange notes involves risks. You should carefully consider the following risks in addition to the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007 and incorporated by reference into this prospectus. You should also consider the other information contained in this prospectus and the documents incorporated by reference into this prospectus before exchanging your old notes for the exchange notes. See “Incorporation of Certain Information by Reference.” The risks described below and in these other documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could also impair our business, operating results or financial condition. In such a case, you could lose all or a part of your original investment.

Risks Related to the Exchange Notes

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the exchange notes.

We have a significant amount of indebtedness. As of June 24, 2007, we had total indebtedness of $460.0 million and an additional $225.0 million of revolving availability under our senior secured credit facility, subject to $7.2 million of outstanding letters of credit. In addition, our senior secured credit facility provides an uncommitted incremental facility in the amount of $125.0 million and requires us, in certain circumstances to maintain a level of liquidity.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flows from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund acquisitions, working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds; and

•	limit our ability to make future acquisitions.

In addition, our senior secured credit facility, the indenture governing the exchange notes and, to a lesser extent, the indenture governing our 4.00% Convertible Subordinated Debentures due 2023, or convertible subordinated debentures, contain restrictive (and, in the case of the senior secured credit facility, financial) covenants that limit our ability to engage in activities that may be in our best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the exchange notes, the indenture governing our convertible subordinated debentures and our senior secured credit facility do not fully prohibit us or our subsidiaries from doing so. As of June 24, 2007, we had an additional $225.0 million of revolving availability under our senior secured credit facility, subject to $7.2 million of outstanding letters of credit. In addition, our senior secured credit facility provides an uncommitted incremental facility in the amount of $125.0 million. Any borrowings under our senior secured credit facility will be senior to the exchange notes. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund capital expenditures, acquisitions and research and development efforts will depend on our ability to generate cash. This, to a certain extent, is subject to economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our senior secured credit facility will be adequate to meet our current liquidity needs.

We cannot assure you, however, that our business will generate sufficient cash flows from operations, that anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our senior secured credit facility or that we can obtain alternative financing proceeds in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility or the exchange notes, on commercially reasonable terms or at all.

Your right to receive payments on the exchange notes and the guarantees will be junior to the rights of lenders under our senior secured credit facility and to all of our and the guarantors’ other senior indebtedness, including any of our or the guarantors’ future senior debt.

The exchange notes and the guarantees rank in right of payment behind all of our and the guarantors’ existing and future senior indebtedness, including borrowings under our senior secured credit facility, and will rank junior in right of payment behind all of our and the guarantors’ future borrowings, except any future indebtedness that expressly provides that it ranks equally or is junior in right of payment to the exchange notes and the guarantees. See “Description of the Exchange Notes.” As of June 24, 2007, we had $225.0 million of revolving availability under our senior secured credit facility, subject to $7.2 million of outstanding letters of credit. In addition, our senior secured credit facility also provides an uncommitted incremental facility in the amount of $125.0 million. As of June 24, 2007, we did not have any senior indebtedness outstanding, but we have the ability to incur substantial additional indebtedness, including senior indebtedness, in the future. If we were to borrow under the senior secured credit facility, the exchange notes and the guarantees would be contractually subordinated to the amount of such borrowing.

We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the exchange notes or the guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior secured credit facility, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the exchange notes or the guarantees for a designated period of time. See “Description of the Exchange Notes—Subordination.” Because of the subordination provisions in the exchange notes and the guarantees, in the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or a guarantor, our or the guarantor’s assets will not be available to pay obligations under the exchange notes or the applicable guarantee until we have, or the guarantor has, made all payments in cash on its senior indebtedness. Sufficient assets may not remain after all these payments have been made to make any payments on the exchange notes or the applicable guarantee, including payments of principal or interest when due. In addition, in the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the guarantors, holders of the exchange notes will participate with trade creditors and all other holders of our and the guarantors’ senior subordinated indebtedness, as the case may be, in the assets remaining after we and the guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the exchange notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the exchange notes may receive less, ratably, than holders of trade payables or other unsecured, unsubordinated creditors in any such proceedings. In any of these cases, we and the guarantors may not have sufficient funds to pay all of our creditors, and holders of the exchange notes may receive less, ratably, than the holders of senior indebtedness. See “Description of the Exchange Notes—Ranking.”

Our obligation to make cash payments in respect of our convertible subordinated debentures could adversely affect our ability to fulfill our obligations under the exchange notes.

Our convertible subordinated debentures may be redeemed at our option on or after July 21, 2008. In addition, the indenture governing the convertible subordinated debentures provides that a portion of the consideration upon conversion of the convertible subordinated debentures be paid in cash, and the indenture governing the exchange notes will permit us to make those payments subject to certain conditions and limitations. We will be unable to control timing of any conversion of the convertible subordinated debentures. As a result of making cash payments on the convertible subordinated debentures, we may not have sufficient cash to pay the principal of, or interest on, the exchange notes. For example, if a significant amount of convertible subordinated debentures were converted shortly before a regular interest payment date for the exchange notes offered hereby, we may not have sufficient cash to make the interest payment on the exchange notes.

Your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of June 24, 2007, the exchange notes were effectively junior to approximately $361.6 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated approximately 50% of our consolidated revenues in the six-month period ended June 24, 2007 and approximately 40% of our consolidated revenues in the twelve-month period ended December 31, 2006. As of June 24, 2007, our non-guarantor subsidiaries held approximately 66% of our consolidated assets. See our consolidated financial statements and accompanying notes included elsewhere in this prospectus.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee can be voided, or claims in respect of a guarantee can be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee can be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of these exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

The amount that can be collected under the guarantees will be limited.

Each of the guarantees will be limited to the maximum amount that can be guaranteed by a particular guarantor without rendering the guarantee, as it relates to that guarantor, voidable. See the immediately preceding risk factor above. In general, the maximum amount that can be guaranteed by a particular guarantor may be less, including significantly less, than the principal amount of the exchange notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our senior secured credit facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a “change of control” under the indenture. See “Description of the Exchange Notes—Repurchase at the Option of Holders.”

The exchange notes are not secured by our assets and the lenders under our senior secured credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

In addition to being subordinated to all of our and the guarantors’ existing and future senior debt, the exchange notes and the guarantees will not be secured by any of our or their assets. Our obligations under our senior secured credit facility are secured by, among other things, a first priority pledge of all the capital stock held by Belden Inc. or a material domestic subsidiary in our domestic subsidiaries, a first priority pledge of 65% of the voting stock held by Belden Inc. or a material domestic subsidiary in our first tier foreign subsidiaries and a first priority security interest in substantially all of our and our material domestic subsidiaries’ assets other than real property. As of June 24, 2007, we did not have any senior secured indebtedness. If we become insolvent or are liquidated, or if payment under the senior secured credit facility or in respect of any other secured indebtedness is accelerated, the lenders under our senior secured credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facility or other senior debt). Upon the occurrence of any event of default under our senior secured credit facility (and even without accelerating the indebtedness under our senior secured credit facility), the lenders may be able to prohibit the payment of the exchange notes and the guarantees by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the exchange notes.

The assets of our subsidiaries that are not guarantors will be subject to prior claims by creditors of those subsidiaries.

The indenture governing the exchange notes will not limit our ability to invest in restricted subsidiaries that are not guarantors of the exchange notes. You will not have a claim as a creditor against our subsidiaries that are not guarantors of the exchange notes. In addition, our existing and future foreign and non-material domestic subsidiaries will not guarantee the exchange notes. Therefore, the assets of our non-guarantor subsidiaries will be subject to prior claims by creditors of those subsidiaries, whether secured or unsecured. Unrestricted subsidiaries under the indenture are also not subject to the covenants in the indenture. The indenture will permit our restricted subsidiaries that are not guarantors of the exchange notes to incur significant debt. See “Description of the Exchange Notes—Certain Covenants—Incurrence of Indebtedness.” Our non-guarantor subsidiaries generated approximately 50% of our consolidated revenues in the six-month period ended June 24, 2007 and approximately 40% of our consolidated revenues in the twelve-month period ended December 31, 2006. As of June 24, 2007, our non-guarantor subsidiaries held approximately 66% of our consolidated assets and had approximately $361.6 million of liabilities that ranked structurally senior to the exchange notes. See our consolidated financial statements and accompanying notes included elsewhere in prospectus.

There is no public market for the exchange notes and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issuance of securities and they have no existing trading market. We do not intend to list the exchange notes on any national securities exchange or automated quotation system. Accordingly, an active trading market for the exchange notes may not develop or be sustained, and the exchange notes may not have sufficient liquidity to avoid price volatility and trading disadvantages. The liquidity of any trading market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the exchange notes and other factors. In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions that could adversely affect their value and liquidity.

Risks Related to Retention of the Old Notes

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

We will only issue exchange notes in exchange for old notes that are validly tendered in accordance with the procedures set forth in this prospectus. Therefore, you should carefully follow the instructions on how to tender your old notes. See “The Exchange Offer—Procedures for Tendering Old Notes.” We did not register the old notes under the Securities Act, nor do we intend to do so following the exchange offer. If you do not exchange your old notes in the exchange offer, or if your old notes are not accepted for exchange, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will lose your right to have your old notes registered under the federal securities laws, except in limited circumstances. As a result, you will not be able to offer or sell old notes except in reliance on an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

Because we anticipate that most holders of old notes will elect to exchange their old notes, we expect that the liquidity of the trading market for any old notes remaining after the completion of the exchange offer will be substantially reduced. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate number of old notes outstanding. Accordingly, the liquidity of the market for any old notes could be adversely affected and you may be unable to sell them.

Risks Related to the Exchange Offer

The consummation of the exchange offer may not occur.

We are not obligated to complete the exchange offer under certain circumstances. See “Description of the Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their exchange notes.

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the exchange notes.

In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. In addition, if you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of those exchange notes.

This list of risk factors is not exhaustive. Other considerations besides those mentioned above might cause our actual results to differ from expectations expressed in any forward-looking statement.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of old notes with an opportunity to acquire exchange notes which, unlike the old notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the exchange notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the exchange notes.

The old notes were originally issued and sold on March 16, 2007, the issue date, to the initial purchasers, pursuant to the purchase agreement dated March 13, 2007. The old notes were issued and sold in a transaction not registered under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act. The concurrent resale of the old notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The old notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.. Pursuant to Rule 144 promulgated under the Securities Act (referred to in clause (iv) of the preceding sentence), the old notes may generally be resold (a) commencing one year after the issue date, in an amount up to, for any three-month period, the greater of 1% of the old notes then outstanding or the average weekly trading volume of the old notes during the four calendar weeks preceding the filing of the required notice of sale with the SEC and (b) commencing two years after the issue date, in any amount and otherwise without restriction by a holder who is not, and has not been for the preceding three months, our affiliate. Certain other exemptions may also be available under other provisions of the federal securities laws for the resale of the old notes.

In connection with the original issuance and sale of the old notes, we entered into a registration rights agreement, pursuant to which we agreed to file with the SEC a registration statement covering the exchange by us of the exchange notes for the old notes, or the exchange offer. The registration rights agreement provides that we will file with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and offer to holders of old notes who are able to make certain representations the opportunity to exchange their old notes for exchange notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the exchange notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the exchange notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any exchange notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement (including certain indemnification rights and obligations).

Each holder of old notes that exchanges such old notes for exchange notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any exchange notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of exchange notes and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. Subject to the minimum denomination requirements of the exchange notes, the exchange notes are being offered in exchange for a like principal amount of old notes. Old notes may be exchanged only in integral multiples of $1,000 principal amount. Holders may tender all, some or none of their old notes pursuant to the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the old notes except that (i) the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the exchange notes will not be entitled to certain rights of holders of old notes under and related to the registration rights agreement. The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture. The exchange notes will be treated as a single class under the indenture with any old notes that remain outstanding. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

Expiration Date; Extensions; Termination; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on October 9, 2007 (21 business days following the date notice of the exchange offer was mailed to the holders). We reserve the right to extend the exchange offer at our discretion, in which event the term expiration date shall mean the time and date on which the exchange offer as so extended shall expire. Any such extension will be communicated to the exchange agent either orally or in writing and will be followed promptly by a press release or other permitted means which will be made no later than 9:00 a.m., New York City time, on the business day immediately following the previously scheduled expiration date.

We reserve the right to extend or terminate the exchange offer and not accept for exchange any old notes if any of the events set forth below under “—Conditions to the Exchange Offer” occur, and are not waived by us, by giving oral or written notice of such delay or termination to the exchange agent. See “—Conditions to the Exchange Offer.”

We also reserve the right to amend the terms of the exchange offer in any manner, provided, however, that if we amend the exchange offer in a manner that we determine constitutes a material or significant change, we will extend the exchange offer so that it remains open for a period of five to ten business days after such amendment is communicated to holders, depending upon the significance of the amendment.

Without limiting the manner in which we may choose to make a public announcement of any extension, termination or amendment of the exchange offer, we will comply with applicable securities laws by disclosing any such amendment by means of a prospectus supplement that we distribute to holders of the old notes. We will have no other obligation to publish, advertise or otherwise communicate any such public announcement other than by making a timely release through any appropriate news agency.

Procedures for Tendering Old Notes

Since the old notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the old notes and will be the only entity that can tender your old notes for exchange notes. Therefore, to tender old notes subject to this exchange offer and to obtain exchange notes, you must instruct the institution where you keep your old notes to tender your old notes on your behalf so that they are received prior to the expiration of this exchange offer.

The blue-colored letter of transmittal that may accompany this prospectus may be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OLD NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 P.M. (NEW YORK CITY TIME) DEADLINE ON OCTOBER 9, 2007.

You may tender all, some or none of your old notes in this exchange offer. However, your old notes may be tendered only in integral multiples of $1,000.

When you tender your old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular old note not properly tendered;

(2) refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions to the exchange offer as to any particular old notes before the expiration of the exchange offer.

Our reasonable interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes. If we waive any terms or conditions pursuant to (3) above with respect to a note holder, we will extend the same waiver to all note holders with respect to that term or condition being waived.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(i) you or any other person acquiring exchange notes in exchange for your old notes in the exchange offer is acquiring them in the ordinary course of business;

(ii) neither you nor any other person acquiring exchange notes in exchange for your old notes in the exchange offer is engaging in or intends to engage in a distribution of the exchange notes within the meaning of the federal securities laws;

(iii) neither you nor any other person acquiring exchange notes in exchange for your old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(iv) neither you nor any other person acquiring exchange notes in exchange for your old notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(v) if you or another person acquiring exchange notes in exchange for your old notes is a broker-dealer and you acquired the old notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (v) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(i) may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(ii) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of old notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program, or ATOP, account with respect to the old notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of old notes by causing the book-entry transfer of such old notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of old notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(i) Name of the beneficial owner tendering such old notes;

(ii) Account number of the beneficial owner tendering such old notes;

(iii) Principal amount of old notes tendered by such beneficial owner; and

(iv) A confirmation that the beneficial holder of the old notes tendered has made the representations for the benefit of us set forth under “—Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM OLD NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of old notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering old notes. We will ask the exchange agent to instruct DTC to return those old notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such old notes on behalf of holders of the old notes.

Acceptance of Old Notes for Exchange; Delivery of Exchange Notes

We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any old notes tendered for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the old notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Withdrawal Rights

You may withdraw your tender of old notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your old notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the old notes to be withdrawn;

(2) identify the old notes to be withdrawn, including the CUSIP number and principal amount at maturity of the old notes; and

(3) specify the name and number of an account at DTC to which your withdrawn old notes can be credited.

We will decide all questions as to the validity, form and eligibility (including time of receipt) of the notices and our reasonable determination will be final and binding on all parties. Any tendered old notes that you withdraw will not be considered to have been validly tendered. We will return any old notes that have been tendered but not exchanged, or credit them to the DTC account, promptly after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate the exchange offer (whether or not any old notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1) seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2) resulting in a material delay in our ability to accept for exchange or exchange some or all of the old notes in the exchange offer; or

(3) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•	any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of exchange notes having obligations with respect to resales and transfers of exchange notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or

•	the following has occurred:

(1) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2) any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•	any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the old notes or the exchange notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•	there shall occur a change in the current interpretation by the Staff of the SEC which permits the exchange notes issued pursuant to the exchange offer in exchange for old notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•	we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any old notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the old notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of old notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

We have appointed U.S. Bank National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the blue-colored letter of transmittal to the exchange agent at U.S. Bank, Corporate Trust Services, 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota 55107, telephone: (651) 495-3460, facsimile: (651) 495-8145.

Fees and Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer. We will not make any payment to brokers, dealers or others for soliciting acceptances of the exchange offer. However, we will pay the reasonable and customary fees and reasonable out-of-pocket expenses to the exchange agent in connection therewith. We will also pay the cash expenses to be incurred in connection with the exchange offer, including accounting, legal, printing, and related fees and expenses.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes upon the closing of the exchange offer. The expenses of the exchange offer will be expensed as incurred.

Consequences of Failure to Exchange

Upon consummation of the exchange offer, certain rights under and related to the registration rights agreement, including registration rights and the right to receive the contingent increases in the interest rate, will terminate. The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of Rule 144 promulgated under the Securities Act. Accordingly, such old notes may be resold only (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act, (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act. The liquidity of the old notes could be adversely affected by the exchange offer.

DESCRIPTION OF THE EXCHANGE NOTES

General

In this description, references to the “Notes” are to the exchange notes, unless the context otherwise requires. We issued the old notes and will issue the exchange notes pursuant to an Indenture (the “Indenture”), dated as of March 16, 2007, among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The form and terms of the old notes and the exchange notes are identical in all material respects except that the exchange notes will have been registered under the Securities Act. See “The Exchange Offer—Purpose of the Exchange Offer” and “The Exchange Offer—Terms of the Exchange Offer.” The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The Notes are subject to all such terms, and holders (the “Holders”) of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, and not this description, defines your rights as Holders. The definitions of certain terms used in the following summary are set forth below under “—Certain Definitions.” For purposes of this summary, (i) the term “Company” refers only to Belden Inc. and not to any of its subsidiaries and (ii) the terms “we,” “our” and “us” refer to the Company and its consolidated Subsidiaries.

Brief Description of the Notes

The Notes will be:

•	general unsecured obligations of the Company;

•	subordinated in right of payment to the prior repayment in full in cash of all existing and future Senior Debt; and

•	pari passu in right of payment with all existing and future senior subordinated Indebtedness of the Company.

As of June 24, 2007, we had no senior debt outstanding, and we had available to borrow $225.0 million under our secured credit facility, subject to $7.2 million of outstanding letters of credit. The Indenture permits the incurrence of substantial additional indebtedness by the Company and its subsidiaries, under the Credit Agreement or otherwise, in the future. See “Risk Factors—Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial indebtedness.”

Guarantees

The Notes will be guaranteed by each existing and future Restricted Subsidiary of the Company that guarantees the Credit Agreement. The Guarantors will jointly and severally guarantee on a senior subordinated basis the Company’s obligations under the Indenture and Notes. Each Note Guarantee will rank as a general unsecured senior subordinated obligation of such Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent the Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Note Guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•	subordinated in right of payment to the prior repayment in full in cash of all existing and future Senior Debt of such Guarantor; and

•	pari passu in right of payment with all existing and future senior subordinated Indebtedness of such Guarantor.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “—Certain Covenants—Merger, Consolidation, or Sale of Assets.” A Guarantor will be released from its Note Guarantee without any action required on the part of the Trustee or any Holder:

(1) if all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or any of its Restricted Subsidiaries and we otherwise comply, to the extent applicable, with the covenant described below under the caption “—Certain Covenants—Limitation on Asset Sales”; or

(2) if we designate such Guarantor as an Unrestricted Subsidiary in accordance with the covenant described below under the caption “—Certain Covenants—Restricted Payments”; or

(3) if we consummate a transaction not prohibited by the Indenture following which such Guarantor is no longer a Restricted Subsidiary; or

(4) if such Guarantor no longer guarantees the Credit Agreement, unless such Guarantor is released or discharged from such guarantee as a result of making a payment thereon; or

(5) if we exercise our legal defeasance option or our covenant defeasance option as described below under the caption “—Legal Defeasance and Covenant Defeasance.”

At our request and expense, the Trustee will execute and deliver any instrument evidencing such release. A Guarantor may also be released from its obligations under its Note Guarantee in connection with a permitted amendment. See “—Amendment, Supplement and Waiver.”

As of the date of the Indenture, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” Under certain circumstances, the Company will be able to designate future subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not subject to many of the restrictive covenants set forth in the Indenture and do not guarantee the Notes.

The Company’s Unrestricted Subsidiaries and Foreign Subsidiaries, and the Company’s Restricted Subsidiaries that do not guarantee obligations under Credit Agreement, will not guarantee the Notes. Claims of creditors of non-guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including Holders of the Notes. See “Risk Factors—The assets of our subsidiaries that are not guarantors will be subject to prior claims by creditors of those subsidiaries.”

Principal, Maturity and Interest

An aggregate principal amount of Notes up to $350.0 million is being offered in this exchange offer. The Notes will mature on March 15, 2017. Interest on the Notes will accrue at the rate of 7% per annum and will be payable semi-annually in arrears on March 15 and September 15, commencing on March 15, 2008, to Holders of record on the immediately preceding March 1 and September 1. An unlimited amount of additional Notes may be issued from time to time after the Issue Date, subject to the provisions of the Indenture described below under the caption “—Certain Covenants—Incurrence of Indebtedness.” The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, if any, and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders hereof. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes are issued in denominations of $1,000 and integral multiples thereof.

Subordination

The payment of principal, interest and premium on the Notes will be subordinated to the prior payment in full in cash of all Senior Debt, including Senior Debt incurred after the date of the Indenture.

The holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt, whether or not such interest is allowed in such proceeding) before the holders of Notes will be entitled to receive any payment with respect to the Notes (except that holders of Notes may receive and retain Permitted Junior Securities and payments made from either of the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”), in the event of any distribution to creditors of the Company or any of the Guarantors:

(1) in a liquidation or dissolution of the Company or any of the Guarantors;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or any of the Guarantors or their respective property;

(3) in an assignment for the benefit of creditors of the Company or any of the Guarantors; or

(4) in any marshaling of the Company’s or any of the Guarantors’ assets and liabilities.

Neither the Company nor or any Guarantor also may make any payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) if:

(1) a payment default on any Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from (a) with respect to Designated Senior Debt arising under the Credit Agreement, the administrative agent thereunder, or (b) with respect to any other Designated Senior Debt, the Representative of such Designated Senior Debt.

Payments on the Notes may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of (x) the date on which such nonpayment default is cured or waived or, (y) 179 days after the date on which the applicable Payment Blockage Notice is received and (z) the date the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice irrespective of the number of defaults with respect to Designated Senior Debt during such period.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trusts described under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the trustee or the holder has actual knowledge that the payment is prohibited,

the trustee or the holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

The Company must promptly notify holders of Senior Debt if payment on the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company or any Guarantor, Holders of Notes may recover less ratably than creditors of the Company or any of the Guarantors who are holders of Senior Debt. As a result of the obligation to deliver amounts received in trust to holders of Senior Debt, Holders of Notes may recover less ratably than trade creditors of the Company or any of the Guarantors. See “Risk Factors—Your right to receive payments on the exchange notes and the guarantees will be junior to the rights of lenders under our senior secured credit facility and to all of our and the guarantors’ other senior indebtedness, including any of our or the guarantors’ future senior debt.”

Optional Redemption

The Notes will be redeemable, in whole or in part on any one or more occasions, at the option of the Company, at any time prior to March 15, 2012, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to but excluding, the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date.

The Notes will be redeemable, in whole or in part on any one or more occasions, at the option of the Company, on or after March 15, 2012, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage

2012	103.500%
2013	102.333%
2014	101.167%
2015 and thereafter	100.000%

Notwithstanding the foregoing, at any time on or prior to March 15, 2010, the Company may on any one or more occasions redeem Notes with the net cash proceeds of one or more Equity Offerings, at 107% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, provided that at least 65% of the principal amount of Notes originally issued remains outstanding immediately following such redemption (excluding Notes held by the Company or any of its Subsidiaries); and provided, further, that such redemption shall occur within 90 days of the date of the closing of any such Equity Offering. “Equity Offering” means any public offering of Qualified Capital Interests of the Company, other than any offering any public offerings registered on Form S-8.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Credit Agreement prohibits the Company from purchasing Notes, and also provides that the occurrence of certain change of control events would constitute a default. Prior to complying with any of the provisions of this “Change of Control” covenant under the Indenture governing the Notes, but in any event within 90 days following a Change of Control, to the extent required to permit the Company to comply with this covenant, the Company will either repay all outstanding Indebtedness under the Credit Agreement or other Indebtedness ranking senior to or pari passu with the Notes or obtain the requisite consents, if any, under all agreements governing such outstanding Indebtedness.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to make the Change of Control payment for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. The Credit Agreement contains, and any future agreements relating to other indebtedness to which the Company becomes a party may contain, restrictions or prohibitions on the Company’s ability to repurchase Notes or may provide that an occurrence of a Change of Control constitutes an event of default under, or otherwise requires payments of amounts borrowed under, those agreements. If a Change of Control occurs at a time when the Company is prohibited from repurchasing the Notes, the Company could seek the consent of its then lenders to repurchase the Notes or could attempt to repay or refinance the Indebtedness containing such prohibitions. If the Company does not obtain such consent or repay the applicable Indebtedness, it would remain prohibited from repurchasing the Notes. In that case, failure to repurchase tendered Notes would constitute an Event of Default under the Indenture and may constitute a default under the terms of the Credit Agreement or other Indebtedness that the Company may enter into from time to time.

Neither the Board of Directors of the Company nor the Trustee, without the consent of the Holders affected thereby, may waive the covenant relating to a Holder’s right to require a repurchase of Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption” in respect of all Notes then outstanding unless and until there is a default in payment of the applicable redemption price, or (3) if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer. Notes repurchased pursuant to a Change of Control Offer will be retired and cancelled.

“Change of Control” means the occurrence of any of the following:

(i) any sale, lease, transfer, conveyance or other disposition (other than a Lien permitted by the Indenture or by way of consolidation or merger), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(ii) the approval by the holders of Capital Interests of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(iii) The Company becomes aware (whether by any report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Interests of the Company; or

(iv) the replacement over a two-year period of a majority of the Board of Directors of the Company who constituted the Board of Directors of the Company, at the beginning of such period, and each such replacement shall not have been approved by a vote of at least a majority of the Continuing Directors.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

“Board of Directors” means (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board, (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership, (iii) with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of the sole member or of the managing member thereof and (iv) with respect to any other person, the board or committee of such Person serving a similar function.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors (or, in the event of Asset Sales for consideration of less than $5.0 million, by the chief financial officer of the Company) set forth in an Officers’ Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of (such fair market value to be determined on the date of contractually agreeing to such Asset Sale); and

(ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or a combination thereof; provided that the amount of:

(A) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Company or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Company and all of its Restricted Subsidiaries have been validly released by all creditors in writing, and

(B) securities or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of cash received) within 180 days following the closing of such Asset Sale, shall be deemed to be cash or Cash Equivalents for purposes of this provision and for no other purpose.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any of its Restricted Subsidiaries may apply such Net Proceeds:

(a) to repay Senior Debt and, in the case of any such repayment under any revolving credit facility, permanently reduce commitments thereunder;

(b) to acquire a majority of the assets of, or a majority of the voting Capital Interests of, another Person (or division or business unit thereof);

(c) to make capital expenditures or to acquire other tangible long-term assets; and/or

(d) to repay the Company’s convertible subordinated debentures to the extent required to be settled by the Company in cash in accordance the net share settlement provision;

provided that, prior to the application of the Net Proceeds from the Specified Asset sale in accordance with this paragraph, the Company shall be entitled, within 180 days from the date of the Specified Asset Sale, to apply such Net Proceeds towards the redemption of Equity Interests of the Company in an amount not to exceed the limitation set forth in clause (x) of the third paragraph under “—Certain Covenants—Restricted Payments.”

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets (an “Asset Sale Offer”) to purchase the maximum principal amount of Notes and such other indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture and such other indebtedness. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes surrendered by Holders thereof and other pari passu Indebtedness described above tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the respective aggregate amount of the Notes and such other Indebtedness to be purchased shall be determined on a pro rata basis, and the Trustee shall select the Notes to be purchased in such aggregate amount on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

The Credit Agreement contains prohibitions on the ability of the Company and its Subsidiaries to voluntarily repurchase, redeem or prepay certain of their Indebtedness, including the Notes, and limitations on the ability of the Company and its Subsidiaries to engage in Asset Sales. Additionally, future agreements may contain prohibitions of certain events, including events that would constitute an Asset Sale and including repurchases of or other prepayments in respect of the Notes. The exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon an Asset Sale could cause a default under these other agreements, even if the Asset Sale itself does not, due to the financial effect of such repurchases on the Company and its Subsidiaries. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of their other lenders to the purchase of Notes or could attempt to refinance, repay or replace the Indebtedness that contain such prohibition and enter into new agreements without such prohibition. If the Company does not obtain a consent or refinance, repay or replace such Indebtedness, the Company will remain prohibited from purchasing Notes. In that case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture which, in turn, may constitute a default under the other Indebtedness. Finally, the Company’s ability to pay cash to the Holders of Notes upon a repurchase may be limited by the Company’s then existing financial resources.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. During any period of time that (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then the covenants specifically listed below will not be applicable to the Notes (collectively, the “Suspended Covenants”):

(1) “—Repurchase at the Option of Holders—Asset Sales”;

(2) “—Restricted Payments”;

(3) “—Incurrence of Indebtedness”;

(4) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(5) clause (iv) of the first paragraph of “—Merger, Consolidation or Sale of Assets”; and

(6) “—Transactions with Affiliates.”

During any period that the foregoing covenants have been suspended, the Company may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Notes will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events; it being understood that no actions taken by (or omissions of) the Company or any of its Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants. Furthermore, after the time of reinstatement of the Suspended Covenants upon such withdrawal or downgrade, calculations with respect to Restricted Payments will be made in accordance with the terms of the covenant described below under “—Certain Covenants—Restricted Payments” as though such covenant had been in effect during the entire period of time from the Issue Date.

In addition, (i) Indebtedness incurred while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants will be deemed to have been incurred pursuant to the first paragraph of the covenant “Incurrence of Indebtedness” and (ii) Restricted Payments made while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants will be deemed to have been made pursuant to the sum of clauses (c)(i)-(v) of the covenant “Restricted Payments.”

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any Restricted Subsidiary’s Equity Interest in their capacity as such (other than (A) dividends or distributions accrued or payable in Equity

Interests (other than Disqualified Interests) of the Company or (B) dividends or distributions to the Company or a Restricted Subsidiary of the Company);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company);

(iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or any Note Guarantee (other than Indebtedness permitted under clause (vi) of the definition of “Permitted Debt”) except (a) a payment of interest or principal at Stated Maturity or (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such purchase, repurchase or other acquisition; or

(iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (i) (provided that at the time of declaring such dividend, such dividend was counted as a Restricted Payment) (ii), (iii), (iv), (vi), (viii), (xii), (xiii), (xiv) and (xvi) of the second succeeding paragraph), is less than the sum, without duplication, of

(i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from January 1, 2007 (the “Measurement Date”) to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii) 100% of the aggregate net proceeds, including the fair market value of any property, received by the Company since the date of the Indenture as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Interests) from the issue or sale of Disqualified Interests or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Interests or convertible debt securities) sold to a Subsidiary of the Company), together with the aggregate cash and Cash Equivalents received by the Company or any of its Restricted Subsidiaries at the time of such conversion or exchange plus the amount by which Indebtedness of the Company and its Restricted Subsidiaries is reduced upon the conversion or exchange subsequent to the date of the Indenture of any Indebtedness or Disqualified Interests which are convertible into or exchangeable for Qualified Capital Interests of the Company or any of its Restricted Subsidiaries, plus

(iii) 100% of the amount received, including the fair market value of any property received after the date of the Indenture by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of Restricted Investments made by the Company or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of loans or advances which constitute

Restricted Investments of the Company or its Restricted Subsidiaries or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

(iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, (other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment).

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payments would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The foregoing provisions will not prohibit:

(i) the payment of any dividend or other distribution or redemption within 60 days after the date of declaration or call for redemption thereof, if at said date of declaration or call for redemption such payment would have complied with the provisions of the Indenture;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Interests) or from a contribution of capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the second preceding paragraph;

(iii) the defeasance, redemption, repurchase, replacement, extension, renewal, refinancing or retirement or other acquisition of subordinated Indebtedness or Disqualified Interests with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) the declaration, or payment of any dividend or other distribution by a Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Subsidiary of the Company held by any current or former officer, director, employee, consultant or agent of Company or any of its Restricted Subsidiaries (or Heirs or other permitted transferees thereof) upon death, disability, retirement, severance or termination of employment or service or in connection with a stock option plan or agreement, shareholders agreement, or similar agreement, plan or arrangement, including amendments thereto; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed:

(a) $10.0 million in any calendar year, with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year; provided that such amount in any calendar year may be increased in an amount not to exceed the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Company to any officer, director, employee or agent of the Company or any Subsidiary of the Company that occurs after the date of the Indenture, to the extent such net cash proceeds have not otherwise been applied to make Restricted Payments pursuant to clause (c)(ii) of the preceding paragraph; plus

(b) the cash proceeds of “key man” life insurance policies received by the Company and its Restricted Subsidiaries after the date of the Indenture that are used for the repurchase, redemption or other acquisition or retirement for value owned by the individual (or such individual’s estate) that is the subject of such insurance;

(vi) the repurchase of Equity Interests deemed to occur upon the exercise of options, warrants or other convertible securities to the extent such Equity Interests represent a portion of the exercise price of those options, warrants or other convertible securities and cash payments in lieu of the issuance of fractional shares in connection with the exercise of options, warrants, or other convertible securities;

(vii) the declaration and payment of regular quarterly dividends on the Company’s Equity Interests in accordance with past practice and not to exceed $0.05 per share;

(viii) the Company may exercise its right of redemption under the indenture governing the New Convertible Subordinated Debentures, and in connection therewith may make payments to the holders of the New Convertible Subordinated Debentures to the extent required to be settled by the Company in cash in accordance with the net share settlement provisions thereof in an amount not to exceed $115.0 million in the aggregate after the Issue Date (it being understood that cash payments in excess of such amount may be made pursuant to any other available exception to this covenant);

(ix) additional Restricted Payments not to exceed $100.0 million after the date of the Indenture;

(x) the repurchase of the Company’s Equity Interests (i) with the proceeds from the Specified Asset Sale in an amount not to exceed $65.0 million and (ii) otherwise in an amount not to exceed $35.0 million;

(xi) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(xii) any payments made in connection with the consummation of the Transactions on substantially the terms described in this prospectus;

(xiii) payment of intercompany subordinated debt, the incurrence of which was permitted under clause (vi) of the second paragraph of the covenant described under “—Limitation on Indebtedness”;

(xiv) the purchase of fractional shares by the Company upon conversion of any securities of the Company into Capital Interests of the Company;

(xv) the repurchase, redemption or other acquisition or retirement for value of subordinated Indebtedness or Disqualified Interests pursuant to the provisions similar to those described under the captions “Repurchase at the Option of Holders—Change of Control” and “Repurchase at the Option of Holders—Asset Sales”; provided that all Notes tendered by holders of the Notes in connection with the related Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value in full; and

(xvi) payment of dividends on Disqualified Interests of the Company or a Restricted Subsidiary, the Incurrence of which is permitted by the Indenture.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $20.0 million.

Incurrence of Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt); provided, however, that the Company may incur Indebtedness (including Acquired Debt) and any of the Company’s Restricted Subsidiaries that is a Guarantor or, upon such incurrence becomes a Guarantor, may incur Indebtedness if, in each case, the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom but without giving pro forma effect to any Indebtedness incurred on such date of determination pursuant to the following paragraph), as if the additional Indebtedness had been incurred, as the case may be, at the beginning of such four-quarter period.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence by the Company and its Restricted Subsidiaries (and the guarantee thereof by the Guarantors) of Indebtedness and letters of credit (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) under the Credit Agreement in an aggregate amount not to exceed the greater of (x) $400 million or (y) 25% of Consolidated Total Assets; less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary since the date of the Indenture to repay any term Indebtedness under the Credit Agreement or to repay any revolving credit Indebtedness under the Credit Agreement and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under “—Asset Sales”;

(ii) Indebtedness outstanding on the Issue Date after giving effect to the intended use of proceeds of the Notes;

(iii) the incurrence by the Company (and the Guarantee thereof by the Guarantors) of Indebtedness represented by the Notes and the Note Guarantees issued on the Issue Date and the Exchange Notes and any related Note Guarantees to be issued therefor pursuant to the Registration Rights Agreement;

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any of the purchase price or cost of construction, installation, design, repair or improvement of real or personal property, plant or equipment used in the business of the Company or such Restricted Subsidiary (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets) and in an aggregate principal amount not to exceed the greater of (x) $25.0 million or (y) 2.0% of Consolidated Total Assets at any time outstanding;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, redeem, renew, refund, refinance, defease, discharge, replace or retire for value Indebtedness permitted to be incurred by the Indenture (other than Indebtedness permitted under clause (i));

(vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk or, commodity price risk or currency exchange rate risk, and in any such case not for speculative purposes;

(viii) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to the Notes or the Note Guarantees, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

(ix) Indebtedness consisting of Permitted Investments of the kind described in clauses (f) and (k) of the definition of “Permitted Investments”;

(x) Indebtedness (a) consisting of indemnification obligations of the Company or any Restricted Subsidiary or (b) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(xi) the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all outstanding Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xi), not to exceed $50.0 million;

(xii) the incurrence by any of the Company’s Foreign Subsidiaries of Indebtedness in an aggregate principal amount not to exceed at any time, in the aggregate for all such Foreign Subsidiaries, the greater of (x) $5.0 million and (y) the sum of (i) 75% of the net book value of accounts receivable of all Foreign Subsidiaries and (ii) 75% of the net book value of inventory of all Foreign Subsidiaries;

(xiii) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse to the Company or any of its Restricted Subsidiaries, other than a Securitization Subsidiary (except for Standard Securitization Undertakings);

(xiv) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for adjustment of purchase price, deferred payment, earn out or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business or assets of the Company or a Restricted Subsidiary;

(xv) Indebtedness in respect of worker’s compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance obligations, bankers’ acceptances, letters of credit (not supporting Indebtedness for borrowed money), performance, surety, appeal and similar bonds and completion guarantees or similar obligations provided by the Company or a Restricted Subsidiary in the ordinary course of business;

(xvi) Indebtedness of the Company or any Restricted Subsidiary to the extent the proceeds of such Indebtedness are deposited and used to defease the Notes as described under “—Legal Defeasance and Covenant Defeasance” or “—Satisfaction and Discharge”;

(xvii) Indebtedness of the Company or any Restricted Subsidiary consisting of the financing of insurance premiums in the ordinary course of business; and

(xviii) Indebtedness of a Person incurred and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary of the Company or merged into the Company or a Restricted Subsidiary of the Company in accordance with the terms of the Indenture; provided that such Indebtedness is not incurred in connection with or in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition or merger; and provided, further, that after giving pro forma effect to such incurrence of Indebtedness (A) the Company would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (B) the Fixed Charge Coverage Ratio would be greater than such Fixed Charge Coverage Ratio immediately prior to such acquisition.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (of any portion thereof) meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xviii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company, in its sole discretion, will be permitted to divide and classify such item of Indebtedness, (or any portion thereof) on the date of occurrence, and at any time and from time to time may reclassify in any manner that complies with this covenant. Additionally, all or any portion of any item of Indebtedness may later be reclassified as having been incurred pursuant to the first paragraph of this covenant or under any category of Permitted Debt described in clause (i) through (xix) above so long as such Indebtedness is permitted to be incurred pursuant to such provision at the time of reclassification. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock for purposes of this covenant shall not be deemed an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount is included in Fixed Charges of the Company as accrued.

Limitation on Senior Subordinated Debt

The Company will not incur any Indebtedness that is contractually subordinate in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes. No Guarantor will incur any Indebtedness that is contractually subordinate in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor, as applicable, solely by reason of any Liens or guarantees arising or created in respect of such other Indebtedness of the Company or any Guarantor or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter, acquired, or any income or profits therefrom, except Permitted Liens, unless contemporaneously therewith:

(i) in the case of any Lien securing Indebtedness that ranks pari passu with the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee, as the case may be, at least equally and ratably with or prior to such obligation with a Lien on the same collateral; and

(ii) in the case of any Lien securing Indebtedness that is subordinated in right of payment to the Notes or a Note Guarantee, effective provision is made to secure the Notes or such Note Guarantee as the case may be, with a Lien on the same collateral that is prior to the Lien securing such subordinated obligation, in each case, for so long as such Indebtedness is secured by such Lien (such Lien, “Primary Lien”).

Any Lien created for the benefit of the Holders of the Notes pursuant to the immediately preceding paragraph shall automatically and unconditionally be released and discharged upon the release and discharge of the Primary Lien, without any further action on the part of any Person.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Interests or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries,

(ii) make loans or advances to the Company or any of its Restricted Subsidiaries or

(iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(a) the Indenture, the Notes, the Note Guarantees and the Exchange Notes and the related Guarantees to be issued in exchange therefor pursuant to the Registration Rights Agreement;

(b) applicable law, rule or regulation or order;

(c) any instrument governing Indebtedness (including Acquired Debt) or Capital Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Interest was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, and any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of any such agreements or instruments (provided that the amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, than those contained in the agreements governing such original agreement or instrument); provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(d) non-assignment provisions in leases, contracts, licenses and other agreements entered into in the ordinary course of business;

(e) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions of the nature described in clause (iii) above on the property so acquired;

(f) any agreement for the sale or other disposition of Equity Interests or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets that restrict the sale of assets, distributions, loans on transfers by that Restricted Subsidiary pending such sale or other disposition;

(g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more materially restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(h) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of the Board of Directors of the Company, which limitation is applicable only to the assets that are the subject of such agreements;

(i) purchase money indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “—Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

(j) restrictions in other Indebtedness incurred in compliance with the covenant described under the caption “—Incurrence of Indebtedness”; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Company’s Board of Directors not materially more restrictive with respect to such encumbrances and restrictions than those contained in the Credit Agreement and the Indenture;

(k) agreements governing existing Indebtedness and the Credit Agreement as in effect on the date of the Indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the date of the Indenture;

(l) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(m) any restriction on cash or other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(n) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(o) with respect to clause (iii) of the first paragraph, (i) any such encumbrance or restriction consisting of customary nonassignment, subletting or transfer provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder; and (ii) encumbrance or restrictions contained in security agreements, pledges or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements, pledges or mortgages; and

(p) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (m) above; provided that the encumbrances or restrictions in such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, in the good faith judgment of the Board of Directors of the Company, taken as a whole, than the encumbrances or restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation or Sale of Assets

The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless

(i) either (a) the Company is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States, any state thereof or the District of Columbia; provided that, in case of a limited liability company or a partnership, a co-obligor of the Notes is a corporation;

(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to agreements in form and substance reasonably satisfactory to the Trustee;

(iii) immediately after giving effect to such transaction no Default or Event of Default exists; and

(iv) either (a) the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness” or (b) the Fixed Charge Coverage Ratio is equal to or greater than it is immediately prior to such transaction or series of transactions.

The predecessor company will be released from its obligations under the Indenture and the successor company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture; provided that in the case of a lease of all its assets, the predecessor will not be released from the obligation to pay the principal of and interest on the Notes.

No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor unless:

(i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements in form and substance reasonably satisfactory to the Trustee; and

(ii) immediately after giving effect to such transaction, no Default or Event of Default exists.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to a merger of the Company or a Guarantor with an Affiliate solely for the purpose, and with the effect, of reincorporating the Company or such a Guarantor, as the case may be, in another jurisdiction of the United States. In addition, nothing in this “Merger, Consolidation or Sale of Assets” covenant will prohibit any Restricted Subsidiary from consolidating or amalgamating with, merging with or into or conveying, transferring or leasing, in one transaction or a series of transactions, all or substantially all of its assets, to the Company or another Restricted Subsidiary.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), unless

(i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has either been approved by a majority of the disinterested members of the Board of Directors or has been approved in an opinion issued by an accounting, appraisal or investment banking firm of national standing as being fair to the Holders from a financial point of view and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(i) any employment agreement or arrangements, consulting, non-competition, confidentiality, indemnity or similar agreement, incentive compensation plan, benefit arrangements or plan, severance or expense reimbursement arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) payment of reasonable directors fees to directors of the Company or any Restricted Subsidiary of the Company and other reasonable fees, compensation, benefits and indemnities paid or entered into with directors, officers and employees of the Company or any Restricted Subsidiary of the Company;

(iv) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments” and Permitted Investments;

(v) any transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing;

(vi) the entering into of a registration rights agreement with the stockholders or debtholders of the Company;

(vii) the issuance or sale of any Capital Stock (other than Disqualified Interests) of the Company and the granting of other customary rights in connection therewith; and

(viii) any agreement as in effect on the Issue Date or any amendments, renewals or extensions of any such agreement (so long as such amendments, renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Payments for Consent

Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Subsidiary Guarantees

If any of the Company’s Subsidiaries shall guarantee the Credit Agreement or shall become directly liable for obligations under the Credit Agreement, then such Subsidiary shall, within ten Business Days, become a Guarantor and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the Indenture.

Reports

Whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any Notes are outstanding, the Company will furnish to the Trustee on behalf of the Holders of Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations (together with any extensions granted by the Commission); provided, however, that if the Commission will accept the filings of the Company, the Company, at its option, need not furnish such reports to the Trustee to the extent it elects to file such reports with the Commission. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing). In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an Event of Default:

(i) default for 30 days in the payment when due of interest on the Notes;

(ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not the payment is prohibited by the subordination provisions of the Indenture);

(iii) a default by the Company or any Guarantor in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 60 days after the Company or such Guarantor receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the “Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(iv) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company or the acceleration of the final stated maturity of any such Indebtedness, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time and such failure shall not have been cured or waived within 30 days thereof;

(v) failure by the Company or any of its Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by an insurance carrier or pursuant to which the Company is not indemnified by a third party who has agreed to honor such obligation) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days after such judgments have become final and non-appealable;

(vi) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries; and

(vii) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligation under its Note Guarantee.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes shall notify the Company in writing, specifying the Event of Default, demanding that the Default be remedied and stating that such notice is a “Notice of Default” following which such Holders may declare all the Notes to be due and payable immediately. Upon such declaration of acceleration pursuant to a Notice of Default, the aggregate principal of and accrued and unpaid interest on the outstanding Notes shall become due and payable without further action or notice; provided, however, that in the event of a declaration of acceleration because an Event of Default set forth in clause (iv) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the failure to pay or acceleration triggering such Event of Default pursuant to clause (iv) shall be remedied or cured or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the Trust Indenture Act.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive, rescind or cancel any declaration of an existing or past Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes (other than nonpayment of principal or interest that has become due solely because of acceleration).

The Company is required to deliver to the Trustee annually within 120 days after the end of each fiscal year a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee within 30 days after the occurrence thereof a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, future or present director, officer, employee, partner, manager, agent, member (or Person forming any limited liability company), incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note and Note Guarantee waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and Note Guarantee. Such waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes (“Legal Defeasance”) except for:

(i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below,

(ii) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith and

(iv) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including (i) nonpayment and (ii) bankruptcy, receivership, rehabilitation and insolvency events with respect to the Company) described under “—Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance,

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent investment bank, appraisal firms or public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding

Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound including, without limitation, the Credit Agreement;

(vi) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(vii) the Company must deliver to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when

(1) either

(a) all the Notes theretofore authenticated (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonable satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Issuer; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, the Notes or the Note Guarantees may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, that without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

(i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(iii) reduce the rate of or change the time for payment of interest on any Note;

(iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(v) make any Note payable in money other than that stated in the Notes;

(vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

(vii) after the Company’s obligation to purchase Notes arises under the Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Asset Sale Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(viii) make any change in the subordination provisions of the Indenture that would adversely affect the Holders of Notes;

(ix) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Note Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

(x) make any change in the foregoing amendment and waiver provisions.

However, no amendment may be made to the subordination and legal and covenant defeasance provisions of the Indenture that would adversely affect the rights of any holder of Designated Senior Debt then outstanding unless the holders of such Designated Senior Debt (or a representative thereof authorized to give consent) consents to such amendment.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment, waiver or consent. It is sufficient if the consent approves the substance of the proposed amendment, waiver or consent.

Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes (i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, (iv) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, (v) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, (vi) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of this Description of the Exchange Notes to the extent that such provision in the Indenture was intended to be a verbatim recitation of a provision of this Description of the Exchange Notes, the Note Guarantees or the Notes, (vii) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture, (viii) to allow any Guarantor to execute a supplemental Indenture and/or a Note Guarantee, or (ix) to comply with the rules of any applicable securities depository, (x) to add a co-issuer or co-obligor of the Notes or (xi) to evidence and provide for the acceptance of appointment by a successor Trustee in accordance with the applicable provisions of the indenture.

Concerning the Trustee

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person, (i) (a) Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or becomes a Subsidiary of such specified Person or (b) assumed by such specified Person in connection with an acquisition of any Equity Interests or assets of such other Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

“Applicable Premium” means, with respect to a note on any redemption date, the excess of (A) the present value at such time of (i) the redemption price of such note at March 15, 2012 plus (ii) all remaining interest payments due on such note through and including March 15, 2012 (excluding any interest accrued to the redemption date), discounted on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) from March 15, 2012 to the redemption date using a discount rate equal to the Applicable Treasury Rate plus 50 basis points, over (B) the principal amount of such note; provided that in no event shall the Applicable Premium be less than zero.

“Applicable Treasury Rate” for any redemption date, means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date of such note (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2012; provided, however, that if the period from the redemption date to March 15, 2012 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Applicable Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given except that if the period from the redemption date to March 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Asset Acquisition” means, with respect to any Person, (1) an Investment by such Person or any Restricted Subsidiary of such Person in any third Person pursuant to which such third Person shall become a Restricted Subsidiary of such Person or any Restricted Subsidiary of such Person, or shall be merged with or into such Person or any Restricted Subsidiary of such Person, or (2) the acquisition by such Person or any Restricted Subsidiary of such Person of the assets of any third Person (other than a Restricted Subsidiary of such Person) which constitute all or substantially all of the assets of such third Person or comprises any division or line of business of such third Person or any other properties or assets of such third Person other than in the ordinary course of business.

“Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), in each case other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Change of Control” and/or the provisions described above under the caption “—Merger, Consolidation, or Sale of Assets” and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company’s Restricted Subsidiaries other than director’s qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.0 million or (b) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer, sale or other disposition of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance, sale, transfer or other disposition of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption “—Restricted Payments” or a Permitted Investment, (iv) any sale, lease, sublease or other disposition of assets that are no longer used, or are damaged, worn-out or obsolete, by the Company or any of its Restricted Subsidiaries; (v) issuance of Equity Interests by a Restricted Subsidiary of the Company in which the Company’s percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary, after giving effect to such issuance, is at least equal to its percentage interest prior thereto; (vi) the sale or other disposition of Cash Equivalents or Marketable Securities; (vii) the sale, lease, sublease, license, sublicense or consignment of accounts receivable, equipment, inventory, real property, or other assets in the ordinary course of business, including leases or subleases with respect to facilities which are temporarily not in use or pending their disposition; (viii) trade or exchange of assets of equivalent fair market value; (ix) the licensing of intellectual property or other general intangibles to third Persons on customary terms as determined by the Board of Directors in good faith; (x) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; (xi) the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to the Credit Agreement or the other security documents relating to any Indebtedness permitted under the Indenture; (xii) sales of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” to a Securitization Subsidiary in connection with any Qualified Securitization Financing; (xiii) a transfer of Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” (or a fractional undivided interest therein) by a Securitization Subsidiary in a Qualified Securitization Financing; (xiv) creating or granting of Liens (and any sale or disposition thereof or foreclosure thereon) not prohibited by the Indenture; (xv) grants of credits or allowances in the ordinary course of business and (xvi) condemnations on or the taking by eminent domain of property or assets.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capital Interests” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (other than earn-outs or similar consideration payable in connection with an acquisition).

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Equivalents” means:

(i) United States dollars;

(ii) securities issued or directly and fully guaranteed or insured by (a) United States government, (ii) the United Kingdom, (iii) any government of a member state of the European Union whose currency is the euro or (iv) any agency or instrumentality of any of the foregoing (provided that the full faith and credit of the United States, the United Kingdom or the applicable member state, as the case may be, is pledged in support thereof), in each case having maturities of not more than twelve months from the date of acquisition;

(iii) certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case with any lender party to the Credit Agreement or with any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any foreign country recognized by the United States of America having capital and surplus, at the time of acquisition thereof, in excess of $500 million (or foreign currency equivalent thereof) and a Thompson Bank Watch Rating of “B” or better;

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, Inc. and in each case maturing within twelve months after the date of acquisition;

(vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Services, Inc. or Moody’s Investors Service, Inc.;

(vii) in the case of any Restricted Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Restricted Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (i) through (vi); and

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Cash Flow” means, with respect to any Person, for any period, the sum (without duplication) of:

(i) Consolidated Net Income; and

(ii) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period;

(b) Consolidated Interest Expense; and

(c) Consolidated Non-Cash Charges;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations (paid, accrued and/or scheduled to be paid or accrued), imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations (including fees and premiums), but excluding amortization of debt issuance costs, to the extent that any such expense was deducted in computing such Consolidated Net Income on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom (without duplication):

(1) gains or losses from Asset Sales (without regard to the $2.0 million threshold set forth in the definition thereof) or other dispositions, abandonments or reserves relating thereto or the extinguishment of any Indebtedness, together with any related provision for taxes on such gains or losses;

(2) any unusual, extraordinary or non-recurring gain, loss, charge or expense, (including, without limitation, retention, severance, systems establishment cost, excess pension charges, contract termination restructuring costs and litigation settlements or losses) together with any related provision for taxes on such unusual, extraordinary or non-recurring gain, loss, charge or expense;

(3) the net income or loss of any Person acquired prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person, subject to clause (5) below;

(4) solely for purpose of calculating Consolidated Net Income to determine the amount of Restricted Payments permitted under the covenant described under the caption “Certain Covenants—Restricted Payments,” the net income (but not loss) of any Subsidiary of the Company (excluding in the case of the Company or any of its Restricted Subsidiaries, any Restricted Subsidiary that is a Guarantor or a Foreign Subsidiary) to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by a contract, operation of law or otherwise, except to the extent that such net income is actually, or permitted to be, paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise;

(5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(6) income or loss attributable to discontinued operation (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(8) the cumulative effect of a change in accounting principles;

(9) any non-cash compensation charges or other non-cash expenses, or charges arising from the grant or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, options or other equity-based awards;

(10) the effect of any non-cash items resulting from any amortization, write-up, write-down or write-off of assets (including intangible assets, goodwill and deferred financing costs in connection with the Transactions or any future acquisition, disposition, merger, consolidation or similar transaction or any other non-cash impairment charges incurred subsequent to the date of the Indenture resulting from the application of SFAS Nos. 141, 142 or 144 (excluding any such non-cash item to the extent that it represents an accrual of or reverse for cash expenditures in any future period except to the extent such item is subsequently reversed));

(11) any net gain or loss resulting from Hedging Obligations (including pursuant to the application of SFAS No. 133);

(12) gains and losses due solely to fluctuations in currency values and the related tax effects;

(13) non-cash losses, expenses and charges incurred in connection with restructuring within the Company and/or one or more Restricted Subsidiaries, including in connection with integration of acquired businesses or Persons, disposition of one or more Subsidiaries or businesses, exiting of one or more lines of businesses and relocation or consolidation of facilities;

(14) any increase in amortization or depreciation or any one time non-cash charges (such as capitalized manufacturing profit in inventory) resulting from purchase accounting; and

(15) any amortization or write-offs of debt issuance or deferred financing costs and premiums and prepayment penalties.

“Consolidated Non-Cash Charges” means, with respect to any Person and its Restricted subsidiaries, for any period, depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges, expenses or losses, including any impairment charges and the impact of purchase accounting, such as the amortization of inventory step-up (but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of any Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus non-cash items increasing such Consolidated Net Income for such period (other than accruals of revenue in the ordinary course of business and reversals in such period of an accrual of, or reserve for, a cash charge in another period) on a consolidated basis for such Person and its Restricted Subsidiaries and determined in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the total assets of the Company and the Restricted Subsidiaries on a consolidated basis (determined in accordance with GAAP) at the end of the fiscal quarter immediately preceding such date.

“Credit Agreement” means the credit agreement in effect on the Closing Date among the Company, Wachovia Bank, National Association as agent and the lenders party thereto and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, renewed, refunded, replaced, restated, substituted, refinanced, supplemented or restated from time to time (whether with the original agents and lenders or other agents or lenders or otherwise all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Disqualified Interests” means any Capital Interests that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (ii) redeemable at the sole option of the Holder thereof (except in each case, upon the occurrence of a Change of Control or Asset Sale to the extent such Capital Interest is only redeemable or exchangeable into Qualified Capital Interests), in whole or in part, on or prior to the date on which the Notes mature, for cash or is convertible into or exchangeable for debt securities of the Company or its Subsidiaries at any time prior to such date; provided, however, that only the portion of Capital Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Interests; provided, further however, that any Capital Interests that would constitute Disqualified Interests solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Interests upon the occurrence of a Change of Control or an Asset Sale occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Interests if any such requirement only becomes operative after compliance with repurchase and redemption terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Equity Interests” means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

“Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of total Consolidated Cash Flow of such Person during the period of four consecutive fiscal quarters of the Company (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio for which financial statements are available (the “FCCR Transaction Date”) to Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated Cash Flow and Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness (but without giving pro forma effect to any Indebtedness incurred on such date of determination under paragraph (b) of the covenant described under “Certain Covenants—Incurrence of Indebtedness”) of such Person or any of its Restricted Subsidiaries, or the issuance or redemption of any preferred stock by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (or the issuance or redemption or other repayment of any other preferred stock) by such Person or any of its Restricted Subsidiaries (in each case, and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the FCCR Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise liable for Acquired Debt and also including any Consolidated Cash Flow attributable to-the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the FCCR Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness) occurred on the first day of the Four Quarter Period.

In calculating Fixed Charges attributable to interest on any Indebtedness computed on a pro forma basis, (a) interest on outstanding Indebtedness determined on a fluctuating basis as of the FCCR Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the FCCR Transaction Date; (b) if interest on any Indebtedness actually incurred on the FCCR Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the FCCR Transaction Date will be deemed to have been in effect during the four-quarter period; and (c) notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to interest rate swaps, caps or collars, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreement.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of

(i) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; and

(ii) the product of (a) all cash dividend payments on any series of Disqualified Interests of such Person or preferred equity of such Person or any of its Restricted Subsidiaries paid during such period to any Person other than such Person or any of its Restricted Subsidiaries times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Foreign Subsidiaries” means any Subsidiary of the Company which was not formed under the laws of the United States or any state of the United States or the District of Columbia and any Subsidiary of such Person.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the date of the Indenture.

“Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantors” means any Subsidiary of the Company or of any co-issuer or co-obligor of the Notes that executes a Note Guarantee in accordance with the provision of the Indenture, and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk; (ii) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and (iii) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“Heirs” of any individual mean such individual’s estate, spouse, lineal relatives (including adoptive descendants), administrator, committee or other personal representative or other estate planning vehicle and any custodian or trustee for the benefit of any spouse or lineal relatives (including adoptive descendants) of such individual.

“Holders” means a Person in whose name a Note is registered.

“Indebtedness” with respect to any Person, any indebtedness of such Person, whether or not contingent, (1) in respect of borrowed money, (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof but excluding Obligations with respect to letters of credit (including trade letters of credit) to the extent such Obligations are cash collateralized or such letters of credit secure Obligations (other than obligations described above and Obligations in connection with Capitalized Lease Obligations) entered into in the ordinary course of business of such Person and such letters of credit are not drawn upon or, if drawn upon, to the extent any such drawing is reimbursed no later than three Business Days following receipt by such Person of a demand for reimbursement), (3) evidenced by banker’s acceptances, (4) representing Capital Lease Obligations, (5) representing the balance deferred and unpaid of the purchase price of any property (except (a) any portion thereof that constitutes an accrued expense or trade payable, (b) obligations to consignors to pay under normal trade terms for consigned goods and (c) earn out obligations) or representing any Hedging Obligations, (6) consisting of Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person), (7) consisting of Attributable Debt and, to the extent not otherwise included, (8) consisting of the Guarantee by such Person of any Indebtedness of any other Person, in each case (other than with respect to letters of credit, Hedging Obligations, Guarantees of Indebtedness and indebtedness of the type described in clause (6)) if and to the extent would appear as a liability upon a balance sheet (excluding footnotes thereto) of such Person prepared in accordance with GAAP. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, (ii) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of (A) the fair market value of such asset on the date on which Indebtedness is required to be determined pursuant to the Indenture and (B) the amount of the Indebtedness so secured; (iii) in the case of the guarantee by the specified Person of any Indebtedness of any other Person, the maximum liability to which the specified Person may be subject upon the occurrence of the contingency giving rise to the obligation; (iv) in the case of any Hedging Obligations, the net amount payable if such Hedging Obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off and (v) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness. Indebtedness also includes all Disqualified Interests issued by such Person with the amount of Indebtedness represented by such Disqualified Interests being equal to its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Interests which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Interests as if such Disqualified Interests were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Interests, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Interests; provided that if such Disqualified Interest is not then permitted to be repurchased, the greater of the liquidation preference and the book value of such Disqualified Interest. Notwithstanding the foregoing, in connection with the Asset Acquisition or other purchase by the Company or any Restricted Subsidiary of any business or assets not in the ordinary course of business, the term “Indebtedness” will exclude post closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (with stable or better outlook) (or the equivalent) by Moody’s and BBB− (with stable or better outlook) (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of direct or indirect loans (including guarantees of Indebtedness or other obligations but excluding any debt or extension of credit represented by a bank deposit other than a time deposit), advances or capital contributions (excluding extensions of credit to customers or advances, deposits or payments to or with suppliers, lessors or utilities or for worker’s compensation, in each case, in the ordinary course of business and excluding commissions, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Restricted Payments.” Except as otherwise provided for herein, the amount of an investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means, the date of initial issuance of the Notes.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Marketable Securities” means any securities listed or quoted on any national securities exchange that has registered with the SEC pursuant to Section 6(a) of the Exchange Act, or any designated offshore securities market as defined in Regulation S under the Securities Act.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition or collection of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or disposition of such non-cash consideration, including, without limitation, (i) legal, accounting and investment banking fees, sales commissions, and any severance and relocation expenses incurred as a result thereof, (ii) all taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (iii) amounts applied to the repayment of Indebtedness (other than revolving credit Indebtedness, unless there is a required reduction in commitments) secured by a Lien on the asset or assets that were the subject of such Asset Sale,

(iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, established in accordance with GAAP and (v) amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owing a beneficial interest in the assets that are the subject of the Asset Sale.

“New Convertible Subordinated Debentures” means the Company’s new 4.00% Convertible Subordinated Debentures due 2023, which contain a net share settlement provision as described in the offering circular and were issued in exchange for the Company’s existing 4.00% Convertible Subordinated Debentures due 2023 in the Company’s exchange offer which closed on April 20, 2007.

“Non-Recourse Debt” means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) as to which the explicit terms provide that there is no recourse against any assets of the Company or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, costs, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, Chief Financial Officer, any Vice President, the Treasurer, Chief Accounting Officer or Secretary of the Company.

“Officers’ Certificate” means a certificate by two Officers of the Company, one of whom is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the Indenture.

“Permitted Investments” means:

(a) any Investment in the Company or in a Restricted Subsidiary of the Company;

(b) any Investment in Cash Equivalents or Marketable Securities;

(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the option of Holders—Asset Sales” or any non-cash consideration received in connection with a disposition of assets excluded from the definition of “Asset Sales”;

(e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Interests) of the Company or any parent of the Company;

(f) Investments represented by guarantees that are otherwise permitted under the Indenture;

(g) Investments existing on the Issue Date and any modification, replacement, renewal or extension thereof; provided that the amount of any such Investment may be increased as otherwise permitted under the Indenture;

(h) Hedging Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses, consistent with past practice, and otherwise in compliance with the Indenture;

(i) Investments in the Notes;

(j) Investments in securities of a Person received (i) pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Person in exchange for any other Investments, accounts receivable or other claims against such Person or (ii) in good faith settlement of delinquent obligations of a Person;

(k) advances to suppliers and customers in the ordinary course of business;

(l) loans and advances, including advances for travel and moving expenses, commission and payroll to employees and consultants of the Company and its Restricted Subsidiaries (and any guarantees of any such loans or advances) in the ordinary course of business, for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

(m) any Investment in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing, including, without limitation, Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Securitization Financing or any related Indebtedness; provided, however, that any Investment in a Securitization Subsidiary is in the form of a purchase money note, contribution of additional Securitization Assets or an equity interest; and

(n) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(o) Investments consists of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(p) performance guarantees made in the ordinary course of business;

(q) any Investments arising from agreements of the Company or a Restricted Subsidiary of the Company providing for adjustments of purchase price, deferred payment, earn-out or similar obligations, in each case acquired in connection with the disposition or acquisition of any business or assets of the Company or a Restricted Subsidiary;

(r) Investments consisting of earnest money deposits required in connection with a purchase agreement or other acquisition;

(s) endorsements of negotiable instruments and documents in the ordinary course of business; and

(t) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (t) that are at the time outstanding, not to exceed the greater of (i) $10.0 million and (ii) 1.0% of Consolidated Total Assets of the Company, provided, that if such Investment is in Capital Interests of a Person that subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed permitted under clause (a) above and shall not be included as having been made pursuant to this clause (t).

“Permitted Junior Securities” means unsecured debt or equity securities of the Company or any Guarantor or any direct or indirect parent of the Company or any successor corporation issued pursuant to a plan of reorganization or readjustment, as applicable, that are subordinated to the payment in full in cash of all then-outstanding Senior Debt at least to the same extent that the Notes are subordinated to the payment of all Senior Debt of the Company or Note Guarantees are subordinated to the payment in full in cash of all Senior Debt of such Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Debt outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Debt not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” means:

(i) Liens securing Senior Debt;

(ii) Liens in favor of the Company or the Guarantors;

(iii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the third paragraph of the covenant entitled “—Incurrence of Indebtedness,” which liens with respect solely to Capital Lease Obligations and purchase money obligations and not mortgage financings, shall cover only the assets acquired, constructed, installed, designed, or improved with the proceeds of such Indebtedness;

(iv) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(vi) Liens securing Hedging Obligations permitted by clause (vii) of the second paragraph of the covenant entitled “—Incurrence of Indebtedness”;

(vii) Liens arising by reason of any judgment, decree or order, but not giving rise to an Event of Default, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment decree on order shall not have been finally terminated or the period within such proceedings may be initiated shall not have expired;

(viii) Liens securing the Notes and all other monetary obligations under the Indenture and the Note Guarantees;

(ix) Liens securing Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this definition and incurred in accordance with the covenant “—Incurrence of Indebtedness”; provided that such Liens: (i) taken as a whole are no less favorable to the Holders and are not more favorable in any material respect to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(x) Liens to secure additional Indebtedness permitted to be incurred pursuant to clause (xii) of the definition of “Permitted Debt;”

(xi) Liens existing on the Issue Date;

(xii) Precautionary financing statements filed with respect to operating leases or other transactions not involving the incurrence of Indebtedness;

(xiii) Liens securing Acquired Debt incurred in accordance with the covenant entitled “—Limitation of Indebtedness”; provided that:

(a) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such indebtedness became Acquired Debt of the Company or a Restricted Subsidiary of the Company and are no more favorable in any material respect to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Restricted Subsidiary of the Company; and

(xiv) Liens on Securitization Assets and related assets of the type specified in the definition of “Securitization Financing” incurred in connection with any Qualified Securitization Financing.

“Permitted Refinancing Indebtedness” means any indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to repay, extend, refinance, renew, redeem, replace, defease, discharge, refund or otherwise retire for value other indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus fees, premiums, defeasance costs and accrued interest on, the Indebtedness so repaid, extended, refinanced, renewed, redeemed, replaced, defeased, discharged, refunded or retired for value (plus the amount of reasonable expenses incurred in connection therewith);

(ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being repaid, extended, refinanced, renewed, redeemed, replaced, defeased, discharged, refunded or retired for value; and

(iii) if the Indebtedness being repaid, extended, refinanced, renewed, redeemed, replaced, defeased, discharged, refunded or retired for value is subordinated in right of payment to the Notes, or is Disqualified Interests, then the Permitted Refinancing Indebtedness must have a final maturity date later than the final maturity date of, and be subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, redeemed, replaced, defeased or refunded.

“Qualified Capital Interest” means a Capital Interest that is not a Disqualified Interest.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (i) the Board of Directors of the Company shall have determined in good faith that such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and the Securitization Subsidiary, (ii) all sales of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value (as determined in good faith by the Company) and (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings. The grant of a security interest in any Securitization Assets of the Company or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under the Credit Agreement or Permitted Refinancing Indebtedness with respect thereto shall not be deemed a Qualified Securitization Financing.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Representative” means any agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in out-standing principal amount of such Designated Senior Debt.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Securitization Assets” means any accounts receivable or other revenue streams subject to a Qualified Securitization Financing.

“Securitization Fees” means reasonable distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Company or any of its

Subsidiaries) and (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers Securitization Assets and related assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Company or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to either the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company and (e) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company or such other Person shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company or such other Person giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” means the principal of, premium, if any, and interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on any Indebtedness of the Company or any Guarantor, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular obligation, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligation shall be subordinate or pari passu in right of payment to the Notes or the Note Guarantee of such Guarantor, as applicable. Without limiting the generality of the foregoing, “Senior Debt” shall also include the principal of, premium, if any, interest (including any interest accruing after the commencement of any bankruptcy proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed or allowable claim under applicable law) on, and all other amounts owing in respect of (including guarantees of the foregoing obligations):

(1) all monetary obligations of every nature of the Company or any Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal, premium and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

(2) all Hedging Obligations (and guarantees thereof),

in each case whether outstanding on the date of the indenture or thereafter incurred.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture.

“Specified Asset Sale” means any sale-leaseback of North American assets generating proceeds to the Company and/or its Restricted Subsidiaries of not less than $65.0 million.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Securitization Financing, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Trading Day” means, with respect to any Marketable Securities, a day on which the principal United States or foreign securities exchange on which such security is listed or admitted to trading, or the Nasdaq National Market if such security is not listed or admitted to trading on any such securities exchange, as applicable, is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Unrestricted Subsidiary” means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary at the time of designation:

(a) has no Indebtedness other than Non-Recourse Debt;

(b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries unless such guarantee or credit support is released upon its designation as an Unrestricted Subsidiary.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness,” the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness,” calculated on a pro forma basis as if such designation had occurred at the beginning of the Four Quarter Period, and (ii) no Default or Event of Default would be in existence following such designation; and provided, further, that, to the extent applicable, the Company shall cause such Subsidiary to comply with the covenant described above under the caption “Certain Covenants—Subsidiary Guarantees.”

“Voting Stock” of any Person as of any date means the Capital Interests of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Restricted Subsidiaries of such Person.

Book-Entry Delivery and Form

Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes. Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, crossmarket transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in The Portal Market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences relating to the exchange of old notes for exchange notes in the exchange offer. It does not contain a complete analysis of all of the potential tax consequences relating to the exchange. This summary is limited to holders of old notes who hold the old notes as “capital assets” (in general, assets held for investment). Special situations, such as the following, are not addressed:

•	tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders whose “functional currency” is not the U.S. dollar;

•	tax consequences to persons who hold notes through a partnership or similar pass-through entity;

•	U.S. federal gift tax, estate tax (except as to non-United States holders) or alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

The exchange of old notes for exchange notes pursuant to the exchange offer should not constitute an “exchange” for federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder should be treated as a continuation of the old notes in the hands of such holder. Accordingly, there should be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer. For example, there should be no change in exchanging holders’ tax basis, and their holding period should carry over to the exchange notes. In addition, the federal income tax consequences of holding and disposing of the exchange notes should be the same as those applicable to the old notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resales. In addition, until December 6, 2007 (90 days after the date of this prospectus), all broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal delivered with this prospectus states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents. We have agreed to pay all expenses incident to the performance of our obligations in connection with the exchange offer. We will indemnify the holders of the exchange notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes, we will receive in exchange old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the transfer restrictions, registration rights and rights to additional interest applicable to the old notes do not apply to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our outstanding debt.

On March 16, 2007, we issued and sold the old notes. The net proceeds from the sale of the old notes were used to finance the acquisition of LTK Wiring Company Limited and certain of its affiliates, repay existing indebtedness incurred under our senior secured credit facility, pay related fees and expenses and for general corporate purposes.

LEGAL MATTERS

The validity of the exchange notes and the enforceability of obligations under the exchange notes and guarantees have been passed upon for us by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of Belden Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in this Prospectus and Registration Statement and incorporated by reference therein, the consolidated financial schedule of Belden Inc. as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006 incorporated by reference therein, and Belden Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, and are included or incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

BELDEN INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Belden Inc.

We have audited the accompanying consolidated balance sheets of Belden Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Belden Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the Consolidated Financial Statements, on January 1, 2006, the Company changed its method of accounting for share-based payments, and on December 31, 2006, changed its method of accounting for defined pension benefit and other postretirement benefit plans.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Belden Inc.’s internal control over financial reporting as of December 31, 2006 based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2007 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri
February 28, 2007

Belden Inc.

Consolidated Balance Sheets

	December 31,
	2006	2005
	(In thousands, except par value
	and number of shares)

ASSETS
Current assets:
Cash and cash equivalents	$254,151	$134,638
Receivables, less allowance for doubtful accounts of $2,637 and $3,839 at 2006 and 2005, respectively	217,908	195,018
Inventories, net	202,248	245,481
Deferred income taxes	34,664	27,845
Other current assets	10,465	8,015
Current assets of discontinued operations	—	56,997

Total current assets	719,436	667,994
Property, plant and equipment, less accumulated depreciation	272,285	287,778
Goodwill, less accumulated amortization	275,134	272,290
Intangible assets, less accumulated amortization	70,964	72,459
Other long-lived assets	18,149	6,214

	$1,355,968	$1,306,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$200,008	$216,736
Current maturities of long-term debt	62,000	59,000
Current liabilities of discontinued operations	—	13,342

Total current liabilities	262,008	289,078
Long-term debt	110,000	172,051
Postretirement benefits other than pensions	43,397	33,167
Deferred income taxes	71,399	73,851
Other long-term liabilities	25,263	17,166
Minority interest	—	7,914
Stockholders’ equity:
Preferred stock, par value $.01 per share — 2,000,000 shares authorized; no shares outstanding	—	—
Common stock, par value $.01 per share — 200,000,000 shares authorized; 50,334,932 and 50,345,852 shares issued at 2006 and 2005, respectively; 44,151,185 and 42,336,178 shares outstanding at 2006 and 2005, respectively	503	503
Additional paid-in capital	591,416	540,430
Retained earnings	348,069	290,870
Accumulated other comprehensive income (loss)	15,013	(6,881)
Unearned deferred compensation	—	(336)
Treasury stock, at cost — 6,183,747 and 8,009,674 shares at 2006 and 2005, respectively	(111,100)	(111,078)

Total stockholders’ equity	843,901	713,508

	$1,355,968	$1,306,735

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except per share amounts)

Revenues	$1,495,811	$1,245,669	$864,725
Cost of sales	(1,162,498)	(968,296)	(674,757)

Gross profit	333,313	277,373	189,968
Selling, general and administrative expenses	(203,756)	(203,825)	(147,663)
Asset impairment	(11,079)	(8,010)	(8,871)
Minimum requirements contract income	—	3,000	3,000

Operating income	118,478	68,538	36,434
Interest expense	(13,096)	(15,036)	(14,709)
Interest income	7,081	4,737	1,511
Other income (expense)	(187)	(699)	1,361

Income from continuing operations before taxes	112,276	57,540	24,597
Income tax expense	(40,713)	(23,972)	(13,897)

Income from continuing operations	71,563	33,568	10,700
Gain (loss) from discontinued operations, net of tax	(1,330)	(1,173)	4,236
Gain (loss) on disposal of discontinued operations, net of tax	(4,298)	15,163	253

Net income	$65,935	$47,558	$15,189

Weighted average number of common shares and equivalents:
Basic	43,319	45,655	35,404
Diluted	50,276	52,122	38,724

Basic income (loss) per share:
Continuing operations	$1.65	$0.74	$0.30
Discontinued operations	(0.03)	(0.03)	0.12
Disposal of discontinued operations	(0.10)	0.33	0.01

Net income	$1.52	$1.04	$0.43

Diluted income (loss) per share:
Continuing operations	$1.48	$0.69	$0.31
Discontinued operations	(0.03)	(0.02)	0.11
Disposal of discontinued operations	(0.08)	0.29	0.01

Net income	$1.37	$0.96	$0.43

Reconciliation between net income and comprehensive income:
Net income	$65,935	$47,558	$15,189
Adjustments to translation component of equity	33,193	(34,118)	24,233
Adjustments to minimum pension liability	4,152	(625)	(3,832)

Comprehensive income	$103,280	$12,815	$35,590

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.

Consolidated Cash Flow Statements

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

Cash flows from operating activities:
Net income	$65,935	$47,558	$15,189
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	38,616	40,470	30,714
Deferred income tax expense	18,896	14,127	19,088
Provision for inventory obsolescence	14,395	7,533	2,780
Asset impairment	11,079	12,849	8,871
Stock-based compensation expense	5,765	3,539	3,768
Retirement savings plan contributions paid in stock	—	—	2,279
Loss (gain) on disposal of tangible assets	3,690	(15,666)	(3,348)
Pension funding in excess of pension expense	(21,273)	(8,157)	(4,876)
Changes in operating assets and liabilities, net of the effects of currency exchange rate changes and acquired businesses:
Receivables	(12,730)	(6,213)	2,435
Inventories	34,462	(49,355)	(16,656)
Accounts payable and accrued liabilities	(15,130)	16,085	(30,178)
Other assets and liabilities, net	(2,549)	(13,621)	10,762

Net cash provided by operating activities	141,156	49,149	40,828
Cash flows from investing activities:
Proceeds from disposal of tangible assets	34,059	51,541	89,007
Capital expenditures	(21,663)	(23,789)	(15,889)
Cash used to invest in or acquire businesses	(11,715)	—	(6,196)
Cash used in other investing activities	(2,146)	—	—

Net cash provided by (used for) investing activities	(1,465)	27,752	66,922
Cash flows from financing activities:
Payments under borrowing arrangements	(59,051)	(17,474)	(66,660)
Cash dividends paid	(8,736)	(9,116)	(7,292)
Debt issuance costs	(1,063)	—	—
Payments under share repurchase program	—	(109,429)	—
Proceeds from exercises of stock options	38,808	6,897	4,507
Excess tax benefits related to share-based payments	7,369	—	—

Net cash used for financing activities	(22,673)	(129,122)	(69,445)
Effect of currency exchange rate changes on cash and cash equivalents	2,495	(1,937)	4,630

Increase (decrease) in cash and cash equivalents	119,513	(54,158)	42,935
Cash received from Belden CDT merger	—	—	50,906
Cash and cash equivalents, beginning of year	134,638	188,796	94,955

Cash and cash equivalents, end of year	$254,151	$134,638	$188,796

Supplemental cash flow information
Income tax refunds received	$1,548	$8,924	$3,595
Income taxes paid	(29,212)	(11,071)	(5,773)
Interest paid, net of amount capitalized	(14,122)	(14,857)	(15,383)

The accompanying notes are an integral part of these Consolidated Financial Statements

Belden Inc.

Consolidated Stockholders’ Equity Statements

								Accumulated Other
								Comprehensive Income
							Unearned	(Loss)
							Deferred	Translation	Minimum
	Common Stock		Paid-In	Retained	Treasury Stock		Compensation	Component	Pension
	Shares	Amount	Capital	Earnings	Shares	Amount	(UDC)	of Equity	Liability	Total
					($ in thousands)

Balance at December 31, 2003	26,204	$262	$39,022	$244,217	(547)	$(7,722)	$(1,700)	$21,533	$(14,072)	$281,540
Net income	—	—	—	15,189	—	—	—	—	—	15,189
Foreign currency translation	—	—	—	—	—	—	—	24,233	—	24,233
Minimum pension liability, net of $1.7 million deferred tax benefit	—	—	—	—	—	—	—	—	(3,832)	(3,832)

Comprehensive income										35,590
Exercise of stock options	175	2	4,384	—	77	121	—	—	—	4,507
Employee benefits plans	12	—	661	—	122	1,856	—	—	—	2,517
Share-based compensation, net of tax withholding forfeitures	—	—	1,811	—	505	1,160	(3,881)	—	—	(910)
UDC amortization	—	—	—	—	—	—	3,645	—	—	3,645
Cash dividends ($.20 per share)	—	—	—	(7,292)	—	—	—	—	—	(7,292)
Merger between Belden and CDT	23,820	238	486,106	—	(3,166)	4,585	(526)	—	—	490,403

Balance at December 31, 2004	50,211	502	531,984	252,114	(3,009)	—	(2,462)	45,766	(17,904)	810,000
Net income	—	—	—	47,558	—	—	—	—	—	47,558
Foreign currency translation	—	—	—	—	—	—	—	(34,118)	—	(34,118)
Minimum pension liability, net of $1.0 million deferred tax benefit	—	—	—	—	—	—	—	—	(625)	(625)

Comprehensive income										12,815
Exercise of stock options	122	1	6,991	—	265	(95)	—	—	—	6,897
Share-based compensation, net of tax withholding forfeitures	13	—	1,069	—	(66)	(1,554)	78	—	—	(407)
Share repurchase program	—	—	—	—	(5,200)	(109,429)	—	—	—	(109,429)
UDC Amortization	—	—	—	—	—	—	2,048	—	—	2,048
Cash dividends ($.20 per share)	—	—	—	(9,116)	—	—	—	—	—	(9,116)
Other	—	—	386	314	—	—	—	—	—	700

Balance at December 31, 2005	50,346	503	540,430	290,870	(8,010)	(111,078)	(336)	11,648	(18,529)	713,508
Net income	—	—	—	65,935	—	—	—	—	—	65,935
Foreign currency translation	—	—	—	—	—	—	—	33,193	—	33,193
Minimum pension liability, net of $1.7 million deferred tax expense	—	—	—	—	—	—	—	—	4,152	4,152

Comprehensive income										103,280
Exercise of stock options	—	—	38,510	—	1,822	298	—	—	—	38,808
Share-based compensation, net of tax withholding forfeitures	(11)	—	12,812	—	4	(320)	—	—	—	12,492
Cash dividends ($.20 per share)	—	—	—	(8,736)	—	—	—	—	—	(8,736)
Adoption of SFAS No. 123(R)	—	—	(336)	—	—	—	336	—	—	—
Adoption of SFAS No. 158, net of $10.7 million deferred tax benefit	—	—	—	—	—	—	—	—	(15,451)	(15,451)

Balance at December 31, 2006	50,335	$503	$591,416	$348,069	(6,184)	$(111,100)	$—	$44,841	$(29,828)	$843,901

The accompanying notes are an integral part of these Consolidated Financial Statements

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1:	Basis of Presentation

Business Description

Belden Inc. (the Company, Belden, we, us, or our and formerly known as Belden CDT Inc.) designs, manufactures, and markets signal transmission products for data networking and a wide range of specialty electronics markets including entertainment, industrial, security, and aerospace applications.

Consolidation

The accompanying Consolidated Financial Statements include Belden Inc. and all of its subsidiaries. We eliminate all significant affiliate accounts and transactions in consolidation.

In July 2004, Belden Inc. merged with and became a wholly owned subsidiary of Cable Design Technologies Corporation (CDT), and CDT changed its name to Belden CDT Inc. (the Merger). The Merger was treated as a reverse acquisition under the purchase method of accounting. For financial reporting purposes, the operating results and cash flows of CDT are included in our Consolidated Financial Statements from July 2004.

Foreign Currency Translation

For international operations with functional currencies other than the United States dollar, we translate assets and liabilities at current exchange rates; we translate income and expenses using average exchange rates. We report the resulting translation adjustments, as well as gains and losses from certain affiliate transactions, in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. We include exchange gains and losses on transactions in operating income.

Reporting Periods

Our fiscal year and fiscal fourth quarter both end on December 31. Our fiscal first, second and third quarter each end on the last Sunday falling on or before their respective calendar quarter-end.

Use of Estimates in the Preparation of the Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (GAAP) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and operating results and the disclosure of contingencies. Actual results could differ from those estimates. We make significant estimates in regard to receivables collectibility, inventory valuation, realization of deferred tax assets, valuation of long-lived assets, valuation of contingent liabilities, calculation of share-based compensation, calculation of pension and other postretirement benefits expense, and valuation of acquired businesses.

Reclassifications

We have made certain reclassifications to the 2005 and 2004 Consolidated Financial Statements with no impact to reported net income in order to conform to the 2006 presentation.

Note 2:	Summary of Significant Accounting Policies

Cash and Cash Equivalents

We classify cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments with an original maturity of three months or less, that we hold from time to time, as cash and cash equivalents.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Receivables and Related Allowances

We classify amounts owed to us and due within twelve months, arising from the sale of goods or services in the normal course of business, as current receivables. We classify receivables due after twelve months as other long-lived assets.

We sometimes grant trade, promotion, and other special price reductions such as meet competition pricing, price protection, contract pricing, and on-time payment discounts to certain of our customers. We also adjust receivables balances for, among other things, correction of billing errors, incorrect shipments, and settlement of customer disputes. Customers are allowed to return inventory if and when certain conditions regarding the physical state of the inventory and our approval of the return are met. Certain distribution customers are allowed to return inventory at original cost, in an amount not to exceed three percent of the prior year’s purchases, in exchange for an order of equal or greater value. Until we can process these reductions, corrections, and returns (together, the Adjustments) through individual customer records, we estimate the amount of outstanding Adjustments and recognize them as allowances against our gross accounts receivable and gross revenues. We base these estimates on historical and anticipated sales demand, trends in product pricing, and historical and anticipated Adjustments patterns. We charge revisions to these estimates back to accounts receivable and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase price allowance and customer return authorizations, possibly resulting in an incremental reduction of accounts receivable and revenues at the time the allowance or return is authorized. The allowances for unprocessed receivables credits at December 31, 2006 and 2005 totaled $11.1 million and $16.1 million, respectively.

We evaluate the collectibility of accounts receivable based on the specific identification method. A considerable amount of judgment is required in assessing the realization of accounts receivable, including the current creditworthiness of each customer and related aging of the past due balances. We perform ongoing credit evaluations of our customers’ financial condition. Through these evaluations, we may become aware of a situation where a customer may not be able to meet its financial obligations due to deterioration of its financial viability, credit ratings or bankruptcy. In circumstances where we are aware of a customer’s inability or unwillingness to pay outstanding amounts, we record a specific reserve for bad debts against amounts due to reduce the receivable to its estimated collectible balance. We recognized bad debt expense of $0.5 million, $0.7 million and $0.7 million in 2006, 2005, and 2004, respectively.

Inventories and Related Reserves

Inventories are stated at the lower of cost or market. We determine the cost of all raw materials, work-in-process and finished goods inventories by the first in, first out method. Cost components of inventories include direct labor, applicable production overhead and amounts paid to suppliers of materials and products as well as freight costs and, when applicable, duty costs to import the materials and products.

We evaluate the realizability of our inventory on a product-by-product basis in light of historical and anticipated sales demand, technological changes, product life cycle, component cost trends, product pricing and inventory condition. In circumstances where inventory levels are in excess of anticipated market demand, where inventory is deemed technologically obsolete or not saleable due to condition or where inventory cost exceeds net realizable value, we record a charge to cost of goods sold and reduce the inventory to its net realizable value. The allowances for excess and obsolete inventories at December 31, 2006 and 2005 totaled $15.2 million and $14.9 million, respectively.

Property, Plant and Equipment

We record property, plant and equipment at cost. We calculate depreciation on a straight-line basis over the estimated useful lives of the related assets ranging from ten to forty years for buildings, five to twelve

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

years for machinery and equipment and five years for computer equipment and software. Construction in process reflects amounts incurred for the configuration and build-out of property, plant and equipment and for property, plant and equipment not yet placed into service. We charge maintenance and repairs — both planned major activities and less-costly, ongoing activities — to expense as incurred. We capitalize interest costs associated with the construction of capital assets and amortize the costs over the assets’ useful lives.

We review property, plant and equipment to determine whether an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We base our evaluation on such impairment indicators as the nature of the assets, the future economic benefit of the assets and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of an asset may not be recoverable, we determine whether impairment has occurred through the use of an undiscounted cash flow analysis at the lowest level for which identifiable cash flows exist. If impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset.

Intangible Assets

Our intangible assets consist of (a) definite-lived assets subject to amortization such as patents, favorable customer contracts, customer relationships and backlog, and (b) indefinite-lived assets not subject to amortization such as goodwill and trademarks. We calculate amortization of the definite-lived intangible assets on a straight-line basis over the estimated useful lives of the related assets ranging from less than one year for backlog to in excess of twenty-five years for customer relationships.

We evaluate goodwill for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying value of goodwill may no longer be recoverable. We compare the fair value of each reporting unit to its carrying value. We determine the fair value using the income approach. Under the income approach, we calculate the fair value of a reporting unit based on the present value of estimated future cash flows. If the fair value of the reporting unit exceeds the carrying value of the net assets including goodwill assigned to that unit, goodwill is not impaired. If the carrying value of the reporting unit’s net assets including goodwill exceeds the fair value of the reporting unit, then we determine the implied fair value of the reporting unit’s goodwill. If the carrying value of a reporting unit’s goodwill exceeds its implied fair value, then an impairment of goodwill has occurred and we recognize an impairment loss for the difference between the carrying amount and the implied fair value of goodwill as a component of operating income.

We also evaluate intangible assets not subject to amortization for impairment annually or at other times if events have occurred or circumstances exist that indicate the carrying values of those assets may no longer be recoverable. We compare the fair value of the asset with its carrying amount. If the carrying amount of the asset exceeds its fair value, we recognize an impairment loss in an amount equal to that excess.

We review intangible assets subject to amortization whenever an event or change in circumstances indicates the carrying values of the assets may not be recoverable. We test intangible assets subject to amortization for impairment and estimate their fair values using the same assumptions and techniques we employ on property, plant and equipment.

Pension and Other Postretirement Benefits

Our pension and other postretirement benefit costs and obligations are dependent on the various actuarial assumptions used in calculating such amounts. These assumptions relate to discount rates, salary growth, long-term return on plan assets, health care cost trend rates and other factors. We base the discount rate assumptions on current investment yields on high-quality corporate long-term bonds. The salary growth assumptions reflect our long-term actual experience and future or near-term outlook. We determine the long-term return on plan assets based on historical portfolio results and management’s expectation of the future economic environment.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our health care cost trend assumptions are developed based on historical cost data, the near-term outlook and an assessment of likely long-term trends. Actual results that differ from our assumptions are accumulated and, if in excess of the lesser of 10% of the projected benefit obligation or the fair market value of plan assets, amortized over the estimated future working life of the plan participants.

Accrued Sales Rebates

We grant incentive rebates to selected customers as part of our sales programs. The rebates are determined based on certain targeted sales volumes. Rebates are paid quarterly or annually in either cash or receivables credits. Until we can process these rebates through individual customer records, we estimate the amount of outstanding rebates and recognize them as accrued liabilities and reductions in our gross revenues. We base our estimates on both historical and anticipated sales demand and rebate program participation. We charge revisions to these estimates back to accrued liabilities and revenues in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase sales rebates offered, possibly resulting in an incremental increase in accrued liabilities and an incremental reduction in revenues at the time the rebate is offered. Accrued sales rebates at December 31, 2006 and 2005 totaled $25.0 million and $24.9 million, respectively.

Contingent Liabilities

We have established liabilities for environmental and legal contingencies that are probable of occurrence and reasonably estimable. A significant amount of judgment and use of estimates is required to quantify our ultimate exposure in these matters. We review the valuation of these liabilities on a quarterly basis and we adjust the balances to account for changes in circumstances for ongoing issues and to recognize liability for emerging issues.

We accrue environmental remediation costs, on an undiscounted basis, based on estimates of known environmental remediation exposures developed in consultation with our environmental consultants and legal counsel. We expense environmental compliance costs, which include maintenance and operating costs with respect to ongoing monitoring programs, as incurred. We generally depreciate capitalized environmental costs over a 15-year life. We evaluate the range of potential costs to remediate environmental sites. The ultimate cost of site cleanup is difficult to predict given the uncertainties of our involvement in certain sites, uncertainties regarding the extent of the required cleanup, the availability of alternative cleanup methods, variations in the interpretation of applicable laws and regulations, the possibility of insurance recoveries with respect to certain sites, and other factors.

We are, from time to time, subject to routine litigation incidental to our business. These lawsuits primarily involve claims for damages arising out of the use of our products, allegations of patent or trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Assessments regarding the ultimate cost of lawsuits require judgments concerning matters such as the anticipated outcome of negotiations, the number and cost of pending and future claims, and the impact of evidentiary requirements. Because most contingencies are resolved over long periods of time, we may adjust liabilities balances in the future because of new developments or changes in our settlement strategy.

Business Combination Accounting

We allocate the cost of an acquired entity to the assets and liabilities acquired based upon their estimated fair values at the business combination date. We also identify and estimate the fair values of intangible assets that should be recognized as assets apart from goodwill. We have historically relied upon the use of third-party valuation specialists to assist in the estimation of fair values for tangible long-lived assets and intangible assets other than goodwill. The carrying values of acquired receivables, inventories, and accounts payable have historically approximated their fair values at the business combination date. With respect to accrued liabilities

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

acquired, we use all available information to make our best estimates of their fair values at the business combination date.

When necessary, we rely upon the use of third-party actuaries to assist in the estimation of fair value for certain liabilities.

Revenue Recognition

We recognize revenue when all of the following circumstances are satisfied: (1) persuasive evidence of an arrangement exists, (2) price is fixed or determinable, (3) collectibility is reasonably assured, and (4) delivery has occurred. Delivery occurs in the period in which the customer takes title and assumes the risks and rewards of ownership of the products specified in the customer’s purchase order or sales agreement. We record revenue net of estimated rebates, price allowances, invoicing adjustments, and product returns. We charge revisions to these estimates back to revenue in the period in which the facts that give rise to each revision become known. Future market conditions and product transitions might require us to take actions to increase customer rebates and price allowance offerings, possibly resulting in an incremental reduction of revenue at the time the rebate or allowance is offered. We recognized rebates, allowances, adjustments, and product returns totaling $101.4 million, $85.2 million and $68.2 million as deductions to gross revenues in 2006, 2005, and 2004, respectively.

Shipping and Handling Costs

We recognize fees earned on the shipment of product to customers as revenues and recognize costs incurred on the shipment of product to customers as a cost of sales. We recognized certain handling costs, primarily incurred at our distribution centers, totaling $9.4 million, $7.1 million and $8.3 million as selling, general and administrative (SG&A) expenses in 2006, 2005, and 2004, respectively.

Research and Development

Research and development expenditures are recognized as incurred. Expenditures for research and development were $10.1 million, $9.6 million and $8.5 million for 2006, 2005, and 2004, respectively.

Share-Based Compensation

We compensate certain employees with various forms of share-based payment awards and recognize compensation costs for these awards based on their fair values. We estimate the fair values of certain awards on the grant date using the Black-Scholes-Merton option-pricing formula, which incorporates certain assumptions regarding the expected term of an award and expected stock price volatility. We develop the expected term assumption based on the vesting period and contractual term of an award, our historical exercise and post-vesting cancellation experience, our stock price history, plan provisions that require exercise or cancellation of awards after employees terminate, and the extent to which currently available information indicates that the future is reasonably expected to differ from past experience. We develop the expected volatility assumption based on monthly historical price data for our common stock and other economic data trended into future years. After calculating the aggregate fair value of an award, we use an estimated forfeiture rate to discount the amount of share-based compensation cost to be recognized in our operating results over the service period of the award. We develop the forfeiture assumption based on our historical pre-vesting cancellation experience.

Income Taxes

Income taxes are provided based on earnings reported for financial statement purposes. The provision for income taxes differs from the amounts currently payable to taxing authorities because of the recognition of revenues and expenses in different periods for income tax purposes than for financial statement purposes.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income taxes are provided as if operations in all countries, including the United States, were stand-alone businesses filing separate tax returns. We have determined that undistributed earnings from our international subsidiaries will not be remitted to the United States in the foreseeable future and, therefore, no additional provision for United States taxes has been made on foreign earnings.

We recognize deferred tax assets resulting from tax credit carryforwards, net operating loss carryforwards, and deductible temporary differences between taxable income on our income tax returns and pretax income under GAAP. Deferred tax assets generally represent future tax benefits to be received when these carryforwards can be applied against future taxable income or when expenses previously reported in our Consolidated Financial Statements become deductible for income tax purposes.

Our effective tax rate is based on expected income, statutory tax rates and tax planning opportunities available to us in the various jurisdictions in which we operate. Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We establish accruals for certain tax contingencies when, despite the belief that our tax return positions are fully supported, we believe that certain positions are likely to be challenged and that our position may not be fully sustained. To the extent we were to prevail in matters for which accruals have been established or be required to pay amounts in excess of reserves, there could be a material effect on our income tax provisions or benefits in the period in which such determination is made.

Current-Year Adoption of Accounting Pronouncements

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), Shared-Based Payments, using the modified prospective method of adoption. SFAS No. 123(R) required us to calculate compensation costs related to share-based payment transactions using the fair value method presented in SFAS No. 123, Accounting for Stock-Based Compensation, and to recognize these costs in the Consolidated Financial Statements. Prior to adoption of this Statement, we measured compensation costs related to share-based payment transactions using the intrinsic value method presented in APB No. 25, Accounting for Stock Issued to Employees, and provided pro forma disclosure in a note to the Consolidated Financial Statements as to the effect on our operating results of calculating compensation costs related to share-based payment transactions using the fair value method.

On December 31, 2006, we adopted SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement required us to recognize the funded status of each of our benefit plans — measured as the difference between plan assets at fair value and the benefit obligation — in our statement of financial position, recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost, measure defined benefit plan assets and obligations as of the date of our fiscal year-end statement of financial position, and disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation.

Pending Adoption of Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. We have reviewed our accounting for income taxes in light of the provisions of FIN No. 48 and do not expect that adoption will have a material impact on our financial statements.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement establishes a framework for measuring fair value within generally accepted accounting principles, clarifies the definition of fair value within that framework, and expands disclosures about the use of fair value measurements. This Statement does not require any new fair value measurements in generally accepted accounting principles. However, the definition of fair value in SFAS No. 157 may affect assumptions used by companies in determining fair value. We are required to adopt this Statement effective January 1, 2008. We have not completed our evaluation of the impact that adoption will have on our financial position, operating results and cash flows, but currently believe adoption will not require material modification of our fair value measurements and will be primarily limited to expanded disclosures in the notes to our consolidated financial statements.

Note 3:	Operating Segments and Geographic Information

During the first quarter of 2006, we announced organizational changes that resulted in a change in our reportable segments. Management elected to organize the enterprise around geographic areas and, within North America, around the brands under which we sell our products in the market. We now conduct our operations through four operating segments — the Belden Americas segment, the Specialty Products segment, the Europe segment, and the Asia Pacific segment. The Belden Americas segment, the Specialty Products segment, and the Europe segment all design, manufacture, and market metallic cable, fiber optic cable, connectivity products, and certain other non-cable products with industrial, communications/networking, video/sound/security, and transportation/defense applications. The Asia Pacific segment markets these same products, but currently has no design or manufacturing capabilities. We sell these products principally through distributors or directly to systems integrators, original equipment manufacturers, and large telecommunications companies. We have reclassified prior year segment disclosures to conform to the new segment presentation.

We evaluate segment performance and allocate resources based on operating income. Operating income of the segments includes all the ongoing costs of operations, but excludes interest and income taxes. Allocations to or from these segments are not significant. Transactions between the segments are conducted on an arms-length basis. With the exception of unallocated goodwill, certain unallocated tax assets, and tangible assets located at our corporate headquarters, substantially all of our assets are utilized by the segments.

Effective January 1, 2005, we began accounting for all internal sourcing of product between our operating segments as affiliate sales and directed any operating segment that sold product it had sourced from an affiliate to recognize profit applicable to both the manufacturing and selling efforts. In prior years, an operating segment that sold product it had sourced from an affiliate only recognized profit margin applicable to the selling effort. We made this change as a result of increased transactions between our operating segments largely resulting from the Merger. We believe this change provides more useful information for purposes of making decisions about allocating resources to the operating segments and assessing their performance. We have reclassified the business segment information presented for the year ended December 31, 2004 to reflect operating segment performance as if we had implemented this new accounting procedure effective January 1, 2004.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Operating Segment Information

Amounts reflected in the column entitled Finance & Administration (F&A) in the tables below represent corporate headquarters operating expenses, treasury expenses, income tax expenses, corporate assets, and corporate investment in certain affiliates. Amounts reflected in the column entitled Eliminations in the tables below represent the eliminations of affiliate revenues, affiliate cost of sales, and certain investments in affiliates.

	Belden	Specialty		Asia
Year Ended December 31, 2006	Americas	Products	Europe	Pacific	F&A	Eliminations	Consolidated
	(In thousands)

External customer revenues	$805,029	$261,406	$365,079	$64,297	$—	$—	$1,495,811
Affiliate revenues	63,684	31,009	8,658	—	—	(103,351)	—
Total revenues	868,713	292,415	373,737	64,297	—	(103,351)	1,495,811
Depreciation and amortization(1)	(17,883)	(7,328)	(10,297)	(153)	(232)	—	(35,893)
Asset impairment	(8,557)	—	(2,522)	—	—	—	(11,079)
Operating income (loss)	122,213	34,576	4,072	6,803	(29,219)	(19,967)	118,478
Identifiable assets	382,049	219,421	348,480	24,660	448,284	(66,926)	1,355,968
Acquisition of property, plant and equipment	13,837	2,907	4,166	385	368	—	21,663

	Belden	Specialty		Asia
Year Ended December 31, 2005	Americas	Products	Europe	Pacific	F&A	Eliminations	Consolidated
	(In thousands)

External customer revenues	$627,136	$244,067	$324,258	$50,208	$—	$—	$1,245,669
Affiliate revenues	73,526	18,813	8,993	—	—	(101,332)	—
Total revenues	700,662	262,880	333,251	50,208	—	(101,332)	1,245,669
Depreciation and amortization(1)	(18,785)	(7,005)	(9,862)	(285)	(239)	—	(36,176)
Asset impairment	—	—	(5,610)	—	(2,400)	—	(8,010)
Operating income (loss)	96,292	26,598	(8,542)	2,838	(30,717)	(17,931)	68,538
Identifiable assets(1)	407,186	224,234	291,119	24,667	350,904	(48,372)	1,249,738
Acquisition of property, plant and equipment(1)	11,961	3,849	6,680	148	395	—	23,033

	Belden	Specialty		Asia
Year Ended December 31, 2004	Americas	Products	Europe	Pacific	F&A	Eliminations	Consolidated
	(In thousands)

External customer revenues	$516,408	$95,630	$210,776	$41,911	$—	$—	$864,725
Affiliate revenues	47,625	4,883	8,638	149	—	(61,295)	—
Total revenues	564,033	100,513	219,414	42,060	—	(61,295)	864,725
Depreciation and amortization(1)	(16,504)	(3,398)	(8,174)	(137)	(287)	—	(28,500)
Asset impairment	(3,200)	—	(5,671)	—	—	—	(8,871)
Operating income (loss)	61,109	11,319	(9,136)	(585)	(24,124)	(2,149)	36,434
Identifiable assets(1)	382,909	219,656	342,480	27,217	367,234	(66,571)	1,272,925
Acquisition of property, plant and equipment(1)	4,763	1,073	4,636	197	19	—	10,688

(1)	Excludes discontinued operations

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total segment operating income differs from net income reported in the Consolidated Financial Statements as follows:

	Years Ended December 31,
	2006	2005	2004
		(In thousands)

Operating income	$118,478	$68,538	$36,434
Interest expense	(13,096)	(15,036)	(14,709)
Interest income	7,081	4,737	1,511
Other income (expense)	(187)	(699)	1,361
Income tax expense	(40,713)	(23,972)	(13,897)

Income from continuing operations	71,563	33,568	10,700
Gain (loss) from discontinued operations, net of tax	(1,330)	(1,173)	4,236
Gain (loss) on disposal of discontinued operations, net of tax	(4,298)	15,163	253

Net income	$65,935	$47,558	$15,189

Product and Service Group Information

It is currently impracticable for all of our operations to capture and report external customer revenues for each group of similar products and services.

Geographic Information

The following table identifies revenues by country based on the location of the customer and long-lived assets by country based on physical location.

	United States	Canada	Europe	Rest of World	Total
	(In thousands)

Year ended December 31, 2006
Revenues	$855,390	$158,259	$336,277	$145,885	$1,495,811
Percent of total revenues	57%	11%	22%	10%	100%
Long-lived assets	$349,749	$45,889	$145,069	$532	$541,239
Year ended December 31, 2005
Revenues	$697,714	$134,759	$306,815	$106,381	$1,245,669
Percent of total revenues	56%	11%	24%	9%	100%
Long-lived assets	$353,212	$52,674	$137,255	$308	$543,449
Year ended December 31, 2004
Revenues	$494,173	$81,445	$198,998	$90,109	$864,725
Percent of total revenues	57%	9%	23%	11%	100%
Long-lived assets	$368,306	$56,476	$163,031	$629	$588,442

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Major Customer

The following table presents revenues generated from sales to Anixter International Inc.

	Years Ended December 31,
	2006		2005		2004
		Percent of		Percent of		Percent of
	Amount	Revenues	Amount	Revenues	Amount	Revenues

Belden Americas Segment	$260,092	18%	$176,969	14%	$164,820	19%
Specialty Products Segment	34,028	2%	32,135	2%	25,948	3%
Europe Segment	13,962	1%	7,000	1%	6,359	1%
Asia Pacific Segment	1,669	0%	408	0%	496	0%

	$309,751	21%	$216,512	17%	$197,623	23%

Note 4:	Belden CDT Merger

Belden Inc. and CDT entered into an Agreement and Plan of Merger, dated February 4, 2004 (the Merger Agreement), pursuant to which Belden Inc. merged with and became a wholly owned subsidiary of CDT on July 15, 2004. Pursuant to the Merger Agreement, 25.6 million shares of Belden Inc. common stock, par value $.01 per share, were exchanged for 25.6 million shares of CDT common stock, par value $.01 per share, and CDT changed its name to Belden Inc.

Belden Inc. and CDT each believed the Merger was in the best interests of its respective stockholders because, as a result of the Merger, the long-term value of an investment in the combined company would likely be superior to the long-term value of an investment in either stand-alone company. In deciding to consummate the Merger, Belden Inc. and CDT considered various factors, including the following:

•	The anticipated cost savings and synergies resulting from our ability to identify low-cost sources for materials, eliminate duplicative costs of two separate public companies, consolidate manufacturing facilities and access each legacy company’s technology;

•	The potential to market products and businesses across a larger customer base;

•	The anticipated increase in market liquidity and capital markets access resulting from a larger equity base;

•	Increased visibility to analysts and investors;

•	Better access to lower cost manufacturing facilities; and

•	Improved financial leverage.

The Merger included the following significant related transactions:

•	CDT effected a one-for-two reverse split of its common stock immediately prior to the Merger;

•	Belden Inc. cancelled approximately 0.3 million shares of common stock held in treasury on July 15, 2004;

•	We granted retention and integration awards to certain of our executive officers and other key employees. Cash and share-based awards were distributed in three installments — one-third on the Merger date and one — third each on the first and second anniversaries of the Merger date. We recognized approximately $0.3 million, $1.6 million, and $3.8 million of compensation expense during 2006, 2005, and 2004, respectively, related to these awards; and

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	We recognized $2.9 million and $26.8 million of restructuring and backlog amortization expenses in 2005 and 2004, respectively, related to the Merger.

Upon consummation of the Merger, we had approximately 46.6 million shares of common stock outstanding. On that date, the former CDT stockholders and former Belden Inc. stockholders respectively owned approximately 45% and 55% of our common stock outstanding. The Merger was treated as a reverse acquisition under the purchase method of accounting. Belden Inc. was considered the acquiring enterprise for financial reporting purposes because the Belden Inc. owners as a group retained or received the larger portion of the voting rights in us and the Belden Inc. senior management represented a majority of our senior management. For financial reporting purposes, the operating results and cash flows of CDT are included in our Consolidated Financial Statements from July 16, 2004.

The cost to acquire CDT was $490.7 million and consisted of the exchange of common stock discussed above, change of control costs for legacy CDT management and costs incurred by Belden Inc. related directly to the acquisition. The purchase price was established primarily through the negotiation of a share exchange ratio that was intended to value both Belden Inc. and CDT so that neither company paid a premium over equity market value for the other. We established a new accounting basis for the assets and liabilities of CDT based upon their fair values as of the Merger date. We assigned the following fair values to each major asset and liability caption of CDT as of July 15, 2004.

(In millions)

Cash and cash equivalents	$50.4
Receivables	79.5
Inventories	114.3
Other current assets	24.4
Current assets of discontinued operations	28.5
Property, plant and equipment	169.2
Goodwill	203.6
Other intangible assets	79.1
Other long-lived assets	20.9
Long-lived assets of discontinued operations	13.9

Total assets	$783.8

Current liabilities	$84.0
Current liabilities of discontinued operations	18.5
Long-term debt	111.0
Other postretirement benefits liabilities	20.8
Other long-term liabilities	44.2
Minority interest	14.6

Total liabilities	$293.1

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Goodwill and other intangible assets reflected above were determined to meet the criterion for recognition apart from tangible assets acquired and liabilities assumed. Intangible assets related to the Merger consisted of the following at July 15, 2004:

	Estimated	Amortization
	Fair Value	Period
	(In millions)	(In years)

Intangible assets subject to amortization:
Customer relations	$54.9	25.6
Developed technologies	6.0	20.0
Favorable contracts	1.1	3.5
Backlog	2.0	0.8

Total intangible assets subject to amortization	64.0
Intangible assets not subject to amortization:
Goodwill	203.6
Trademarks	15.1

Total intangible assets not subject to amortization	218.7

Total intangible assets	$282.7

Weighted average amortization period		24.1

We initially recognized goodwill of $203.0 million related to the Merger at December 31, 2004. We increased goodwill related to the Merger by $0.6 million during 2005 to $203.6 million at the same time the carrying costs of certain tangible assets held for sale decreased to the amount of proceeds received upon their disposition and accrued severance and other merger-related liabilities increased based on finalization of the costs necessary to complete restructuring, facility rationalization, and other merger-related activities.

Goodwill of $37.0 million, $16.7 million, and $1.8 million was assigned to the Specialty Products segment, the Europe segment, and the Belden Americas segment, respectively. The residual goodwill of $148.1 million was not assigned to a specific segment since we believed it benefited the entire corporation; therefore, it was recognized in F&A in our segment information. None of the goodwill is deductible for tax purposes.

Trademarks have been determined by us to have indefinite lives and are not being amortized, based on our expectation that the trademarked products will generate cash flows for us for an indefinite period. We expect to maintain use of trademarks on existing products and introduce new products in the future that will also display the trademarks, thus extending their lives indefinitely.

The amortizable intangible assets reflected in the table above were determined by us to have finite lives. The useful life for the developed technologies intangible asset was based on the remaining lives of the related patents. The useful life for the customer base intangible asset was based on our forecasts of customer turnover. The useful life for the favorable contracts intangible asset was based on the remaining terms of the contracts. The useful life of the backlog intangible asset was based on our estimate of when the ordered items would ship. We amortize these intangible assets over their remaining useful lives on a straight-line basis. Annual amortization expense for these intangible assets was $2.9 million, $4.8 million and $1.5 million in 2006, 2005, and 2004, respectively. We expect to recognize annual amortization expense of $2.9 million in 2007 and approximately $2.6 million thereafter.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents pro forma consolidated results of our operations for the year ended December 31, 2004 as though the Merger had been completed as of the beginning of that period. The amounts for the CDT operations included in this pro forma information are based on the historical results of the CDT operations and, therefore, may not be indicative of their actual results when operated as part of us. Moreover, the pro forma information does not reflect all of the changes that resulted from the Merger, including, but not limited to, challenges of transition, integration and restructuring associated with the transaction; achievement of further synergies; the ability to retain qualified employees and existing business alliances; and customer demand for CDT products. The pro forma results reflect adjustments for interest expense, depreciation, amortization and related income taxes. The pro forma financial information should not be relied upon as being indicative of the historical results that would have been realized had the Merger occurred as of January 1, 2004 or that may be achieved in the future.

2004
Pro forma
(Unaudited)
(In thousands, except
per share data)

Revenues	$1,139,780
Income from continuing operations	14,804
Net income	17,372
Diluted income per share:
Continuing operations	0.34
Net income	0.38

Income from continuing operations includes certain Merger-related items, as listed below on an after-tax basis:

	Years Ended December 31,
	2006	2005	2004
		(In thousands)

Merger-related retention awards and other compensation	$164	$1,031	$3,440
Merger-related plant closings and other restructuring actions	—	1,592	13,657
Impact of inventory and short-lived intangibles purchase adjustments	—	230	3,121
Merger-related professional fees	—	—	1,075

Note 5:	Discontinued Operations

During 2006, we sold certain assets and liabilities of our discontinued operation in Manchester, United Kingdom for approximately $28.0 million cash and terminated, without penalty, our supply agreement with British Telecom plc. We recognized a $4.3 million after-tax loss on the disposal of this discontinued operation.

During 2005, we sold substantially all of the remaining net assets of our discontinued operations in Phoenix, Arizona; Skelmersdale, United Kingdom; Auburn, Massachusetts; and Barberton, Ohio, for approximately $40.0 million cash. We recognized a $15.2 million after-tax gain on the disposal of the discontinued operation assets in Phoenix. The net assets for the other three discontinued operations were acquired through the Merger. The net proceeds received from the sales of the net assets of these three discontinued operations exceeded their aggregate carrying values by $0.1 million. Upon the finalization of purchase accounting, we increased the portion of consideration we previously allocated to the tangible assets of these discontinued operations and reduced the portion of consideration we previously allocated to goodwill by this excess amount.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2004, we sold certain net assets of our discontinued operations in Phoenix, Arizona, and Wadsworth, Ohio for approximately $78.3 million cash. We recognized a $0.3 million after-tax gain on the disposal of the discontinued operation assets in Phoenix. The net assets of our discontinued operation in Wadsworth were acquired through the Merger. The net proceeds received from the sale of the net assets agreed to their aggregate carrying amount.

We recognized severance costs in loss from discontinued operations in the amount of $1.0 million and $0.1 million in 2005 because of personnel reductions at our discontinued operations in Manchester and Phoenix, respectively. We recognized severance costs of $5.6 million in gain from discontinued operations during 2004 because of personnel reductions at our discontinued operation in Phoenix. We also recognized severance costs in the amount of $3.8 million and $1.4 million in 2004-2005 because of personnel reductions at our discontinued operations in Skelmersdale and Auburn. The Skelmersdale and Auburn costs were recognized as liabilities assumed in the Merger and were included in the cost to acquire CDT. Each of these severance liabilities was paid by the end of 2006.

Operating results from discontinued operations include the following:

	2006	2005	2004
	(In thousands)

Results of Operations:
Revenues	$27,644	$108,561	$221,115
Loss before taxes	(1,900)	(3,691)	(11,307)
Income tax benefit	570	2,518	15,543

Net gain (loss)	$(1,330)	$(1,173)	$4,236

Disposal:
Gain (loss) before taxes	$(6,140)	$23,692	$393
Income tax benefit (expense)	1,842	(8,529)	(140)

Net gain (loss)	$(4,298)	$15,163	$253

Listed below are the major classes of assets and liabilities belonging to the discontinued operations that remain as part of the disposal group:

	December 31,
	2006	2005
	(In thousands)

Receivables	$—	$23,747
Inventories	—	16,482
Property, plant and equipment	—	16,559
Other assets	—	209

Current assets of discontinued operations	$—	$56,997

Current liabilities of discontinued operations(1)	$—	$13,342

(1)	Comprised exclusively of accounts payable and accrued liabilities

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 6:	Income (Loss) Per Share

The following table presents the basis of the income per share computation:

	For the Year Ended December 31,
	2006	2005	2004
	(In thousands)

Numerator for basic income per share:
Income from continuing operations	$71,563	$33,568	$10,700
Gain (loss) from discontinued operations	(1,330)	(1,173)	4,236
Gain (loss) on disposal of discontinued operations	(4,298)	15,163	253

Net income	$65,935	$47,558	$15,189

Numerator for diluted income per share:
Income from continuing operations	$71,563	$33,568	$10,700
Tax-effected interest expense on convertible subordinated debentures	2,710	2,710	1,272

Adjusted income from continuing operations	74,273	36,278	11,972
Gain (loss) from discontinued operations	(1,330)	(1,173)	4,236
Gain (loss) on disposal of discontinued operations	(4,298)	15,163	253

Adjusted net income	$68,645	$50,268	$16,461

Denominator:
Denominator for basic income per share — weighted average shares	43,319	45,655	35,404
Effect of dilutive common stock equivalents	6,957	6,467	3,320

Denominator for diluted income per share — adjusted weighted average shares	50,276	52,122	38,724

For the years ended December 31, 2006, 2005, and 2004, we did not include 0.5 million, 2.4 million, and 2.5 million outstanding stock options, respectively, in our development of the denominators used in the diluted income per share computations because they were antidilutive. For the year ended December 31, 2006, we also did not include 0.1 million restricted stock awards with performance conditions in our development of the denominator used in the diluted income per share computation because the performance conditions had not yet been satisfied.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 7:	Inventories

The major classes of inventories were as follows:

	December 31,
	2006	2005
	(In thousands)

Raw materials	$54,542	$75,229
Work-in-process	38,357	42,152
Finished goods	120,520	139,035
Perishable tooling and supplies	4,016	3,977

Gross inventories	217,435	260,393
Obsolescence and other reserves	(15,187)	(14,912)

Net inventories	$202,248	$245,481

In pursuit of our goal to manage better all aspects of working capital, and especially to reduce our reliance on finished goods inventory, we changed our inventory management process worldwide in 2006. This included a change in the parameters we apply to our allowances for excess and obsolete inventories. We recognized pretax charges of approximately $11.1 million in cost of sales during 2006 to reflect a change in accounting estimate related to measurement of our allowances for excess and obsolete inventories. The effect of this change on income from continuing operations and income per diluted share from continuing operations was approximately $7.3 million and $.14 per share.

Note 8:	Property, Plant and Equipment

The carrying values of property, plant and equipment were as follows:

	December 31,
	2006	2005
	(In thousands)

Land and land improvements	$24,981	$23,670
Buildings and leasehold improvements	133,001	128,498
Machinery and equipment	362,068	369,140
Computer equipment and software	36,797	35,569
Construction in process	19,572	10,056

Gross property, plant and equipment	576,419	566,933
Accumulated depreciation	(304,134)	(279,155)

Net property, plant and equipment	$272,285	$287,778

Disposals

During 2006, we sold property, plant and equipment in Sweden, the Czech Republic, and the Netherlands for $4.1 million cash. We recognized an aggregate $2.5 million gain on the disposals of these assets.

During 2005, we sold real estate in Canada and Germany for $6.1 million cash. We recognized an aggregate $0.5 million gain on the disposals of these assets. Also during 2005, we sold real estate in the United States acquired in the Merger for $1.4 million cash. The proceeds received from the sale exceeded the carrying value of this facility by less than $0.1 million. Upon the finalization of purchase accounting, we increased the portion of Merger consideration we had previously allocated to net assets acquired and reduced the portion of Merger consideration we had previously allocated to goodwill by this excess amount.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We sold certain equipment in the Netherlands along with technology related to the production of deflection coils during 2003 and received a cash payment of $1.3 million. During 2004, the technical conditions of the sale were fulfilled, we received a final $0.4 million cash payment, and we recognized a $1.7 million gain on the disposal of these assets.

Impairment

In 2006, we determined that certain asset groups in the Belden Americas and Europe operating segments were impaired. The asset groups in the Belden Americas operating segment were impaired because of our pending closures of three manufacturing facilities in the United States and the cessation of manufacturing at a facility in Canada. The asset group in the Europe operating segment was impaired because of product portfolio management actions we initiated. We estimated the fair values of the asset groups based upon anticipated net proceeds from their sales and recognized impairment losses of $8.6 million and $2.5 million in the Belden Americas and Europe operating segments, respectively.

During 2005, we determined that a certain asset group in the Europe operating segment was impaired because of product portfolio management actions we initiated. We estimated the fair value of the asset group based upon anticipated net proceeds from its sale and recognized an impairment loss of $1.1 million.

During 2004, we determined that certain asset groups in the Europe and Belden Americas operating segments were impaired. The asset groups in the Europe operating segment were impaired because of product portfolio management actions we initiated. The asset groups in the Belden Americas segment were impaired due to excess capacity primarily as a result of the combined capacity after the Merger. We estimated the fair values of these asset groups based upon anticipated net proceeds from their sales and recognized impairment losses of $5.7 million and $3.2 million in the Europe and Belden Americas operating segments, respectively.

Depreciation Expense

We recognized depreciation expense of $33.1 million, $32.9 million and $27.0 million in 2006, 2005, and 2004, respectively. We also recognized depreciation cost of $2.7 million, $4.3 million, and $3.3 million related to our various discontinued operations in gain (loss) from discontinued operations during 2006, 2005, and 2004, respectively.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9:	Intangible Assets

The carrying values of intangible assets were as follows:

	December 31, 2006			December 31, 2005
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
	(In thousands)

Goodwill(1)	$287,266	$(12,132)	$275,134	$284,435	$(12,145)	$272,290

Intangible assets subject to amortization:
Customer relations	$55,389	$(5,640)	$49,749	$54,608	$(3,237)	$51,371
Patents	6,247	(800)	5,447	6,179	(654)	5,525
Favorable contracts	1,094	(768)	326	1,094	(456)	638
Backlog	1,379	(1,379)	—	1,976	(1,976)	—

Total intangible assets subject to amortization	64,109	(8,587)	55,522	63,857	(6,323)	57,534
Trademarks(1)	15,442	—	15,442	14,925	—	14,925

Intangible assets	$79,551	$(8,587)	$70,964	$78,782	$(6,323)	$72,459

(1)	Accumulated amortization was recognized prior to our adoption of SFAS No. 142, Goodwill and Other Intangible Assets

Segment Allocation of Goodwill

Our goodwill is allocated among our operating segments as follows:

	December 31,
	2006	2005	Change
	(In thousands)

Belden Americas Segment	$60,252	$60,252	$—
Specialty Products Segment	36,950	36,950	—
Europe Segment	33,671	30,474	3,197
Finance & Administration	144,261	144,614	(353)

	$275,134	$272,290	$2,844

Goodwill allocated to the Europe segment increased during 2006 primarily because of the $3.3 million impact of translation on goodwill denominated in currencies other than the United States dollar and $0.4 million of other adjustments partially offset by a $0.2 million reduction to Merger-related accrued severance balances that were originally recorded in purchase accounting and the $0.3 million impact of our buyout of a minority interest holder in one of our German subsidiaries. We believe that goodwill recognized in F&A benefits the entire Company because it represents acquirer-specific synergies unique to the Merger. Goodwill recorded in F&A decreased during 2006 because of a reduction to Merger-related accrued severance balances that were originally recorded in purchase accounting.

Impairment

At December 31, 2006 and 2005, the carrying amounts of goodwill, trademarks, and intangible assets subject to amortization were considered recoverable.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During 2005, we determined that the carrying amount of goodwill reported by the Europe segment and the goodwill amount allocated from F&A to the Europe segment for the purpose of annual impairment testing were impaired because of our decision to exit the United Kingdom communications cable market. We determined the estimated fair value of the Europe reporting unit by calculating the present value of its estimated future cash flows. We determined the implied fair value of goodwill associated with the Europe reporting unit by subtracting the estimated fair value of tangible assets and intangible assets subject to amortization associated with the Europe reporting unit from the estimated fair value of the unit. We recognized impairment losses totaling $4.5 million in the Europe segment and $2.4 million in F&A in 2005.

Amortization Expense

The Company recognized amortization expense of $2.9 million, $4.8 million and $1.5 million in 2006, 2005, and 2004, respectively. The Company expects to recognize annual amortization expense of $2.9 million in 2007 and approximately $2.6 million in 2008, 2009, 2010, and 2011.

Note 10:	Accounts Payable and Accrued Liabilities

The carrying values of accounts payable and accrued liabilities were as follows:

	December 31,
	2006	2005
	(In thousands)

Accounts payable	$88,557	$100,731
Wages, severance and related taxes	44,469	33,370
Employee benefits	14,344	34,526
Interest	3,878	5,485
Other (individual items less than 5% of total current liabilities)	48,760	42,624

Accounts payable and accrued liabilities	$200,008	$216,736

North America Restructuring

In 2006, we announced our decision to restructure certain North American operations in an effort to increase our manufacturing presence in lower-labor-cost regions near our major markets, starting with the planned construction of a new manufacturing facility in Mexico, the upcoming closures of manufacturing facilities in Kentucky; South Carolina; and Illinois; and the cessation of manufacturing at our facility in Quebec. We recognized severance costs of $8.7 million in cost of sales within the Belden Americas segment in 2006. We expect to recognize estimated severance costs of approximately $2.8 million related to these restructuring actions during 2007.

Reduction in Force

In 2006, we recognized severance costs totaling $3.5 million ($1.2 million in cost of sales and $2.3 million in SG&A expenses) related to worldwide position eliminations resulting from our efforts to reduce production, selling, and administrative costs. Severance costs of $1.9 million, $1.0 million, $0.5 million, and $0.1 million were recognized by the Belden Americas segment, the Europe segment, the Specialty Products segment, and the Asia Pacific segment, respectively. We expect to recognize estimated severance costs of approximately $0.4 million related to this restructuring action during 2007.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Europe Restructuring

In 2005 and 2006, we announced various decisions to restructure certain European operations in an effort to reduce manufacturing floor space and overhead, starting with the closures of a manufacturing facility in Sweden and sales offices in the United Kingdom and Germany, as well as product portfolio actions in the Czech Republic and the Netherlands. We recognized severance costs within the Europe segment totaling $8.2 million ($6.7 million in cost of sales and $1.5 million in SG&A expenses) in 2006 and $7.7 million ($7.6 million in cost of sales and $0.1 million in SG&A expenses) during 2005 related to these restructuring actions. We do not expect to recognize additional severance costs related to these restructuring actions.

Belden CDT Merger Restructuring

In 2004, we initiated plans to reduce personnel at several legacy CDT locations and recognized severance costs of $14.0 million ($6.7 million, $3.3 million, $2.0 million, $1.7 million and $0.3 million in the financial records of F&A, the Europe segment, the Specialty Products segment, the Belden Americas segment, and the Asia Pacific segment, respectively). These costs were recognized as a liability assumed in the Merger and were included in the cost to acquire CDT. During 2005-2006, we decided to terminate certain of these restructuring plans because of improved capacity utilization. In 2006, we reduced accrued severance recorded within the Belden Americas segment and the Europe segment by $0.2 million each. In 2005, we reduced accrued severance recorded within the Specialty Products segment, the Europe segment, and the Belden Americas segment by $0.8 million, $0.8 million and $0.5 million, respectively. In each of these years, we also reduced the portion of the consideration we had previously allocated to goodwill by the same amounts.

The following table sets forth restructuring activity that occurred during 2004-2006:

	North America		Reduction		Europe		Belden CDT Merger
	Restructuring		in Force		Restructuring		Restructuring
	Accrual	Employee	Accrual	Employee	Accrual	Employee	Accrual	Employee
	Activity	Count	Activity	Count	Activity	Count	Activity	Count
	(In thousands, except number of employees)

Balance at December 31, 2003	$—	—	$—	—	$—	—	$—	—
New charges:
Merger restructuring	—	—	—	—	—	—	11,549	210
Cash payments/employee terminations	—	—	—	—	—	—	(8,162)	(25)
Foreign currency translation	—	—	—	—	—	—	162	—
Other adjustments	—	—	—	—	—	—	—	—

Balance at December 31, 2004	—	—	—	—	—	—	3,549	185
New charges:
Ongoing benefits arrangement	—	—	—	—	7,698	151	—	—
Merger restructuring	—	—	—	—	—	—	2,447	22
Cash payments/employee terminations	—	—	—	—	—	—	(1,909)	(62)
Foreign currency translation	—	—	—	—	—	—	(2)	—
Other adjustments	—	—	—	—	—	—	(2,107)	(76)

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	North America		Reduction		Europe		Belden CDT Merger
	Restructuring		in Force		Restructuring		Restructuring
	Accrual	Employee	Accrual	Employee	Accrual	Employee	Accrual	Employee
	Activity	Count	Activity	Count	Activity	Count	Activity	Count
	(In thousands, except number of employees)

Balance at December 31, 2005	—	—	—	—	7,698	151	1,978	69
New charges:
One-time termination arrangement	8,731	451	3,501	118	—	—	—	—
Ongoing benefits arrangement	—	—	—	—	7,307	80	—	—
Special termination benefits	—	—	—	—	908	3	—	—
Cash payments/employee terminations	(1,095)	(182)	(124)	(3)	(11,949)	(181)	(886)	(22)
Foreign currency translation	(71)	—	(4)	—	577	—	43	—
Other adjustments	—	—	—	—	(59)	—	(423)	(36)

Balance at December 31, 2006	$7,565	269	$3,373	115	$4,482	53	$712	11

The Company continues to review its business strategies and evaluate further restructuring actions. This could result in additional severance and other related benefits charges in future periods.

Environmental Remediation Liabilities

Our accrued liability for environmental remediation and related costs was approximately $6.2 million and $7.2 million at December 31, 2006 and 2005, respectively. The Company expects to fund these environmental remediation liabilities over the next 4 years. It is reasonably possible that a change in the estimated remediation costs will occur before remediation is completed.

Executive Succession Costs

In 2005, two former senior executives entered into separation of employment agreements with us. The separation agreements confirmed each executive’s entitlement and obligations under his July 2001 change of control agreement as a result of his separation of employment. We recognized SG&A expense of $7.0 million in 2005 related to these separations of employment and associated executive succession planning services.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 11:	Long-Term Debt and Other Borrowing Arrangements

The carrying values of long-term debt and other borrowing arrangements were as follows:

	December 31,
	2006	2005
	(In thousands)

Contingently convertible notes, face amount of $110,000 due 2023, contractual interest rate 4.00%, effective interest rate 4.00%	$110,000	$110,000
Medium-term notes, face amount of $45,000 due from 2007 through 2009, contractual interest rate 6.92%, effective interest rate 6.92%	45,000	60,000
Medium-term notes, face amount of $17,000 due 2009, contractual interest rate 7.95%, effective interest rate 8.06%	17,000	17,000
Medium-term notes, face amount of $44,000 due 2006, contractual interest rate 7.74%, effective interest rate 7.85%	—	44,000
Variable-rate bank revolving credit agreement, due 2011	—	—
Other	—	51

Total debt and other borrowing arrangements	172,000	231,051
Less current maturities	(62,000)	(59,000)

Long-term debt and other borrowing arrangements	$110,000	$172,051

Contingently Convertible Notes

At December 31, 2006, we had outstanding $110.0 million of unsecured subordinated debentures. The debentures are convertible into approximately 6.2 million shares of common stock, at a conversion price of $17.859 per share, upon the occurrence of certain events. The conversion price is subject to adjustment for dividends and other equity transactions.

Holders may surrender their debentures for conversion into shares of our common stock upon satisfaction of any of the following conditions: (1) the closing sale price of our common stock is at least 110% of the conversion price for a minimum of 20 days in the 30 trading-day period ending on the trading day prior to surrender; (2) the senior implied rating assigned to us by Moody’s Investors Service, Inc. is downgraded to B2 or below and the corporate credit rating assigned to us by Standard & Poor’s is downgraded to B or below; (3) we have called the debentures for redemption; or, (4) upon the occurrence of certain corporate transactions as specified in the indenture. As of December 31, 2006, condition (1) had been met, but condition (2) had not been met as the senior implied rating was Ba2 and the corporate credit rating was BB−.

Interest of 4.0% is payable semiannually in arrears, on January 15 and July 15. The debentures mature on July 15, 2023, if not previously redeemed. We may call some or all of the debentures on or after July 21, 2008 for redemption in cash, at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to the redemption date. Holders may require us to purchase all or part of their debentures on July 15, 2008, July 15, 2013, or July 15, 2018, at a price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest up to the redemption date, in which case the purchase price may be paid in cash, shares of our common stock or a combination of cash and our common stock, at our option.

Medium-Term Notes

In 1999, we completed a private placement of $44.0 million and $17.0 million of unsecured medium-term notes. We repaid the $44.0 million tranche of these notes in 2006. The agreement for the notes contains

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

various customary affirmative and negative covenants and other provisions, including restrictions on the incurrence of debt, maintenance of a maximum leverage ratio and minimum net worth.

In 1997, we completed a private placement of $75.0 million of unsecured medium-term notes. The notes bear interest at 6.92% and mature in 8 to 12 years from closing with an average life of 10 years. We repaid $30.0 million of these notes in 2005-2006. The agreement for the notes contains various customary affirmative and negative covenants and other provisions, including restrictions on the incurrence of debt, maintenance of a maximum leverage ratio and minimum net worth.

In January 2007, we discovered that we were in technical default of a covenant in each agreement. Rather than request a waiver for these covenant violations, we redeemed the outstanding notes and consequently classified them as a current maturity in our Consolidated Balance Sheet. Additional discussion regarding our 2007 redemption of these notes is included in Note 21 to the Consolidated Financial Statements.

Senior Credit Agreement

We executed a new credit agreement with a group of 8 banks in January 2006 (the Senior Credit Agreement). The Senior Credit Agreement provides us with a $165.0 million secured, variable-rate and revolving credit facility expiring in January 2011. The facility is secured by our overall cash flow and our assets in the United States. There were no borrowings outstanding under this facility at any time during 2006. The Senior Credit Agreement contains certain financial covenants, including maintenance of maximum leverage and minimum fixed charge coverage ratios, with which we are required to comply.

The Senior Credit Agreement replaced a $75.0 million agreement executed in October 2003 between us and a group of 6 banks that would have expired in June 2006. We cancelled this old credit agreement in January 2006.

Maturities

Maturities on outstanding long-term debt and other borrowings during each of the five years subsequent to December 31, 2006 are as follows:

(In thousands)

2007	$62,000
2008	—
2009	—
2010	—
2011	—
Thereafter	110,000

$172,000

Note 12:	Income Taxes

The net income tax expense of $40.7 million for 2006 resulted from income from continuing operations before taxes of $112.3 million. We recorded an additional $3.7 million deferred tax asset valuation reserve during 2006 with respect to net operating losses generated primarily in the Netherlands and Sweden. We consider income from foreign subsidiaries to be indefinitely reinvested and, accordingly, have not recorded a provision for United States federal and state income taxes for foreign income. Undistributed income of our foreign subsidiaries totaled $12.2 million in 2006. Upon distribution of foreign subsidiary income, we may be subject to United States income taxes (subject to an adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We are party to a Tax Sharing and Separation Agreement (Tax Agreement) with our former owner, Cooper Industries Ltd. (Cooper). The Tax Agreement requires us to pay Cooper most of the tax benefits resulting from basis adjustments arising from our initial public offering on October 6, 1993. The effect of the Tax Agreement is to put us in the same financial position we would have been in had there been no increase in the tax basis of our assets (except for a retained 10% benefit). The retained 10% benefit reduced income tax expense for the years ended December 31, 2006, 2005, and 2004 by $1.2 million each year. Included in 2006 taxes paid were $10.4 million paid to Cooper in accordance with the Tax Agreement. There were no payments to Cooper under the Tax Agreement in 2005 and 2004.

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

Income (loss) from continuing operations before taxes:
United States operations	$100,058	$53,627	$33,905
Foreign operations	12,218	3,913	(9,308)

	$112,276	$57,540	$24,597

Income tax expense (benefit):
Currently payable (receivable):
United States federal	$13,513	$—	$—
United States state and local	409	155	—
Foreign	7,895	9,690	(5,191)

	21,817	9,845	(5,191)
Deferred:
United States federal	15,946	13,759	9,240
United States state and local	2,869	1,739	1,959
Foreign	81	(1,371)	7,889

	18,896	14,127	19,088

Total income tax expense	$40,713	$23,972	$13,897

	Years Ended December 31,
	2006	2005	2004

Effective income tax rate reconciliation:
United States federal statutory rate	35.0%	35.0%	35.0%
State and local income taxes	2.9%	3.3%	1.8%
Increase in deferred tax asset valuation allowance	3.3%	8.7%	38.2%
Resolution of prior-period tax contingency	(4.3)%	(6.5)%	(9.9)%
Foreign income tax rate differences	(0.2)%	1.9%	(5.0)%
Other	(0.4)%	(0.7)%	(3.6)%

	36.3%	41.7%	56.5%

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,
	2006	2005
	(In thousands)

Components of deferred income tax balances:
Deferred income tax liabilities, net:
Plant, equipment and intangibles	$(105,362)	$(108,373)

Deferred income tax assets:
Postretirement and pension accruals	20,996	20,366
Reserves and accruals	31,982	21,975
Net operating loss carryforwards	46,902	47,812
Valuation allowances	(31,253)	(27,786)

	68,627	62,367

Net deferred income tax liability	$(36,735)	$(46,006)

	December 31,
	2006			2005
	Current	Noncurrent	Total	Current	Noncurrent	Total
	(In thousands)

Deferred income tax assets	$34,664	$33,963	$68,627	$27,845	$34,522	$62,367
Deferred income tax liabilities	—	(105,362)	(105,362)	—	(108,373)	(108,373)

	$34,664	$(71,399)	$(36,735)	27,845	$(73,851)	$(46,006)

Deferred income taxes have been established for differences in the basis of assets and liabilities for financial statement and tax reporting purposes as adjusted for the Tax Agreement with Cooper.

As of December 31, 2006, we had $220.5 million of net operating loss carryforwards as adjusted by the Tax Agreement with Cooper. Unless otherwise utilized, net operating loss carryforwards will expire as follows: $11.7 million in 2007, $11.6 million in 2008, $13.6 million between 2009 and 2011, and $65.9 million between 2012 and 2025. Net operating loss carryforwards with an indefinite carryforward period total $117.7 million. The net operating loss carryforwards expiring in 2007 through 2009 will not have a significant impact on the effective tax rate because of deferred tax asset valuation allowances recorded for those loss carryforwards.

Note 13:	Pension and Other Postretirement Benefits

Substantially all employees in Canada, the Czech Republic, the Netherlands, the United Kingdom, and the United States are covered by defined benefit or defined contribution pension plans. We terminated our separate defined benefit plan in the Netherlands at the end of 2005. Employees in the Netherlands now participate in an industry pension plan. Annual contributions to retirement plans equal or exceed the minimum funding requirements of applicable local regulations. The assets of the pension plans we sponsor are maintained in various trusts and are invested primarily in equity and fixed income securities.

Benefits provided to employees under defined contribution plans include cash contributions by the Company based on either hours worked by the employee or a percentage of the employee’s compensation and in certain plans during 2005 a partial matching of employees’ salary deferrals with our common stock. Defined contribution expense for 2006, 2005, and 2004 was $8.9 million, $6.0 million and $4.2 million, respectively. The increase in contributions during 2006 resulted primarily from contributions to the industry pension plan for employees in the Netherlands and during 2005 from the Merger.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We sponsor unfunded postretirement medical and life insurance benefit plans for certain of our employees in Canada and the United States. The medical benefit portion of the United States plan is only for employees who retired prior to 1989 as well as certain other employees who were near retirement and elected to receive certain benefits.

The following tables provide a reconciliation of the changes in the plans’ benefit obligations and fair value of assets as well as a statement of the funded status and balance sheet reporting for these plans.

	Pension Benefits
	Years Ended		Other Benefits
	December 31,		Years Ended December 31,
	2006	2005	2006	2005
	(In thousands)

Change in benefit obligation:
Benefit obligation, beginning of year	$(177,166)	$(263,913)	$(47,583)	$(41,279)
Service cost	(6,163)	(9,476)	(646)	(530)
Interest cost	(9,146)	(13,151)	(2,326)	(2,344)
Participant contributions	(319)	(1,300)	(31)	(40)
Plan amendments	(545)	—	—	—
Actuarial gain (loss)	(2,310)	(16,056)	2,607	(4,908)
Special termination benefits	—	(5,869)	—	—
Liability curtailments	3,129	17,250	—	—
Liability settlements	—	85,146	—	—
Foreign currency exchange rate changes	(5,194)	11,444	(230)	(976)
Benefits paid	13,096	18,759	2,724	2,494

Benefit obligation, end of year	$(184,618)	$(177,166)	$(45,485)	$(47,583)

	Pension Benefits
	Years Ended		Other Benefits
	December 31,		Years Ended December 31,
	2006	2005	2006	2005
	(In thousands)

Change in Plan Assets:
Fair value of plan assets, beginning of year	$134,716	$190,066	$—	$—
Actual return on plan assets	16,639	23,117	—	—
Employer contributions	28,198	26,071	2,693	2,454
Plan participants contributions	319	1,300	31	40
Liability settlements	—	(78,894)	—	—
Foreign currency exchange rate changes	4,603	(8,185)	—	—
Benefits paid	(13,096)	(18,759)	(2,724)	(2,494)

Fair value of plan assets, end of year	$171,379	$134,716	$—	$—

Funded Status:
Funded status	$(13,239)	$(42,450)	$(45,485)	$(47,583)
Unrecognized net actuarial loss	35,580	43,559	11,151	14,351
Unrecognized prior service cost	468	(104)	(408)	(514)

Accrued benefit cost	$22,809	$1,005	$(34,742)	$(33,746)

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2006	2005	2006	2005
	(In thousands)

Amounts recognized in the balance sheets:
Prepaid benefit cost	$5,761	$750	$—	$—
Accrued benefit liability (current)	(1,118)	(18,678)	(2,599)	(2,949)
Accrued benefit liability (noncurrent)	(18,026)	(10,954)	(42,888)	(30,797)
Noncurrent deferred taxes	13,093	11,358	4,015	—
Accumulated other comprehensive income	23,099	18,529	6,730	—

Net amount recognized	$22,809	$1,005	$(34,742)	$(33,746)

In 2006, the change in benefit obligation attributable to actuarial gain or losses for pension benefits related primarily to a change in the mortality assumption for the United Kingdom plan and for other postretirement benefits related primarily to favorable claims experience for the Canadian plan. In 2005, the change in benefit obligation for pension and other postretirement benefits attributable to actuarial gains or losses related primarily to a decrease in the discount rate used in the computation of such benefits.

The accumulated benefit obligation for all defined benefit pension plans was $178.2 million and $164.0 million at December 31, 2006 and 2005, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with an accumulated benefit obligation in excess of plan assets were $131.9 million, $126.3 million, and $112.8 million, respectively, as of December 31, 2006 and $165.4 million, $152.2 million, and $122.3 million, respectively, as of December 31, 2005.

The following table provides the components of net periodic benefit costs for the plans.

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2006	2005	2004	2006	2005	2004
	(In thousands)

Components of net periodic benefit cost:
Service cost	$6,163	$9,476	$7,589	$646	$530	$205
Interest cost	9,146	13,151	12,014	2,326	2,344	1,525
Expected return on plan assets	(10,814)	(14,838)	(13,047)	—	—	—
Amortization of prior service cost	(27)	(39)	(39)	(106)	(106)	(106)
Special termination benefits	—	5,869	976	—	—	—
Settlement of liabilities	(45)	863	46	—	—	—
Net (gain) loss recognition	2,502	3,432	2,116	687	619	432

Net periodic benefit cost	$6,925	$17,914	$9,655	$3,553	$3,387	$2,056

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the assumptions used in determining the benefit obligations and the net periodic benefit cost amounts.

	Pension Benefits		Other Benefits
	December 31,		December 31,
	2006	2005	2006	2005

Weighted average assumptions for benefit obligations at year end:
Discount rate	5.4%	5.2%	5.3%	5.2%
Salary increase	4.0%	4.0%	N/A	N/A
Weighted average assumptions for net periodic cost for the year:
Discount rate	5.2%	5.4%	5.2%	5.8%
Salary increase	4.0%	4.0%	N/A	N/A
Expected return on assets	7.4%	8.1%	N/A	N/A
Assumed health care cost trend rates:
Health care cost trend rate assumed for next year	N/A	N/A	9.0%	10.0%
Rate that the cost trend rate gradually declines to	N/A	N/A	5.0%	5.0%
Year that the rate reaches the rate it is assumed to remain at	N/A	N/A	2011	2010
Measurement date	12/31/2006	12/31/2005	12/31/2006	12/31/2005

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage-point change in the assumed health care cost trend rates would have the following effects on 2006 expense and year-end liabilities.

	1% Increase	1% Decrease
	(In thousands)

Effect on total of service and interest cost components	$408	$(320)
Effect on postretirement benefit obligation	$5,508	$(4,427)

In 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). FSP No. 106-2 provides guidance on the accounting for and disclosure of the subsidy available under the Act for employers that sponsor postretirement health care plans providing prescription drug benefits. We elected to apply the requirements of FSP 106-2 in the second quarter of 2004, retroactive to the enactment date of the Act. The reduction in the accumulated postretirement benefit obligation attributed to past service as a result of the subsidy available under the Act is $1.6 million. The effect of the subsidy on the net periodic postretirement benefit cost for 2004 is $0.2 million.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table reflects the pension plans’ actual and target asset allocations.

	Target	Actual	Actual
	December 31,
	2007	2006	2005

Asset Category:
Equity securities	57%	75%	78%
Debt securities	43%	25%	22%
Real estate	0%	0%	0%
Other	0%	0%	0%

Total	100%	100%	100%

Absent regulatory or statutory limitations, the target asset allocation for the investment of the assets for our ongoing pension plans is 25% in debt securities and 75% in equity securities and for our pension plans where the majority of the participants are in payment or terminated vested status is 80% in debt securities and 20% in equity securities. The plans only invest in debt and equity instruments for which there is a ready public market. We develop our expected long-term rate of return assumptions based on the historical rates of returns for equity and debt securities of the type in which our plans invest.

The following table reflects the benefits as of December 31, 2006 expected to be paid in each of the next five years and in the aggregate for the five years thereafter from our pension and other postretirement plans as well as the expected subsidy receipts available under the Act in these years. Because our other postretirement plans are unfunded, the anticipated benefits with respect to these plans will come from our own assets. Because our pension plans are primarily funded plans, the anticipated benefits with respect to these plans will come primarily from the trusts established for these plans.

			Medicare
	Pension		Subsidy
	Plans	Other Plans	Receipts
	(In thousands)

2007	$10,689	$2,966	$296
2008	10,846	2,980	293
2009	12,842	3,002	285
2010	13,181	2,990	276
2011	12,849	2,949	261
2012-2016	71,355	13,962	1,050

Total	$131,762	$28,849	$2,461

We anticipate contributing $10.1 million and $2.9 million to our pension and other postretirement plans, respectively, during 2007.

The amounts in accumulated other comprehensive income that have not yet been recognized as components of net periodic benefits cost at December 31, 2006, the changes in these amounts during the year ended December 31, 2006, and the expected amortization of these amounts as components of net periodic benefit cost for the year ended December 31, 2007 are as follows.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Pension	Other
	Benefits	Benefits
	(In thousands)

Components of accumulated other comprehensive income:
Net actuarial loss	$35,580	$11,151
Net prior service cost (credit)	468	(408)
Net transition obligation (asset)	—	—

	$36,048	$10,743

Changes in accumulated other comprehensive income:
Net actuarial loss, beginning of year	$43,559	$14,351
Amortization cost	(2,502)	(687)
Liability loss (gain)	2,310	(2,607)
Asset gain	(5,825)	—
Recognition of curtailment gain	(3,129)	—
Recognition of settlement loss	45	—
Currency impact	1,122	94

Net actuarial loss, end of year	$35,580	$11,151

Prior service cost, beginning of year	$(104)	$(514)
Amortization credit	27	106
Plan amendment	545	—

Prior service cost, end of year	$468	$(408)

	Pension	Other
	Benefits	Benefits
	(In thousands)

Expected 2007 amortization:
Amortization of net transition obligation	$—	$—
Amortization of prior service cost	16	(106)
Amortization of net losses	1,935	610

	$1,951	$504

The following table provides the impact of adopting SFAS No. 158 on our Consolidated Balance Sheet at December 31, 2006.

Increase
(Decrease)
(In thousands)

Balance sheet components:
Long-lived assets	$(18,281)
Current liabilities	(6,981)
Long-term liabilities	14,852
Deferred taxes	(10,701)
Accumulated other comprehensive income	(15,451)

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 14:	Share-Based Compensation

On January 1, 2006, we adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective method. Results for prior periods have not been restated.

Our operating results and cash flows for 2006 differ from operating results and cash flows that would have resulted had we continued to account for share-based compensation plans using the intrinsic-value method by the following amounts:

Increase
(Decrease)
(In thousands, except
per share data)

Income from continuing operations before taxes	$(1,879)
Income from continuing operations	(1,157)
Net income	(1,157)
Net income per basic share	(0.03)
Net income per diluted share	(0.02)
Cash provided by operating activities	(7,369)
Cash provided by financing activities	7,369

Compensation cost charged against income and the income tax benefit recognized for our share-based compensation arrangements is included below:

	Years Ended December 31,
	2006	2005	2004
	(In thousands)

Total share-based compensation cost(1)	$5,765	$3,539	$3,768
Income tax benefit	2,214	1,359	1,447

(1)	All compensation cost is charged to SG&A expenses.

The following table illustrates the effect on net income and net income per share if we had accounted for stock options using the fair value method in 2005 and 2004. For the purpose of this pro forma disclosure, the value of the options is estimated using a Black-Scholes-Merton option-pricing formula and amortized to expense over the options’ vesting periods.

	Year Ended		Year Ended
	December 31, 2005		December 31, 2004
	As Reported	Pro Forma	As Reported	Pro Forma
	(In thousands, except per share amounts)

Share-based employee compensation cost, net of tax	$2,180	$2,649	$2,321	$4,708
Net income	47,558	47,089	15,189	12,802
Basic net income per share	1.04	1.03	0.43	0.36
Diluted net income per share	0.96	0.96	0.43	0.36

We currently have outstanding stock appreciation rights (SARs), stock options, restricted stock shares, restricted stock units with service vesting conditions, and restricted stock units with performance vesting conditions. We grant SARs and stock options with an exercise price equal to the market price of our common stock on the grant date. SARs may be converted into shares of our common stock in equal amounts on each of the first 3 anniversaries of the grant date and expire 10 years from the grant date. Stock options become exercisable in equal amounts on each of the first 3 anniversaries of the grant date and expire 10 years from the grant date. Certain awards provide for accelerated vesting if there is a change in control of the Company. Both

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

restricted stock shares and units with service conditions “cliff vest” in either 3 or 5 years from the grant date. Restricted stock units with performance conditions begin to vest upon satisfaction of certain financial performance conditions on the first anniversary of their grant date and then vest ratably on the second and third anniversaries of their grant date. If the financial performance conditions are not satisfied, the restricted stock units will be forfeited. The performance vesting conditions have been satisfied for all outstanding restricted stock units with performance vesting conditions.

We recognize compensation cost for all awards based on their fair values. The fair values for SARs and stock options are estimated on the grant date using the Black-Scholes-Merton option-pricing formula which incorporates the assumptions noted in the following table. The fair value of restricted stock shares and units is the market price of our common stock on the date of grant. Compensation costs for awards with service conditions are amortized to expense using the straight-line method. Compensation costs for awards with performance conditions are amortized to expense using the graded attribution method.

	Years Ended December 31,
	2006	2005	2004
	(In thousands, except weighted average fair value and assumptions)

Weighted-average air value of SARs and options granted	$11.37	$6.20	$4.74
Total intrinsic value of SARs converted and options exercised	20,516	2,045	1,321
Cash received for options exercised	38,808	6,897	4,507
Excess tax benefits realized from SARs converted and options exercised	7,369	—	—
Weighted-average fair value of restricted stock shares and units granted	28.96	19.93	20.61
Total fair value of restricted stock shares and units vested	997	3,342	1,583
Expected volatility	36.92%	37.76%	39.53%
Expected term (in years)	6.5	6.8	6.3
Risk-free rate	4.54%	4.36%	3.79%
Dividend yield	0.76%	4.10%	6.31%

					Restricted Shares
	SARs and Stock Options				and Units
			Weighted-			Weighted-
		Weighted-	Average			Average
		Average	Remaining	Aggregate		Grant-Date
		Exercise	Contractual	Intrinsic		Fair
	Number	Price	Term	Value	Number	Value
	(In thousands, except exercise prices, fair values, and contractual terms)

Outstanding at January 1, 2006	4,548	$24.06			222	$20.16
Granted	344	26.53			197	28.96
Exercised or converted	(1,843)	21.17			(48)	20.63
Forfeited or expired	(301)	29.71			(3)	22.03

Outstanding at December 31, 2006	2,748	$25.57	5.0	$38,430	368	$24.79

Vested or expected to vest at December 31, 2006	2,716	$25.59	5.0	$37,946
Exercisable or convertible at December 31, 2006	1,761	27.13	3.2	21,881

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, the total unrecognized compensation cost related to all nonvested awards was $12.5 million. That cost is expected to be recognized over a weighted-average period of 2.3 years.

Historically, we have issued treasury shares, if available, to satisfy award conversions and exercises.

Note 15:	Stockholder Rights Plan

Under our Stockholder Rights Plan, each share of our common stock generally has “attached” to it one preferred share purchase right. Each right, when exercisable, entitles the holder to purchase 1/1000th of a share of our Junior Participating Preferred Stock Series A at a purchase price of $150.00 (subject to adjustment). Each 1/1000th of a share of Series A Junior Participating Preferred Stock will be substantially equivalent to one share of our common stock and will be entitled to one vote, voting together with the shares of common stock.

The rights will become exercisable only if, without the prior approval of the Board of Directors, a person or group of persons acquires or announces the intention to acquire 20% or more of our common stock. If we are acquired through a merger or other business combination transaction, each right will entitle the holder to purchase $300.00 worth of the surviving company’s common stock for $150.00 (subject to adjustment). In addition, if a person or group of persons acquires 20% or more of our common stock, each right not owned by the 20% or greater shareholder would permit the holder to purchase $300.00 worth of our common stock for $150.00 (subject to adjustment). The rights are redeemable, at our option, at $.01 per right at any time prior to an announcement of a beneficial owner of 20% or more of our common stock then outstanding. The rights expire on December 9, 2016.

Note 16:	Operating Leases

Operating lease expense incurred primarily for office space, machinery and equipment was $13.8 million, $12.5 million and $8.6 million in 2006, 2005, and 2004, respectively.

Minimum annual lease payments for noncancelable operating leases in effect at December 31, 2006 are as follows:

(In thousands)

2007	$6,309
2008	3,836
2009	2,535
2010	1,183
2011	340
Thereafter	67

$14,270

Certain of our operating leases include step rent provisions and rent escalations. We include these step rent provisions and rent escalations in our minimum lease payments obligations and recognize them as a component of rental expense on a straight-line basis over the minimum lease term.

Note 17:	Market Concentrations and Risks

Concentrations of Credit

We sell our products to many customers in several markets across multiple geographic areas. The ten largest customers, primarily the larger distributors and communications companies, constitute in aggregate approximately 46%, 42% and 52% of revenues in 2006, 2005, and 2004, respectively.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2006, we had $25.5 million in trade accounts receivable outstanding from Anixter International Inc. (Anixter). This represented approximately 12% of our total trade accounts receivable outstanding at December 31, 2006. Historically, Anixter generally pays all outstanding receivables within thirty to sixty days of invoice receipt.

Unconditional Copper Purchase Obligations

At December 31, 2006, we were committed to purchase approximately 0.3 million pounds of copper at an aggregate cost of $0.7 million. At December 31, 2006, the fixed cost of this purchase was less than $0.1 million under the market cost that would be incurred on a spot purchase of the same amount of copper. The aggregate market cost was based on the current market price of copper obtained from the New York Mercantile Exchange. These commitments will mature in 2007.

Labor

Approximately 36% of our labor force is covered by collective bargaining agreements at various locations around the world. Approximately 29% of our labor force is covered by collective bargaining agreements that we expect to renegotiate during 2007.

International Operations

The carrying amounts of net assets belonging to our international operations were as follows:

	December 31,
	2006	2005
	(In thousands)

Europe	$211,588	$155,586
Canada	111,657	104,561
Rest of World	(20,865)	(21,998)

Fair Value of Financial Instruments

Our financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, and debt instruments. The carrying amounts of cash and cash equivalents, trade receivables, and trade payables at December 31, 2006 are considered representative of their respective fair values. The carrying amount of our debt instruments at December 31, 2006 was $172.0 million. The fair value of our debt instruments at December 31, 2006 was approximately $318.6 million estimated on a discounted cash flow basis using currently obtainable rates for similar financing. Included in this amount was an estimated $249.0 million fair value of convertible subordinated debentures with a face value of $110.0 million. The fair value premium of $39.9 million related to these debentures as of the Merger date, which related to the conversion option embedded within the debentures, was recognized as an increase to both additional paid-in capital and goodwill.

Note 18:	Contingent Liabilities

General

Various claims are asserted against us in the ordinary course of business including those pertaining to income tax examinations and product liability, customer, employment, vendor and patent matters. Based on facts currently available, management believes that the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, operating results, or cash flow.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Letters of Credit, Guarantees and Bonds

At December 31, 2006, we were party to unused standby letters of credit and unused bank guarantees totaling $7.2 million and $5.4 million, respectively. We also maintain bonds totaling $3.9 million in connection with workers compensation self-insurance programs in several states, taxation in Canada, retirement benefits in Germany, and the importation of product into the United States and Canada.

Note 19:	Minimum Requirements Contract Income

We had a contractual sales incentive agreement with a customer that required the customer to purchase quantities of product from us generating at a minimum $3.0 million in gross profit per annum or pay us compensation according to contractual terms through December 31, 2005. During each of the years 2005 and 2004, the customer did not make the minimum required purchases and we were entitled to receive compensation according to the terms of the agreement. As a result, we recognized $3.0 million in operating income in 2005 and 2004. The contract expired upon receipt of the 2005 payment.

Note 20:	Quarterly Operating Results (unaudited)

2006	1st	2nd(1)	3rd(2)	4th(3)	Year
	(In thousands, except per share amounts)

Number of days in quarter	85	91	91	98	365
Revenues	$321,905	$409,568	$385,581	$378,757	$1,495,811
Gross profit	73,415	92,177	89,373	78,348	333,313
Operating income	26,956	36,803	35,617	19,102	118,478
Income from continuing operations	14,940	21,524	24,386	10,713	71,563
Gain (loss) from discontinued operations	(1,330)	—	—	—	(1,330)
Gain (loss) on disposal of discontinued operations	(4,298)	—	—	—	(4,298)
Net income	9,312	21,524	24,386	10,713	65,935
Basic income (loss) per share:
Continuing operations	$0.35	$0.50	$0.56	$0.24	$1.65
Discontinued operations	(0.03)	—	—	—	(0.03)
Disposal of discontinued operations	(0.10)	—	—	—	(0.10)
Net income	0.22	0.50	0.56	0.24	1.52
Diluted income (loss) per share:
Continuing operations	$0.32	$0.44	$0.50	$0.22	$1.48
Discontinued operations	(0.03)	—	—	—	(0.03)
Disposal of discontinued operations	(0.09)	—	—	—	(0.08)
Net income	0.20	0.44	0.50	0.22	1.37

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2005	1st	2nd	3rd(4)	4th	Year
	(In thousands, except per share amounts)

Number of days in quarter	86	91	91	97	365
Revenues	$286,268	$311,438	$316,480	$331,483	$1,245,669
Gross profit	62,785	72,276	74,002	68,310	277,373
Operating income	14,651	16,359	18,018	19,510	68,538
Income from continuing operations	7,382	8,858	9,118	8,210	33,568
Gain (loss) from discontinued operations	(739)	1,144	(3,053)	1,475	(1,173)
Gain on disposal of discontinued operations	6,400	8,763	—	—	15,163
Net income	13,043	18,765	6,065	9,685	47,558
Basic income (loss) per share:
Continuing operations	$0.16	$0.19	$0.20	$0.19	$0.74
Discontinued operations	(0.02)	0.02	(0.07)	0.03	(0.03)
Disposal of discontinued operations	0.14	0.19	—	—	0.33
Net income	0.28	0.40	0.13	0.22	1.04
Diluted income (loss) per share:
Continuing operations	$0.15	$0.18	$0.19	$0.18	$0.69
Discontinued operations	(0.01)	0.02	(0.06)	0.03	(0.02)
Disposal of discontinued operations	0.12	0.16	—	—	0.29
Net income	0.26	0.36	0.13	0.21	0.96

(1)	Includes assets impairment totaling $2.4 million.

(2)	Includes asset impairment totaling $2.5 million.

(3)	Includes asset impairment totaling $6.2 million.

(4)	Includes asset impairment totaling $8.0 million.

Note 21:	Subsequent Events (Unaudited)

Pending Acquisitions

In January 2007, we announced the pending acquisition of Germany-based Hirschmann Automation and Control GmbH (HAC) for approximately $260.0 million cash. HAC is a leading supplier of Industrial Ethernet solutions and industrial connectors and had annual revenues of approximately $250.0 million in 2006.

In February 2007, we announced the pending acquisition of Hong Kong-based LTK Wiring Co. Ltd. (LTK) for approximately $195.0 million cash. LTK is a leading supplier of electronic cable for the China market and had annual revenues of approximately $220.0 million in 2006.

We anticipate that these acquisitions will be funded with available cash, internally-generated funds, and cash obtained through external borrowings. The consummation of both of these acquisitions is subject to customary closing conditions.

Long-Term Debt and Other Borrowing Arrangements

On February 2, 2007, we received a commitment letter (Commitment) from Wachovia Bank, National Association and certain Wachovia affiliates (Wachovia) that set out the terms by which Wachovia would provide us (i) a senior secured term loan of up to $125 million and (ii) a senior secured revolving credit facility of up to $200 million (individually a Facility and together the Facilities). We may use the Facilities to

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

refinance our existing senior secured credit facility or for ongoing working capital requirements and other corporate purposes (including acquisitions). The Commitment, unless accepted by us before March 2, 2007, will expire. If we accept the Commitment before this deadline, we will have until April 2, 2007 to complete the closing of either Facility (or both); otherwise, the Commitment will expire on such date. With the closing of the amendment to our Senior Credit Agreement described below, Wachovia’s commitment for a $200.0 million senior secured revolving credit facility expired.

On February 16, 2007, we entered into an amendment to our existing Senior Credit Agreement, which provides that the amount of the commitment be increased from $165.0 million to $225.0 million as well as amends certain restrictive covenants governing affiliate indebtedness and asset sales.

On February 16, 2007, we redeemed our medium-term notes in the aggregate principal amount of $62.0 million and, in connection therewith, we paid a make-whole premium of approximately $2.0 million. The redemption was made with cash on hand.

Note 22:	Supplemental Guarantor Information

In 2007, Belden Inc., then known as Belden CDT Inc. (the Issuer), issued $350.0 million aggregate principal amount of 7.0% senior subordinated notes due 2017. The notes rank senior to our convertible subordinated debentures, rank equal in right of payment with any of our future senior subordinated debt, and are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our senior secured credit facility. Interest is payable semiannually on March 15 and September 15. Belden Inc. and its current and future material domestic subsidiaries have fully and unconditionally guaranteed the notes on a joint and several basis. The following consolidating financial information presents information about the Issuer, guarantor subsidiaries and non-guarantor subsidiaries. Investments in subsidiaries are accounted for on the equity basis. Intercompany transactions are eliminated.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Balance Sheets

	December 31, 2006
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$136,613	$117,538	$—	$254,151
Receivables, less allowance for doubtful accounts of $2,637	187	86,049	131,672	—	217,908
Inventories, net	—	115,399	86,849	—	202,248
Deferred income taxes	—	(2,780)	37,444	—	34,664
Other current assets	190	6,183	4,092	—	10,465

Total current assets	377	341,464	377,595	—	719,436
Property, plant and equipment, less accumulated depreciation	—	139,170	133,115	—	272,285
Goodwill, less accumulated amortization	—	241,463	33,671	—	275,134
Intangible assets, less accumulated amortization	—	56,278	14,686	—	70,964
Investment in subsidiaries	663,150	293,018	—	(956,168)	—
Other long-lived assets	733	7,397	10,019	—	18,149

	$664,260	$1,078,790	$569,086	$(956,168)	$1,355,968

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,135	$106,534	$88,339	$—	$200,008
Current maturities of long-term debt	—	62,000	—	—	62,000

Total current liabilities	5,135	168,534	88,339	—	262,008
Long-term debt	110,000	—	—	—	110,000
Postretirement benefits other than pensions	—	14,979	28,418	—	43,397
Deferred income taxes	—	50,277	21,122	—	71,399
Other long-term liabilities	13	11,020	14,230	—	25,263
Intercompany accounts	103,164	(228,417)	125,253	—	—
Total stockholders’ equity	445,948	1,062,397	291,724	(956,168)	843,901

	$664,260	$1,078,790	$569,086	$(956,168)	$1,355,968

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2005
		Guarantor	Non-Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$92,636	$42,002	$—	$134,638
Receivables, less allowance for doubtful accounts of $3,839	200	81,030	113,788	—	195,018
Inventories, net	—	131,946	113,535	—	245,481
Deferred income taxes	—	(9,455)	37,300	—	27,845
Other current assets	245	5,312	2,458	—	8,015
Current assets of discontinued operations	—	—	56,997	—	56,997

Total current assets	445	301,469	366,080	—	667,994
Property, plant and equipment, less accumulated depreciation	—	147,514	140,264	—	287,778
Goodwill, less accumulated amortization	—	241,816	30,474	—	272,290
Intangible assets, less accumulated amortization	—	58,529	13,930	—	72,459
Investment in subsidiaries	581,776	274,788	—	(856,564)	—
Other long-lived assets	—	645	5,569	—	6,214

	$582,221	$1,024,761	$556,317	$(856,564)	$1,306,735

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$5,396	$106,277	$105,063	$—	$216,736
Current maturities of long-term debt	—	59,000	—	—	59,000
Current liabilities of discontinued operations	—	484	12,858	—	13,342

Total current liabilities	5,396	165,761	117,921	—	289,078
Long-term debt	110,000	62,000	51	—	172,051
Postretirement benefits other than pensions	—	8,503	24,664	—	33,167
Deferred income taxes	—	41,837	32,014	—	73,851
Other long-term liabilities	18	11,189	5,959	—	17,166
Minority interest	—	—	7,914	—	7,914
Intercompany accounts	126,857	(225,802)	98,945	—	—
Total stockholders’ equity	339,950	961,273	268,849	(856,564)	713,508

	$582,221	$1,024,761	$556,317	$(856,564)	$1,306,735

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Operations

	Year Ended December 31, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

Revenues	$—	$994,843	$714,504	$(213,536)	$1,495,811
Cost of sales	—	(757,141)	(618,893)	213,536	(1,162,498)

Gross profit	—	237,702	95,611	—	333,313
Selling, general and administrative expenses	(552)	(135,211)	(67,993)	—	(203,756)
Asset impairment	—	(4,835)	(6,244)	—	(11,079)

Operating income (loss)	(552)	97,656	21,374	—	118,478
Interest expense	(5,466)	(7,562)	(68)	—	(13,096)
Interest income	—	4,486	2,595	—	7,081
Intercompany income (expense)	5,744	281	(6,025)	—	—
Income (loss) from equity investment in subsidiaries	66,113	4,085	—	(70,198)	—
Other expense	—	—	(187)	—	(187)

Income (loss) from continuing operations before taxes	65,839	98,946	17,689	(70,198)	112,276
Income tax expense	96	(32,833)	(7,976)	—	(40,713)

Income (loss) from continuing operations	65,935	66,113	9,713	(70,198)	71,563
Loss from discontinued operations, net of tax	—	—	(1,330)	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	(4,298)	—	(4,298)

Net income (loss)	$65,935	$66,113	$4,085	$(70,198)	$65,935

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

Revenues	$—	$830,488	$605,553	$(190,372)	$1,245,669
Cost of sales	—	(636,987)	(521,681)	190,372	(968,296)

Gross profit	—	193,501	83,872	—	277,373
Selling, general and administrative expenses	(791)	(128,855)	(74,179)	—	(203,825)
Asset impairment	—	(2,400)	(5,610)	—	(8,010)
Minimum requirements contract income	—	3,000	—	—	3,000

Operating income (loss)	(791)	65,246	4,083	—	68,538
Interest expense	(4,949)	(9,805)	(282)	—	(15,036)
Interest income	—	3,748	989	—	4,737
Intercompany income (expense)	5,453	(4,800)	(653)	—	—
Income (loss) from equity investment in subsidiaries	47,744	(6,786)	—	(40,958)	—
Other income (expense)	—	—	(699)	—	(699)

Income (loss) from continuing operations before taxes	47,457	47,603	3,438	(40,958)	57,540
Income tax expense	101	(15,754)	(8,319)	—	(23,972)

Income (loss) from continuing operations	47,558	31,849	(4,881)	(40,958)	33,568
Gain (loss) from discontinued operations, net of tax	—	732	(1,905)	—	(1,173)
Gain on disposal of discontinued operations, net of tax	—	15,163	—	—	15,163

Net income (loss)	$47,558	$47,744	$(6,786)	$(40,958)	$47,558

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2004
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

Revenues	$—	$566,189	$405,399	$(106,863)	$864,725
Cost of sales	—	(431,157)	(350,463)	106,863	(674,757)

Gross profit	—	135,032	54,936	—	189,968
Selling, general and administrative expenses	(840)	(96,737)	(50,086)	—	(147,663)
Asset impairment	—	(3,200)	(5,671)	—	(8,871)
Minimum requirements contract income	—	3,000	—	—	3,000

Operating income (loss)	(840)	38,095	(821)	—	36,434
Interest expense	(2,010)	(12,664)	(35)	—	(14,709)
Interest income	—	1,184	327	—	1,511
Intercompany income (expense)	15,074	(13,399)	(1,675)	—	—
Income (loss) from equity investment in subsidiaries	2,965	(143)	—	(2,822)	—
Other income (expense)	—	(6)	1,367	—	1,361

Income (loss) from continuing operations before taxes	15,189	13,067	(837)	(2,822)	24,597
Income tax expense	—	(11,037)	(2,860)	—	(13,897)

Income (loss) from continuing operations	15,189	2,030	(3,697)	(2,822)	10,700
Gain (loss) from discontinued operations, net of tax	—	682	3,554	—	4,236
Gain on disposal of discontinued operations, net of tax	—	253	—	—	253

Net income (loss)	$15,189	$2,965	$(143)	$(2,822)	$15,189

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

	Year Ended December 31, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

Net cash provided by (used in) operating activities, including short-term intercompany activity	$(36,378)	$126,108	$51,426	$—	$141,156
Cash flows from investing activities:
Proceeds from disposal of tangible assets	—	89	33,970	—	34,059
Capital expenditures	—	(16,074)	(5,589)	—	(21,663)
Cash used to invest in or acquire businesses	—	(5,000)	(6,715)	—	(11,715)
Cash used in other investing activities	—	(2,146)	—	—	(2,146)

Net cash provided by (used for) investing activities	—	(23,131)	21,666	—	(1,465)
Cash flows from financing activities:
Payments under borrowing arrangements	—	(59,000)	(51)	—	(59,051)
Cash dividends paid	(8,736)	—	—	—	(8,736)
Debt issuance costs	(1,063)	—	—	—	(1,063)
Proceeds from exercises of stock options	38,808	—	—	—	38,808
Excess tax benefits related to share-based payments	7,369	—	—	—	7,369

Net cash provided by (used for) financing activities	36,378	(59,000)	(51)	—	(22,673)
Effect of currency exchange rate changes on cash and cash equivalents	—	—	2,495	—	2,495

Increase in cash and cash equivalents	—	43,977	75,536	—	119,513
Cash and cash equivalents, beginning of year	—	92,636	42,002	—	134,638

Cash and cash equivalents, end of year	$—	$136,613	$117,538	$—	$254,151

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2005
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

Net cash provided by (used in) operating activities, including short-term intercompany activity	$111,648	$(36,540)	$(25,959)	$—	$49,149
Cash flows from investing activities:
Proceeds from disposal of tangible assets	—	36,256	15,285	—	51,541
Capital expenditures	—	(12,049)	(11,740)	—	(23,789)

Net cash provided by investing activities	—	24,207	3,545	—	27,752
Cash flows from financing activities:
Payments under borrowing arrangements	—	(15,000)	(2,474)	—	(17,474)
Cash dividends paid	(9,116)	—	—	—	(9,116)
Payments under share repurchase program	(109,429)	—	—	—	(109,429)
Proceeds from exercises of stock options	6,897	—	—	—	6,897

Net cash used for financing activities	(111,648)	(15,000)	(2,474)	—	(129,122)
Effect of currency exchange rate changes on cash and cash equivalents	—	—	(1,937)	—	(1,937)

Decrease in cash and cash equivalents	—	(27,333)	(26,825)	—	(54,158)
Cash and cash equivalents, beginning of year	—	119,969	68,827	—	188,796

Cash and cash equivalents, end of year	$—	$92,636	$42,002	$—	$134,638

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31, 2004
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

Net cash provided by operating activities, including short-term intercompany activity	$8,981	$22,498	$9,349	$—	$40,828
Cash flows from investing activities:
Proceeds from disposal of tangible assets	—	85,242	3,765	—	89,007
Cash used to invest in or acquire businesses	(6,196)	—	—	—	(6,196)
Capital expenditures	—	(5,970)	(9,919)	—	(15,889)

Net cash provided by (used for) investing activities	(6,196)	79,272	(6,154)	—	66,922
Cash flows from financing activities:
Payments under borrowing arrangements	—	(65,951)	(709)	—	(66,660)
Cash dividends paid	(7,292)	—	—	—	(7,292)
Proceeds from exercises of stock options	4,507	—	—	—	4,507

Net cash used for financing activities	(2,785)	(65,951)	(709)	—	(69,445)
Effect of currency exchange rate changes on cash and cash equivalents	—	—	4,630	—	4,630

Increase in cash and cash equivalents	—	35,819	7,116	—	42,935
Cash received from Belden CDT merger	—	27,449	23,457	—	50,906
Cash and cash equivalents, beginning of year	—	61,844	33,111	—	94,955

Cash and cash equivalents, end of year	$—	$125,112	$63,684	$—	$188,796

BELDEN INC.

CONSOLIDATED BALANCE SHEETS

	June 24,	December 31,
	2007	2006
	(Unaudited)
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$90,096	$254,151
Receivables	401,629	217,908
Inventories, net	269,740	202,248
Deferred income taxes	40,557	34,664
Other current assets	17,719	10,465

Total current assets	819,741	719,436
Property, plant and equipment, less accumulated depreciation	386,950	272,285
Goodwill	619,035	275,134
Intangible assets, less accumulated amortization	163,769	70,964
Other long-lived assets	53,695	18,149

	$2,043,190	$1,355,968

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$421,779	$200,008
Current maturities of long-term debt	110,000	62,000

Total current liabilities	531,779	262,008
Long-term debt	350,000	110,000
Postretirement benefits	115,162	62,995
Deferred income taxes	91,659	71,399
Other long-term liabilities	7,112	5,665
Stockholders’ equity:
Preferred stock	—	—
Common stock	503	503
Additional paid-in capital	630,675	591,416
Retained earnings	398,317	348,069
Accumulated other comprehensive income	27,922	15,013
Treasury stock	(109,939)	(111,100)

Total stockholders’ equity	947,478	843,901

	$2,043,190	$1,355,968

The accompanying notes are an integral part of these Consolidated Financial Statements

BELDEN INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 24,	June 25,	June 24,	June 25,
	2007	2006	2007	2006
	(Unaudited)
	(In thousands, except per share data)

Revenues	$549,943	$409,568	$886,646	$731,473
Cost of sales	(398,743)	(317,391)	(644,757)	(565,881)

Gross Profit	151,200	92,177	241,889	165,592
Selling, general and administrative expenses	(97,601)	(53,013)	(149,650)	(99,472)
Asset impairment	(1,870)	(2,361)	(3,262)	(2,361)

Operating income	51,729	36,803	88,977	63,759
Interest expense	(8,682)	(3,701)	(11,208)	(7,493)
Interest income	1,740	1,644	4,483	2,639
Other income (expense)	571	(252)	(1,445)	(469)

Income from continuing operations before taxes	45,358	34,494	80,807	58,436
Income tax expense	(15,254)	(12,970)	(28,689)	(21,972)

Income from continuing operations	30,104	21,524	52,118	36,464
Loss from discontinued operations, net of tax (Note 4)	—	—	—	(1,330)
Loss on disposal of discontinued operations, net of tax (Note 4)	—	—	—	(4,298)

Net income	$30,104	$21,524	$52,118	$30,836

Weighted average number of common shares and equivalents:
Basic	45,078	43,036	44,784	42,801
Diluted	50,920	50,026	51,289	49,679
Basic income (loss) per share:
Continuing operations	$0.67	$0.50	$1.16	$0.85
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.10)
Net income	0.67	0.50	1.16	0.72
Diluted income (loss) per share:
Continuing operations	$0.60	$0.44	$1.03	$0.76
Discontinued operations	—	—	—	(0.03)
Disposal of discontinued operations	—	—	—	(0.08)
Net income	0.60	0.44	1.03	0.65
Dividends declared per share	$0.05	$0.05	$0.10	$0.10
Reconciliation between net income and comprehensive income:
Net income	$30,104	$21,524	$52,118	$30,836
Adjustments to translation component of equity	7,839	13,285	12,909	18,631

Comprehensive income	$37,943	$34,809	$65,027	$49,467

The accompanying notes are an integral part of these Consolidated Financial Statements

BELDEN INC.

CONSOLIDATED CASH FLOW STATEMENTS

	Six Months Ended
	June 24,	June 25,
	2007	2006
	(Unaudited)
	(In thousands)

Cash flows from operating activities:
Net income	$52,118	$30,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,312	21,300
Asset impairment	3,262	2,361
Pension funding in excess of pension expense	(2,200)	(17,146)
Share-based compensation	4,314	2,246
Provision for inventory obsolescence	4,872	8,877
Loss (gain) on disposal of tangible assets	(164)	6,319
Changes in operating assets and liabilities, net of the effects of acquisitions and currency exchange rate changes:
Receivables	(28,652)	(58,327)
Inventories	6,734	(27,820)
Accounts payable and accrued liabilities	64,421	30,731
Income taxes	5,017	9,419
Other assets and liabilities, net	(18,690)	7,449

Net cash provided by operating activities	116,344	16,245
Cash flows from investing activities:
Cash used to acquire businesses	(571,356)	—
Proceeds from disposal of tangible assets	7,608	30,153
Capital expenditures	(28,132)	(7,280)

Net cash provided by (used in) investing activities	(591,880)	22,873
Cash flows from financing activities:
Proceeds from exercise of stock options	28,994	20,793
Excess tax benefits related to share-based compensation	6,914	3,668
Cash dividends paid	(4,626)	(4,313)
Debt issuance costs	(10,212)	(1,063)
Borrowings under credit arrangements	530,000	—
Payments under borrowing arrangements	(242,000)	—

Net cash provided by financing activities	309,070	19,085
Effect of foreign currency exchange rate changes on cash equivalents	2,411	2,943

Increase (decrease) in cash and cash equivalents	(164,055)	61,146
Cash and cash equivalents, beginning of period	254,151	134,638

Cash and cash equivalents, end of period	$90,096	$195,784

The accompanying notes are an integral part of these Consolidated Financial Statements

BELDEN INC.

CONSOLIDATED STOCKHOLDERS’ EQUITY STATEMENT
SIX MONTHS ENDED JUNE 24, 2007

							Accumulated Other
							Comprehensive Income (Loss)
							Translation	Pension
	Common Stock		Paid-In	Retained	Treasury Shares		Component	OPEB
	Shares	Amount	Capital	Earnings	Shares	Amount	of Equity	Adjustments	Total
	(Unaudited)

Balance at December 31, 2006	50,335	$503	$591,416	$348,069	(6,184)	$(111,100)	$44,841	$(29,828)	$843,901
Net income				52,118					52,118
Foreign currency translation							12,909		12,909

Comprehensive income									65,027
Exercise of stock options			27,520		983	1,474			28,994
Share-based compensation			11,739						11,739
Forfeiture of stock by incentive plan participants in lieu of cash payment of individual tax liabilities related to share-based compensation					(6)	(313)			(313)
Adoption of FIN No. 48				2,684					2,684
Cash dividends ($.10 per share)				(4,554)					(4,554)

Balance at June 24, 2007	50,335	$503	$630,675	$398,317	(5,207)	$(109,939)	$57,750	$(29,828)	$947,478

The accompanying notes are an integral part of these Consolidated Financial Statements

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

Note 1:	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying Consolidated Financial Statements include Belden Inc. (formerly known as Belden CDT Inc.) and all of its subsidiaries (the Company, us, we, or our). We eliminate all significant affiliate accounts and transactions in consolidation.

The accompanying Consolidated Financial Statements presented as of any date other than December 31, 2006:

•	Are prepared from the books and records without audit, and

•	Are prepared in accordance with the instructions to Form 10-Q and do not include all of the information required by accounting principles generally accepted in the United States for complete statements, but

•	Include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial statements.

These Consolidated Financial Statements should be read in conjunction with the Consolidated Financial Statements and Supplementary Data contained in our Annual Report on Form 10-K for the year ended December 31, 2006.

Reporting Periods

Our fiscal year and fiscal fourth quarter both end on December 31. Typically, our fiscal first, second and third quarter each end on the last Sunday falling on or before their respective calendar quarter-end. The six months ended June 24, 2007 and June 25, 2006 include 175 and 176 calendar days, respectively.

Contingent Liabilities

We have established liabilities for environmental and legal contingencies that are probable of occurrence and reasonably estimable. We accrue environmental remediation costs, on an undiscounted basis, based on estimates of known environmental remediation exposures developed in consultation with our environmental consultants and legal counsel. We are, from time to time, subject to routine litigation incidental to our business. These lawsuits primarily involve claims for damages arising out of the use of our products, allegations of patent or trademark infringement, and litigation and administrative proceedings involving employment matters and commercial disputes. Based on facts currently available, we believe the disposition of the claims that are pending or asserted will not have a materially adverse effect on our financial position, results of operations or cash flow.

Current-Year Adoption of Accounting Pronouncements

On January 1, 2007, we adopted Financial Accounting Standards Board (FASB) Interpretation (FIN) No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. This Interpretation required us to develop a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

Additional information regarding the adoption of FIN No. 48 is included in Note 10 to these Consolidated Financial Statements.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pending Adoption of Recent Accounting Pronouncements

In January 2007, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. This Statement permits entities to choose to measure many financial instruments and certain other items at fair value in an effort to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently. SFAS No. 159 will become effective for us on January 1, 2008. We are currently in the process of evaluating the impact that use of the fair value measurement option on our financial instruments and other applicable items would have on our operating results, cash flows and financial condition.

Note 2:	Acquisitions

During the three months ended June 24, 2007, we completed three acquisitions. We acquired Hirschmann Automation and Control GmbH (Hirschmann) on March 26, 2007 for $258.2 million. Hirschmann has its headquarters in Neckartenzlingen, Germany and is a leading supplier of industrial ethernet solutions and industrial connectivity. The acquisition of Hirschmann enables us to deliver networking solutions for demanding industrial environments and large-scale infrastructure projects worldwide. On March 27, 2007, we acquired LTK Wiring Co. Ltd. (LTK), a Hong Kong company, for $214.4 million. LTK is one of the largest manufacturers of electronic cable for the China market with three manufacturing plants in China. LTK gives us a strong presence in China among OEM customers, including consumer electronics manufacturers. On April 30, 2007, we completed the purchase of the assets of Lumberg Automation Components (Lumberg Automation) for $116.0 million. Lumberg Automation has its headquarters in Schalksmuhle, Germany and is a leading supplier of industrial connectors, high performance cord-sets and fieldbus communication components for factory automation machinery. Lumberg Automation complements the industrial connectivity portfolio of Hirschmann as well as our expertise in signal transmission. The results of operations of each acquisition have been included in our results of operations from their respective acquisition dates. Hirschmann and Lumberg Automation are included in the Europe segment, and LTK is included in the Asia Pacific segment.

All three acquisitions were cash transactions and were valued in total at $588.6 million, including transaction costs, and subject to adjustment based on certain working capital adjustments. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed (in thousands):

Current assets	$234,206
Land and depreciable assets	110,301
Goodwill	340,250
Intangible assets	98,598
Other assets	26,233

Assets acquired	809,588
Liabilities assumed	221,016

Net assets acquired	$588,572

The above purchase price allocation is preliminary and is subject to revision as more detailed analyses are completed and additional information about the fair value of individual assets and liabilities becomes available. We also plan to incur costs in connection with realigning portions of the acquired businesses. When management completes its realignment plans, we will be able to estimate the costs associated with those plans. Any change in the fair value of the acquired net assets and any realignment costs will change the amount of the purchase price allocable to goodwill.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table illustrates the pro forma effect on operating results as if the three acquisitions had been completed as of the beginning of each respective period. The pro forma effect on the three months ended June 24, 2007 was not material.

	Six Months	Three Months	Six Months
	Ended June 24,	Ended June 25,	Ended June 25,
	2007	2006	2006
	Unaudited (In thousands, except per share data)

Revenues	$1,031,566	$542,411	$976,131
Income from continuing operations	58,451	20,130	33,546
Net income	58,451	20,130	27,918
Diluted income per share:
Continuing operations	1.16	0.42	0.70
Net income	1.16	0.42	0.59

For purposes of the pro forma disclosures, each respective period includes $12.2 million ($8.1 million after tax) of nonrecurring expenses from the effects of purchase accounting, including inventory cost step-up of $8.3 million that was recognized in cost of sales, amortization of the sales backlog intangibles of $2.6 million, and in-process research and development charges of $1.3 million. The pro forma information above also reflects interest expense assuming borrowings at the beginning of each respective period of $350.0 million of 7.0% senior subordinated notes and $238.6 million at 6.6% interest under our senior secured credit agreement to finance the acquisitions.

The above unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would have been had we completed these acquisitions on the dates assumed, nor is it necessarily indicative of the results that may be expected in future periods. Pro forma adjustments exclude cost savings from any synergies resulting from the acquisitions.

Note 3:	Operating Segments

We conduct our operations through four reported operating segments — the Belden Americas segment, the Specialty Products segment, the Europe segment, and the Asia Pacific segment. In January 2007, we reassigned our metal enclosures, racks and accessories business headquartered in Washington, Pennsylvania from the Specialty Products segment to the Belden Americas segment. We restated 2006 amounts to reflect this change in segment composition.

Finance and administration costs reflected in the column entitled F&A in the tables below represent corporate headquarters operating and treasury expenses. Amounts reflected in the column entitled Eliminations in the tables below represent the eliminations of affiliate revenues and affiliate cost of sales.

	Belden	Specialty		Asia
	Americas	Products	Europe	Pacific	F&A	Eliminations	Total
	(In thousands)

Three Months Ended June 24, 2007
Total assets	$411,911	$212,865	$1,282,362	$353,124	$1,467,285	$(1,684,357)	$2,043,190
External customer revenues	221,738	64,580	176,339	87,286	—	—	549,943
Affiliate revenues	18,419	23,215	5,033	—	—	(46,667)	—
Operating income (loss)	42,353	16,090	5,953	6,793	(11,252)	(8,208)	51,729

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Belden	Specialty		Asia
	Americas	Products	Europe	Pacific	F&A	Eliminations	Total
	(In thousands)

Three Months Ended June 25, 2006
External customer revenues	$222,989	$70,423	$100,501	$15,655	$—	$—	$409,568
Affiliate revenues	18,841	8,806	1,873	—	—	(29,520)	—
Operating income (loss)	38,021	9,273	69	1,480	(6,776)	(5,264)	36,803
Six Months Ended June 24, 2007
Total assets	$411,911	$212,865	$1,282,362	$353,124	$1,467,285	$(1,684,357)	$2,043,190
External customer revenues	408,036	121,233	258,287	99,090	—	—	886,646
Affiliate revenues	29,697	35,638	7,741	—	—	(73,076)	—
Operating income (loss)	76,661	26,405	9,755	8,320	(19,192)	(12,972)	88,977
Six Months Ended June 25, 2006
External customer revenues	$401,384	$128,112	$173,513	$28,464	$—	$—	$731,473
Affiliate revenues	33,875	14,054	4,009	—	—	(51,938)	—
Operating income (loss)	69,399	15,830	(1,071)	2,933	(13,041)	(10,291)	63,759

The following table is a reconciliation of the total of the reportable segments’ operating income to consolidated income from continuing operations before taxes:

	Three Months Ended		Six Months Ended
	June 24,	June 25,	June 24,	June 25,
	2007	2006	2007	2006
		(In thousands)

Operating income	$51,729	$36,803	$88,977	$63,759
Interest expense	(8,682)	(3,701)	(11,208)	(7,493)
Interest income	1,740	1,644	4,483	2,639
Other income (expense)	571	(252)	(1,445)	(469)

Income from continuing operations before taxes	$45,358	$34,494	$80,807	$58,436

Note 4:	Discontinued Operations

In the first quarter of 2006, we sold certain assets and liabilities of our telecommunications cable operation in Manchester, United Kingdom (Manchester) for cash of $27.9 million and terminated, without penalty, our supply agreement with British Telecom plc. We recognized a $4.3 million after-tax loss ($6.1 million pretax) on the disposal of this discontinued operation. During the same quarter, Manchester generated revenues of $27.6 million and incurred a $1.3 million after-tax loss ($1.9 million pretax) on operations that we recognized as a loss from discontinued operations on the Consolidated Statements of Operations.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 5:	Income per Share

The following table presents the basis of the income per share computation:

	Three Months Ended		Six Months Ended
	June 24,	June 25,	June 24,	June 25,
	2007	2006	2007	2006
		(In thousands)

Numerator for basic income per share:
Income from continuing operations	$30,104	$21,524	$52,118	$36,464
Loss from discontinued operations	—	—	—	(1,330)
Loss on disposal of discontinued operations	—	—	—	(4,298)

Net income	$30,104	$21,524	$52,118	$30,836

Numerator for diluted income per share:
Income from continuing operations	$30,104	$21,524	$52,118	$36,464
Tax-effected interest expense on convertible subordinated debentures	197	678	875	1,355

Adjusted income from continuing operations	30,301	22,202	52,993	37,819
Loss from discontinued operations	—	—	—	(1,330)
Loss on disposal of discontinued operations	—	—	—	(4,298)

Adjusted net income	$30,301	$22,202	$52,993	$32,191

Denominator:
Denominator for basic income per share — weighted average shares	45,078	43,036	44,784	42,801
Effect of dilutive common stock equivalents	5,842	6,990	6,505	6,878

Denominator for diluted income per share — adjusted weighted average shares	50,920	50,026	51,289	49,679

Note 6:	Inventories

The major classes of inventories were as follows:

	June 24,	December 31,
	2007	2006
	(In thousands)

Raw materials	$85,878	$54,542
Work-in-process	69,997	38,357
Finished goods	138,496	120,520
Perishable tooling and supplies	4,045	4,016

Gross inventories	298,416	217,435
Obsolescence and other reserves	(28,676)	(15,187)

Net inventories	$269,740	$202,248

Note 7:	Long-Lived Assets

During the three months ended June 24, 2007, we identified certain tangible long-lived assets related to our plant in Canada for which the carrying value was not fully recoverable. We estimated the fair market value

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

of these tangible long-lived assets based upon anticipated net proceeds from their eventual sale and recognized an impairment loss of $1.9 million in the Belden Americas segment operating results. The adjusted aggregate carrying amount of these assets is $13.6 million.

During the six months ended June 24, 2007, we sold certain Belden Americas segment real estate and equipment in South Carolina and Vermont for $6.7 million cash. We recognized an aggregate $0.1 million loss on the disposals of these assets in the Belden Americas segment operating results.

During the six months ended June 24, 2007, we identified certain tangible long-lived assets related to our plants in the Czech Republic and the Netherlands that were abandoned because of product portfolio management and product sourcing actions. We estimated the fair market value of these tangible long-lived assets based upon anticipated net proceeds from their eventual sale and recognized an impairment loss of $1.4 million in the Europe segment operating results. The adjusted aggregate carrying amount of these assets is $0.1 million.

We recognized depreciation expense of $11.6 million, $19.4 million, $8.2 million and $17.1 million in the three- and six-month periods ended June 24, 2007 and June 25, 2006, respectively. We also recognized depreciation cost of $2.7 million related to our discontinued Manchester, United Kingdom operation in loss from discontinued operations during the six months ended June 25, 2006.

We recognized amortization expense related to our intangible assets of $5.1 million, $5.9 million, $0.7 million and $1.5 million during the three- and six-month periods ended June 24, 2007 and June 25, 2006, respectively.

Note 8:	Restructuring Activities

North America Restructuring

In 2006, we announced our decision to restructure certain North American operations in an effort to increase our manufacturing presence in lower-labor-cost regions near our major markets, starting with the planned construction of a new plant in Mexico, the planned closures of plants in Kentucky, South Carolina, and Illinois, and the cessation of manufacturing at our facility in Quebec. In the second quarter of 2007, we recognized severance costs totaling $0.4 million ($0.2 million in cost of sales and $0.2 million in selling, general, and administrative expenses) within the Belden Americas segment. We expect to incur severance costs totaling approximately $11.6 million related to these activities and to complete these activities by December 31, 2007. To date, we have recognized severance costs totaling $10.0 million related to these activities.

Europe Restructuring

In 2005 and 2006, we announced various decisions to restructure certain European operations in an effort to reduce manufacturing floor space and overhead, starting with the closures of a plant in Sweden and sales offices in the United Kingdom and Germany, as well as product portfolio actions in the Czech Republic and the Netherlands. In the second quarter of 2007, we did not recognize any severance costs related to these activities. To date, we have recognized severance costs totaling $16.0 million and do not anticipate recognizing additional severance costs related to these activities through the expected completion date of December 31, 2007.

Reduction in Force

In 2006, we identified certain positions throughout the organization for elimination in an effort to reduce production, selling, and administrative costs. In the second quarter of 2007, we did not recognize any severance costs related to these activities. We expect to incur severance costs primarily within the Belden Americas segment totaling approximately $3.9 million related to these activities and to complete these

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

activities by December 31, 2007. To date, we have recognized severance costs totaling $3.7 million related to these activities.

The following table sets forth restructuring activity that occurred during the three and six months ended June 24, 2007:

	North America	Europe	Reduction in Force
	Restructuring	Restructuring	Restructuring
		(In thousands)

Balance at December 31, 2006	$7,565	$4,482	$3,373
New charges	870	77	214
Cash payments	(188)	(832)	(1,387)
Foreign currency translation	(82)	42	1
Other adjustments	—	—	(16)

Balance at March 25, 2007	$8,165	$3,769	$2,185
New charges	384	—	—
Cash payments	(6,394)	(1,582)	(852)
Foreign currency translation	494	(8)	27
Other adjustments	—	—	(72)

Balance at June 24, 2007	$2,649	$2,179	$1,288

The Company continues to review its business strategies and evaluate further restructuring actions. This could result in additional restructuring costs in future periods.

Note 9:	Long-Term Debt and Other Borrowing Arrangements

Senior Subordinated Notes

On March 16, 2007, we completed a private offering of $350.0 million aggregate principal amount of 7.0% senior subordinated notes due 2017. The notes are guaranteed on a senior subordinated basis by certain of our domestic subsidiaries. The notes rank senior to our convertible subordinated debentures, rank equal in right of payment with any of our future senior subordinated debt, and are subordinated to all of our senior debt and the senior debt of our subsidiary guarantors, including our senior secured credit facility. Interest is payable semiannually on March 15 and September 15. We have entered into a registration rights agreement to use commercially reasonable efforts to complete an exchange offer under the Securities Act of 1933 within 240 days of closing or the annual interest rate will increase by increments of 0.25% up to an aggregate of 1.0%.

Senior Secured Credit Facility

On February 16, 2007, we amended our existing senior secured credit agreement, increasing the commitment under our senior secured credit facility from $165.0 million to $225.0 million and revising certain restrictive covenants governing affiliate indebtedness and asset sales. The facility is secured by our overall cash flow and certain of our assets in the United States. The amended agreement contains certain financial covenants, including maintenance of maximum leverage and minimum fixed charge coverage ratios, with which we are required to comply. At June 24, 2007, there were no outstanding borrowings under the facility, we had $217.8 million in available borrowing capacity, and we were in compliance with the covenants required by the amended agreement.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Convertible Subordinated Debentures

On April 20, 2007, we completed the exchange of $110.0 million aggregate principal of new 4.0% convertible subordinated debentures due 2023 for $110.0 million aggregate principal outstanding of the previous 4.0% convertible subordinated debentures due 2023. The new convertible debentures contain a net share settlement feature requiring us upon conversion to pay cash up to the principal amount and to pay any conversion consideration in excess of the principal amount in shares of our common stock. The previous debentures were convertible only into shares of our common stock. We may call some or all of the debentures on or after July 21, 2008. Holders may surrender their debentures for conversion into cash and shares of common stock upon satisfaction of any of the conditions listed in Note 11 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006. At June 24, 2007, one of these conditions — the closing sale price of our common stock must be at least 110% of the conversion price for a minimum of 20 days in the 30 trading-day period prior to surrender — had been satisfied. Because the holders of these debentures may at their election currently tender them for conversion, we have classified the obligations as a current liability. As of June 24, 2007, the debentures are convertible into cash of $110.0 million and approximately 4.3 million shares of common stock based on a conversion price of $17.679. To date, no holders of the debentures have surrendered their debentures for conversion into cash and shares of our common stock.

Medium-Term Notes

On February 16, 2007, we redeemed our medium-term notes in the aggregate principal amount of $62.0 million. In connection therewith, we paid a make-whole premium of approximately $2.0 million which was recognized as other expense in the Consolidated Statement of Operations. The redemption was made with cash on hand.

Note 10:	Income Taxes

Tax expense of $28.7 million for the six months ended June 24, 2007 resulted from income from continuing operations before taxes of $80.8 million. The difference between the effective rate reflected in the provision for income taxes on income from continuing operations before taxes and the amounts determined by applying the applicable statutory United States tax rate for the six months ended June 24, 2007 are analyzed below:

Six Months Ended June 24, 2007	Amount	Rate
	(In thousands, except rate data)

Provision at statutory rate	$28,282	35.0%
State income taxes	2,328	2.9
Change in valuation allowance	94	0.1
Foreign tax rate variances and other, net	(2,015)	(2.5)

Total tax expense	$28,689	35.5%

As a result of our adoption of FIN No. 48 on January 1, 2007, we recognized a $2.7 million decrease to reserves for uncertain tax positions. We accounted for this decrease as an adjustment to our beginning balance of retained earnings on the Consolidated Balance Sheet. Including this cumulative-effect decrease, we have approximately $4.2 million of total unrecognized tax benefits at the beginning of 2007. All of the unrecognized tax benefits would affect our effective tax rate if recognized. It is reasonably possible that the unrecognized tax benefits related to various federal, state, and international tax issues could decrease by up to $1.4 million for the year ended December 31, 2007 because of the expiration of several statutes of limitation.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our federal income tax returns for the tax years 2003 and later remain subject to examination by the Internal Revenue Service. Our state income tax returns for the tax years 2002 and later remain subject to examination by various state taxing authorities. Our foreign income tax returns for the tax years 2000 and later remain subject to examination by various foreign taxing authorities.

Our continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. As of January 1, 2007, we have approximately $0.5 million of accrued interest related to uncertain tax positions.

Note 11:	Pension and Other Postretirement Obligations

The following table provides the components of net periodic benefit costs for the plans:

	Pension Obligations		Other Postretirement Obligations
	June 24,	June 25,	June 24,	June 25,
	2007	2006	2007	2006
		(In thousands)

Three Months Ended
Service cost	$1,735	$1,640	$171	$181
Interest cost	3,007	2,116	597	620
Expected return on plan assets	(2,969)	(2,483)	—	—
Amortization of prior service cost	3	(10)	(27)	(27)
Curtailment gain	(523)	—	—	—
Net loss recognition	645	563	153	189

Net periodic benefit cost	$1,898	$1,826	$894	$963

Six Months Ended
Service cost	$3,229	$3,369	$338	$355
Interest cost	5,436	4,313	1,183	1,223
Expected return on plan assets	(6,088)	(5,030)	—	—
Amortization of prior service cost	7	(20)	(54)	(54)
Curtailment gain	(523)	—	—	—
Net loss recognition	1,128	1,163	306	376

Net periodic benefit cost	$3,189	$3,795	$1,773	$1,900

Note 12:	Subsequent Events

In July 2007, we completed our exit from the copper telecommunications cable business with the sale of an operation based in Decin, Czech Republic.

Note 13:	Supplemental Guarantor Information

In 2007, Belden Inc., then known as Belden CDT Inc. (the Issuer), issued $350.0 million of senior subordinated notes due 2017. Belden Inc. and its current and future material domestic subsidiaries have fully and unconditionally guaranteed the notes on a joint and several basis. The following consolidating financial information presents information about the Issuer, guarantor subsidiaries and non-guarantor subsidiaries. Investments in subsidiaries are accounted for on the equity basis. Intercompany transactions are eliminated.

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Balance Sheets

	June 24, 2007
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$16,829	$73,267	$—	$90,096
Receivables	43	98,776	302,810	—	401,629
Inventories, net	—	115,470	154,270	—	269,740
Deferred income taxes	—	(2,780)	43,337	—	40,557
Other current assets	1,951	3,938	11,830	—	17,719

Total current assets	1,994	232,233	585,514	—	819,741
Property, plant and equipment, less accumulated depreciation	—	148,061	238,889	—	386,950
Goodwill, less accumulated amortization	—	238,223	380,812	—	619,035
Intangible assets, less accumulated amortization	—	55,165	108,604	—	163,769
Investment in subsidiaries	830,298	572,533	—	(1,402,831)	—
Other long-lived assets	9,625	5,000	39,070	—	53,695

	$841,917	$1,251,215	$1,352,889	$(1,402,831)	$2,043,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$14,841	$182,322	$224,616	$—	$421,779
Current maturities of long-term debt	110,000	—	—	—	110,000

Total current liabilities	124,841	182,322	224,616	—	531,779
Long-term debt	350,000	—	—	—	350,000
Postretirement benefits	—	20,941	94,221	—	115,162
Deferred income taxes	—	50,404	41,255	—	91,659
Other long-term liabilities	3,147	2,502	1,463	—	7,112
Intercompany accounts	(151,784)	(209,148)	360,932	—	—
Total stockholders’ equity	515,713	1,204,194	630,402	(1,402,831)	947,478

	$841,917	$1,251,215	$1,352,889	$(1,402,831)	$2,043,190

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$—	$136,613	$117,538	$—	$254,151
Receivables	187	86,049	131,672	—	217,908
Inventories, net	—	115,399	86,849	—	202,248
Deferred income taxes	—	(2,780)	37,444	—	34,664
Other current assets	190	6,183	4,092	—	10,465

Total current assets	377	341,464	377,595	—	719,436
Property, plant and equipment, less accumulated depreciation	—	139,170	133,115	—	272,285
Goodwill, less accumulated amortization	—	241,463	33,671	—	275,134
Intangible assets, less accumulated amortization	—	56,278	14,686	—	70,964
Investment in subsidiaries	663,150	293,018	—	(956,168)	—
Other long-lived assets	733	7,397	10,019	—	18,149

	$664,260	$1,078,790	$569,086	$(956,168)	$1,355,968

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,135	$106,534	$88,339	$—	$200,008
Current maturities of long-term debt	—	62,000	—	—	62,000

Total current liabilities	5,135	168,534	88,339	—	262,008
Long-term debt	110,000	—	—	—	110,000
Postretirement benefits	—	21,670	41,325	—	62,995
Deferred income taxes	—	50,277	21,122	—	71,399
Other long-term liabilities	13	4,329	1,323	—	5,665
Intercompany accounts	103,164	(228,417)	125,253	—	—
Total stockholders’ equity	445,948	1,062,397	291,724	(956,168)	843,901

	$664,260	$1,078,790	$569,086	$(956,168)	$1,355,968

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Operations

	Three Months Ended June 24, 2007
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$—	$270,815	$346,479	$(67,351)	$549,943
Cost of sales	—	(196,017)	(270,077)	67,351	(398,743)

Gross profit	—	74,798	76,402	—	151,200
Selling, general and administrative expenses	(386)	(40,547)	(56,668)	—	(97,601)
Asset impairment	—	—	(1,870)	—	(1,870)

Operating income (loss)	(386)	34,251	17,864	—	51,729
Interest expense	(8,593)	223	(312)	—	(8,682)
Interest income	—	439	1,301	—	1,740
Intercompany income (expense)	4,599	(1,405)	(3,194)	—	—
Income (loss) from equity investment in subsidiaries	33,887	12,540	—	(46,427)	—
Other income (expense)	—	—	571	—	571

Income (loss) from continuing operations before taxes	29,507	46,048	16,230	(46,427)	45,358
Income tax expense	597	(12,161)	(3,690)	—	(15,254)

Net income (loss)	$30,104	$33,887	$12,540	$(46,427)	$30,104

	Three Months Ended June 25, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$—	$277,621	$197,412	$(65,465)	$409,568
Cost of sales	—	(212,591)	(170,265)	65,465	(317,391)

Gross profit	—	65,030	27,147	—	92,177
Selling, general and administrative expenses	(409)	(34,693)	(17,911)	—	(53,013)
Asset impairment	—	(2,361)	—	—	(2,361)

Operating income (loss)	(409)	27,976	9,236	—	36,803
Interest expense	(1,304)	(2,326)	(71)	—	(3,701)
Interest income	—	953	691	—	1,644
Intercompany income (expense)	1,363	(1,098)	(265)	—	—
Income (loss) from equity investment in subsidiaries	21,752	5,744	—	(27,496)	—
Other income (expense)	—	—	(252)	—	(252)

Income (loss) from continuing operations before taxes	21,402	31,249	9,339	(27,496)	34,494
Income tax expense	122	(9,497)	(3,595)	—	(12,970)

Net income (loss)	$21,524	$21,752	$5,744	$(27,496)	$21,524

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended June 24, 2007
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$—	$498,746	$500,800	$(112,900)	$886,646
Cost of sales	—	(364,176)	(393,481)	112,900	(644,757)

Gross profit	—	134,570	107,319	—	241,889
Selling, general and administrative expenses	(415)	(74,211)	(75,024)	—	(149,650)
Asset impairment	—	—	(3,262)	—	(3,262)

Operating income (loss)	(415)	60,359	29,033	—	88,977
Interest expense	(10,528)	(370)	(310)	—	(11,208)
Interest income	—	2,526	1,957	—	4,483
Intercompany income (expense)	6,080	(2,344)	(3,736)	—	—
Income (loss) from equity investment in subsidiaries	55,278	19,868	—	(75,146)	—
Other income (expense)	—	(2,016)	571	—	(1,445)

Income (loss) from continuing operations before taxes	50,415	78,023	27,515	(75,146)	80,807
Income tax expense	1,703	(22,745)	(7,647)	—	(28,689)

Net income (loss)	$52,118	$55,278	$19,868	$(75,146)	$52,118

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended June 25, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Revenues	$—	$502,488	$353,445	$(124,460)	$731,473
Cost of sales	—	(384,642)	(305,699)	124,460	(565,881)

Gross profit	—	117,846	47,746	—	165,592
Selling, general and administrative expenses	(475)	(65,241)	(33,756)	—	(99,472)
Asset impairment	—	(2,361)	—	—	(2,361)

Operating income (loss)	(475)	50,244	13,990	—	63,759
Interest expense	(2,795)	(4,612)	(86)	—	(7,493)
Interest income	—	1,722	917	—	2,639
Intercompany income (expense)	2,722	(2,369)	(353)	—	—
Income (loss) from equity investment in subsidiaries	31,192	1,691	—	(32,883)	—
Other expense	—	—	(469)	—	(469)

Income (loss) from continuing operations before taxes	30,644	46,676	13,999	(32,883)	58,436
Income tax expense	192	(15,484)	(6,680)	—	(21,972)

Income (loss) from continuing operations	30,836	31,192	7,319	(32,883)	36,464
Loss from discontinued operations, net of tax	—	—	(1,330)	—	(1,330)
Loss on disposal of discontinued operations, net of tax	—	—	(4,298)	—	(4,298)

Net income (loss)	$30,836	$31,192	$1,691	$(32,883)	$30,836

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Supplemental Condensed Consolidating Statements of Cash Flows

	Six Months Ended June 24, 2007
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided by (used in) operating activities, including short-term intercompany activity	$(259,200)	$215,998	$159,546	$—	$116,344
Cash flows from investing activities:
Proceeds from disposal of tangible assets	—	6,964	644	—	7,608
Capital expenditures	—	(21,099)	(7,033)	—	(28,132)
Cash used to invest in or acquire businesses	—	—	(571,356)	—	(571,356)

Net cash used for investing activities	—	(14,135)	(577,745)	—	(591,880)
Cash flows from financing activities:
Payments under borrowing arrangements	(180,000)	(62,000)	—	—	(242,000)
Borrowings under credit arrangements	530,000	—	—	—	530,000
Cash dividends paid	(4,626)	—	—	—	(4,626)
Debt issuance costs	(10,212)	—	—	—	(10,212)
Proceeds from exercises of stock options	28,994	—	—	—	28,994
Excess tax benefits related to share-based payments	6,914	—	—	—	6,914
Intercompany capital contributions	(111,870)	(259,647)	371,517	—	—

Net cash provided by (used for) financing activities	259,200	(321,647)	371,517	—	309,070
Effect of currency exchange rate changes on cash and cash equivalents	—	—	2,411	—	2,411

Decrease in cash and cash equivalents	—	(119,784)	(44,271)	—	(164,055)
Cash and cash equivalents, beginning of period	—	136,613	117,538	—	254,151

Cash and cash equivalents, end of period	$—	$16,829	$73,267	$—	$90,096

BELDEN INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Six Months Ended June 25, 2006
			Non-
		Guarantor	Guarantor
	Issuer	Subsidiaries	Subsidiaries	Eliminations	Total

Net cash provided by (used in) operating activities, including short-term intercompany activity	$(19,081)	$19,270	$16,056	$—	$16,245
Cash flows from investing activities:
Proceeds from disposal of tangible assets	—	61	30,092	—	30,153
Capital expenditures	—	(5,521)	(1,759)	—	(7,280)

Net cash provided by (used for) investing activities	—	(5,460)	28,333	—	22,873
Cash flows from financing activities:
Cash dividends paid	(4,313)	—	—	—	(4,313)
Debt issuance costs	(1,063)	—	—	—	(1,063)
Proceeds from exercises of stock options	20,793	—	—	—	20,793
Excess tax benefits related to share-based payments	3,668	—	—	—	3,668

Net cash provided by financing activities	19,085	—	—	—	19,085
Effect of currency exchange rate changes on cash and cash equivalents	—	—	2,943	—	2,943

Increase in cash and cash equivalents	4	13,810	47,332	—	61,146
Cash and cash equivalents, beginning of period	—	92,636	42,002	—	134,638

Cash and cash equivalents, end of period	$4	$106,446	$89,334	$—	$195,784

$350,000,000

BELDEN INC.

EXCHANGE OFFER FOR 7% SENIOR SUBORDINATED NOTES DUE 2017

PROSPECTUS
September 7, 2007

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained or incorporated by reference in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or a solicitation to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until December 6, 2007, all dealers that effect transactions in the exchange notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.